Exhibit 10.17

FIRST AMENDED AND RESTATED

SENIOR UNSECURED CREDIT AGREEMENT

DATED AS OF JULY 24, 2013

by and among

AMERICAN REALTY CAPITAL HEALTHCARE TRUST

OPERATING PARTNERSHIP, L.P.,

AS THE BORROWER,

KEYBANK NATIONAL ASSOCIATION,

THE OTHER LENDERS WHICH ARE PARTIES TO THIS AGREEMENT

AND

OTHER LENDERS THAT MAY BECOME

PARTIES TO THIS AGREEMENT,

KEYBANK NATIONAL ASSOCIATION,

AS THE AGENT,

KEYBANC CAPITAL MARKETS, INC.,

J.P. MORGAN SECURITIES LLC

AND

BMO CAPITAL MARKETS

AS JOINT LEAD ARRANGERS,

JPMORGAN CHASE BANK, N.A.,

AS SYNDICATION AGENT,

AND

BANK OF MONTREAL,

CAPITAL ONE, NATIONAL ASSOCIATION,

REGIONS BANK

AND

RBS CITIZENS, N.A.,

AS CO-DOCUMENTATION AGENTS

FIRST AMENDED AND RESTATED

SENIOR UNSECURED CREDIT AGREEMENT

THIS FIRST AMENDED AND RESTATED SENIOR UNSECURED CREDIT AGREEMENT (this “Agreement”) is made as of July 24, 2013, by and among AMERICAN REALTY CAPITAL HEALTHCARE TRUST OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (the “Borrower”), KEYBANK NATIONAL ASSOCIATION (“KeyBank”), the other lending institutions which are parties to this Agreement as “Lenders”, and the other lending institutions that may become parties hereto as “Lenders” pursuant to §18 (together with KeyBank, the “Lenders”), KEYBANK NATIONAL ASSOCIATION, as Agent for the Lenders (the “Agent”), and KEYBANC CAPITAL MARKETS, INC., J.P. MORGAN SECURITIES LLC and BMO CAPITAL MARKETS, as Joint Lead Arrangers.

RECITALS

WHEREAS, the Borrower, KeyBank, individually and as administrative agent, and the other parties thereto have entered into that certain Senior Secured Revolving Credit Agreement dated as of May 25, 2012, as amended by that certain First Amendment to Credit Agreement dated October 25, 2012 (collectively, the “Original Credit Agreement”); and

WHEREAS, the Borrower has requested that Agent and the Lenders make certain modifications to the Original Credit Agreement;

WHEREAS, the Borrower, the Agent and the Lenders desire to amend and restate the Original Credit Agreement in its entirety;

NOW, THEREFORE, in consideration of the recitals herein and mutual covenants agreements contained herein, the parties hereto hereby amend and restate the Original Credit Agreement in its entirety and covenant and agree as follows:

§1.          DEFINITIONS AND RULES OF INTERPRETATION.

§1.1        Definitions. The following terms shall have the meanings set forth in this §l or elsewhere in the provisions of this Agreement referred to below:

Additional Commitment Request Notice. See §2.11(a).

Additional Subsidiary Guarantor. Each additional Subsidiary of the Borrower which becomes a Subsidiary Guarantor pursuant to §5.2.

Adjusted Consolidated EBITDA. With respect to any period, the Consolidated EBITDA for such period less the amount equal to Capital Reserves for such period.

Adjusted Net Operating Income. On any date of determination, the sum of (a) Net Operating Income from the Unencumbered Pool Assets for the four (4) fiscal quarters most recently ended, less (b) the Capital Reserves.

Advisor. American Realty Capital Healthcare Advisors, LLC, a Delaware limited liability company.

Advisory Agreement. The Second Amended and Restated Advisory Agreement dated as of November 12, 2012, by and among REIT, the Borrower and the Advisor, as the same may be modified or amended.

Affected Lender. See §4.14.

Affiliate. An Affiliate, as applied to any Person, shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means (a) the possession, directly or indirectly, of the power to vote twenty-five percent (25%) or more of the stock, shares, voting trust certificates, beneficial interest, partnership interests, member interests or other interests having voting power for the election of directors of such Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise, or (b) the ownership of (i) a general partnership interest, (ii) a managing member’s or manager’s interest in a limited liability company or (iii) a limited partnership interest or preferred stock (or other ownership interest) representing twenty-five percent (25%) or more of the outstanding limited partnership interests, preferred stock or other ownership interests of such Person.

Agent. KeyBank National Association, acting as administrative agent for the Lenders, and its successors and assigns.

Agent’s Head Office. The Agent’s head office located at 127 Public Square, Cleveland, Ohio 44114-1306, or at such other location as the Agent may designate from time to time by notice to the Borrower and the Lenders.

Agent’s Special Counsel. McKenna Long & Aldridge LLP or such other counsel as selected by the Agent.

Agreement. This First Amended and Restated Senior Unsecured Revolving Credit Agreement, including the Schedules and Exhibits hereto.

Agreement Regarding Fees. See §4.2.

ALF. Assisted living facility.

Applicable Capitalization Rate. The capitalization rate set forth below with respect to the type of asset described below:

MOB – seven and one-half percent (7.5%)

ASC, LTAC, Rehabs, hospitals and other healthcare facilities – nine and one-quarter percent (9.25%)

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SNF – nine and three-quarters percent (9.75%)

ILFs and ALFs – seven and three-quarters percent (7.75%)

Applicable Margin.

(a)          On any date, the Applicable Margin for LIBOR Rate Loans and Base Rate Loans shall be as set forth below based on the ratio of the Consolidated Total Indebtedness to the Consolidated Total Asset Value:

Pricing Level	Ratio	LIBOR Rate Loans	Base Rate Loans
Pricing Level 1	Less than 40%	1.60%	0.35%
Pricing Level 2	Greater than or equal to 40% but less than 45%	1.75%	0.50%
Pricing Level 3	Greater than or equal to 45% but less than 50%	1.90%	0.65%
Pricing Level 4	Greater than or equal to 50% but less than 55%	2.05%	0.80%
Pricing Level 5	Greater than or equal to 55%	2.20%	0.95%

The initial Applicable Margin shall be at Pricing Level 1. The Applicable Margin shall not be adjusted based upon such ratio, if at all, until the first day of the first month following the delivery by the Borrower to the Agent of the Compliance Certificate after the end of a calendar quarter. In the event that the Borrower shall fail to deliver to the Agent a quarterly Compliance Certificate on or before the date required by §7.4(c), then, without limiting any other rights of the Agent and the Lenders under this Agreement, the Applicable Margin shall be at Pricing Level 5 until such failure is cured within any applicable cure period, or waived in writing by the Majority Lenders, in which event the Applicable Margin shall adjust, if necessary, on the first day of the first month following receipt of such Compliance Certificate.

In the event that the Agent, REIT or the Borrower determine that any financial statements previously delivered were incorrect or inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (a) the Borrower shall as soon as practicable deliver to the Agent the corrected financial statements for such Applicable Period, (b) the Applicable Margin shall be determined as if the Pricing Level for such higher Applicable Margin were applicable for such Applicable Period, and (c) the Borrower shall within three (3) Business Days of demand thereof by the Agent pay to the Agent the accrued additional amount owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Agent in accordance with this Agreement.

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(b)          From and after the time that Agent first receives written notice from REIT or Borrower that REIT has first obtained an Investment Grade Rating and that REIT elects to use such Investment Grade Rating as the basis for the Applicable Margin, the Applicable Margin shall mean, as of any date of determination, a percentage per annum determined by reference to the Credit Rating Level as set forth below (provided that any accrued interest payable at the Applicable Margin determined by reference to the ratio of Consolidated Total Indebtedness to Consolidated Total Asset Value shall be payable as provided in §2.6):

Pricing Level	Credit Rating Level	LIBOR Rate Loans	Base Rate Loans
I	Credit Rating Level 1	0.95%	0.00%
II	Credit Rating Level 2	1.00%	0.00%
III	Credit Rating Level 3	1.075%	0.075%
IV	Credit Rating Level 4	1.125%	0.125%
V	Credit Rating Level 5	1.35%	0.35%
VI	Credit Rating Level 6	1.70%	0.70%

At such time as this subparagraph (b) is applicable, the Applicable Margin for each Base Rate Loan shall be determined by reference to the Credit Rating Level in effect from time to time, and the Applicable Margin for any Interest Period for all LIBOR Rate Loans comprising part of the same borrowing shall be determined by reference to the Credit Rating Level in effect on the first day of such Interest Period; provided, however that no change in the Applicable Margin resulting from the application of the Credit Rating Levels or a change in the Credit Rating Level shall be effective until three Business Days after the date on which the Agent receives written notice of the application of the Credit Rating Levels or a change in such Credit Rating Level. From and after the first time that the Applicable Margin is based on REIT’s Investment Grade Rating, the Applicable Margin shall no longer be calculated by reference to the ratio of Consolidated Total Indebtedness to Consolidated Total Asset Value.

Arranger. Collectively and individually as the context may require, KeyBanc Capital Markets, J.P. Morgan Securities LLC and BMO Capital Markets, or any successor.

ASC. Ambulatory surgery center.

Assignment and Acceptance Agreement. See §18.1.

Authorized Officer. Any of the following Persons: Brian S. Block; Edward M. Weil; and such other Persons as the Borrower shall designate in a written notice to the Agent.

Balance Sheet Date. March 31, 2013.

Bankruptcy Code. Title 11, U.S.C.A., as amended from time to time or any successor statute thereto.

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Base Rate. The greatest of (a) the fluctuating annual rate of interest announced from time to time by the Agent at the Agent’s Head Office as its “prime rate”, (b) one half of one percent (0.5%) above the Federal Funds Effective Rate or (c) the then applicable LIBOR for a one month interest period plus one percent (1.0%) per annum. Any change in the rate of interest payable hereunder resulting from a change in the Base Rate shall become effective as of 12:01 a.m. on the Business Day on which such change in the Base Rate becomes effective, without notice or demand of any kind. The Base Rate is a reference rate used by the Lender acting as the Agent in determining interest rates on certain loans and is not intended to be the lowest rate of interest charged by the Lender acting as the Agent or any other Lender on any extension of credit to any debtor.

Base Rate Loans. Those Loans bearing interest calculated by reference to the Base Rate, including, without limitation, the Swing Loans.

Borrower. As defined in the preamble hereto.

Breakage Costs. The actual cost incurred (or reasonably expected to be incurred) by any Lender of re-employing funds bearing interest at LIBOR in connection with (a) any payment of any portion of the Loans bearing interest at LIBOR prior to the termination of any applicable Interest Period, (b) the conversion of a LIBOR Rate Loan to any other applicable interest rate on a date other than the last day of the relevant Interest Period, or (c) the failure of the Borrower to draw down, on the first day of the applicable Interest Period, any amount as to which the Borrower has elected a LIBOR Rate Loan.

Building. With respect to each Unencumbered Pool Asset or other parcel of Real Estate, all of the buildings, structures and improvements now or hereafter located thereon.

Business Day. Any day on which banking institutions located in the same city and State as the Agent’s Head Office are located are open for the transaction of banking business and, in the case of LIBOR Rate Loans, which also is a LIBOR Business Day.

Capital Reserve. For any period and with respect to any of the Unencumbered Pool Assets for which the Borrower or a Subsidiary Guarantor is obligated by a Lease or any other agreement to make any capital expenditures (i.e., such Unencumbered Pool Asset is not one hundred percent (100%) leased pursuant to an absolute triple net lease), an amount equal to (a) the sum of (i) $300 per unit for ILFs and ALFs, plus (ii) $500 per bed for SNFs, plus (ii) $0.50 multiplied by the Net Rentable Areas of the MOBs, plus (iv) $0.75 multiplied by the Net Rentable Areas of the LTACs, Rehabs, ASCs, hospitals and other healthcare facilities multiplied by (b) the number of days in such period divided by three hundred sixty-five (365).

Capitalized Lease. A lease under which the discounted future rental payment obligations of the lessee or the obligor are required to be capitalized on the balance sheet of such Person in accordance with GAAP.

Capitalized Value. For any Real Estate as of any date of determination, an amount equal to (a) the Adjusted Net Operating Income for such Real Estate divided by (b) the Applicable Capitalization Rate.

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Cash Equivalents. As of any date, (a) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from such date, (b) time deposits and certificates of deposits having maturities of not more than one (1) year from such date and issued by any domestic commercial bank having (i) senior long term unsecured debt rated at least A or the equivalent thereof by S&P or A2 or the equivalent thereof by Moody’s and (ii) capital and surplus in excess of $100,000,000.00, (c) commercial paper rated at least A 1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s and in either case maturing within one hundred twenty (120) days from such date, and (d) shares of any money market mutual fund rated at least AAA or the equivalent thereof by S&P or at least Aaa or the equivalent thereof by Moody’s.

CERCLA. The federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended from time to time, and regulations promulgated thereunder.

Change of Control. A Change of Control shall exist upon the occurrence of any of the following:

(a)          any Person (including a Person’s Affiliates and associates) or group (as that term is understood under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations thereunder) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of a percentage (based on voting power, in the event different classes of stock or interests shall have different voting powers) of the voting stock or voting interests of REIT equal to at least twenty percent (20%);

(b)          as of any date a majority of the Board of Directors or Trustees or similar body (the “Board”) of REIT or the Borrower consists of individuals who were not either (i) directors or trustees of REIT or the Borrower as of the corresponding date of the previous year, or (ii) selected or nominated to become directors or trustees by the Board of REIT or the Borrower of which a majority consisted of individuals described in clause (i) above, or (iii) selected or nominated to become directors or trustees by the Board of REIT or the Borrower, which majority consisted of individuals described in clause (i) above and individuals described in clause (ii) above (excluding, in the case of both clauses (ii) and (iii) above, any individual whose initial nomination for, or assumption of office as, a member of the Board occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors or trustees by any Person or group other than a solicitation for the election of one or more directors or trustees by or on behalf of the Board);

(c)          REIT fails to own, directly or indirectly, at least fifty-one percent (51%) of the economic, voting and beneficial interest of the Borrower, or fails to own any of its interest in Borrower free and clear of any lien, encumbrance or other adverse claim;

(d)          REIT fails to control the Borrower;

(e)          the Borrower fails to own, directly or indirectly, free of any lien, encumbrance or other adverse claim, at least one hundred percent (100%) of the economic, voting and beneficial interest of each Subsidiary Guarantor;

(f)          before the Internalization, the Advisor, or a replacement advisor consented to in writing by the Majority Lenders, shall fail to be the advisor of the Borrower; or

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(g)          after the Internalization, any of Nicholas S. Schorsch, Brian S. Block, Thomas P. D’Arcy, Todd Jensen, Steve Leathers, William M. Kahane and Edward M. Weil, Jr., shall die or become disabled or otherwise cease to be active on a daily basis in the management of the REIT or serve as board members of the REIT, and such event results in fewer than three (3) of such individuals, being active on a daily basis in the management of the REIT or serving as board members of the REIT; provided that if fewer than three (3) of such individuals shall continue to be active on a daily basis in the management of the REIT or serve as board members of the REIT, it shall not be a “Change of Control” if a replacement executive of comparable experience and reasonably satisfactory to the Agent shall have been retained within six (6) months of such event such that there are not fewer than three (3) such individuals active in the daily management of REIT or serving as board members of the REIT.

Closing Date. The date of this Agreement.

CMS. The U.S. Centers for Medicare and Medicaid Services.

Code. The Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.

Collateral Account. A special deposit account established by the Agent pursuant to §12.6 and under its sole dominion and control.

Commitment. With respect to each Lender, the aggregate of (a) the Revolving Credit Commitment of such Lender and (b) the Term Loan Commitment of such Lender.

Commitment Increase. An increase in the Revolving Credit Commitment and/or the Term Loan Commitment pursuant to §2.11.

Commitment Increase Date. See §2.11(a).

Commitment Percentage. With respect to each Lender, the percentage set forth on Schedule 1.1 hereto as such Lender’s percentage of the Total Commitment, as the same may be changed from time to time in accordance with the terms of this Agreement; provided that if any of the Commitments of the Lenders have been terminated as provided in this Agreement, then the Commitment of each Lender shall be determined based on the Commitment Percentage of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

Competitor REIT. See §18.1.

Compliance Certificate. See §7.4(c).

CON. A certificate of need or similar certificate, license or approval issued by the State Regulator for an Unencumbered Pool Asset.

Consolidated. With reference to any term defined herein, that term as applied to the accounts of a Person and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

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Consolidated EBITDA. With respect to any period, an amount equal to the EBITDA of REIT and its Subsidiaries for such period determined on a Consolidated basis.

Consolidated Fixed Charges. With respect to any period, the sum of (a) Consolidated Interest Expense for such period, plus (b) all regularly-scheduled principal payments paid with respect to Indebtedness of REIT and its Subsidiaries during such period, other than any balloon, bullet or similar principal payment which repays or defeases such Indebtedness in full and any related defeasance premiums, plus (c) all Preferred Distributions paid during such period. Such Person’s Equity Percentage in the fixed charges referred to above of its Unconsolidated Affiliates shall be included in the determination of Consolidated Fixed Charges.

Consolidated Interest Expense. With respect to any period, without duplication, (a) total Interest Expense of REIT and its Subsidiaries determined on a Consolidated basis in accordance with GAAP for such period, plus (b) such Person’s Equity Percentage of Interest Expense of its Unconsolidated Affiliates for such period.

Consolidated Tangible Net Worth. As of any date of determination, the amount by which Consolidated Total Asset Value exceeds Consolidated Total Indebtedness.

Consolidated Total Asset Value. On a Consolidated basis for the REIT and its Subsidiaries, the sum of the following (without duplication):

(a)          with respect to Real Estate owned by REIT and its Subsidiaries for eight (8) full fiscal quarters or more (other than those included under clause (c) below), (x) the Adjusted Net Operating Income attributable to such Real Estate for the period of the four (4) fiscal quarters most recently ending prior to the date of determination divided by (y) the Applicable Capitalization Rate; plus

(b)          with respect to Real Estate owned by REIT and its Subsidiaries for less than eight (8) full fiscal quarters (other than those included under clause (c) below), the acquisition cost determined in accordance with GAAP of all such Real Estate; plus

(c)          the book value determined in accordance with GAAP of all Development Properties owned by REIT and its Subsidiaries, plus

(d)          the book value determined in accordance with GAAP of all Mortgage Note Receivables, plus

(e)          the aggregate amount of all Unrestricted Cash and Cash Equivalents of REIT and its Subsidiaries as of the date of determination.

Consolidated Total Asset Value will be adjusted, as appropriate, for acquisitions, dispositions and other changes to the portfolio during the calendar quarter most recently ended prior to a date of determination. All income, expense and value associated with assets included in Consolidated Total Asset Value disposed of during the calendar quarter period most recently ended prior to a date of determination will be eliminated from calculations. Consolidated Total Asset Value will be adjusted to include an amount equal to REIT or any of its Subsidiaries’ pro rata share (based upon the greater of such Person’s Equity Percentage in such Unconsolidated Affiliate or such Person’s pro rata liability for the Indebtedness of such Unconsolidated Affiliate) of the Consolidated Total Asset Value attributable to any of the items listed above in this definition owned by such Unconsolidated Affiliate.

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Consolidated Total Indebtedness. On any date of determination, (1) REIT’s consolidated share of Indebtedness which includes all GAAP Indebtedness (adjusted to eliminate increases or decreases arising from ASC-805) including recourse and non-recourse mortgage debt, letters of credit, net obligations under uncovered interest rate contracts, contingent obligations to the extent the obligations are binding, unsecured debt, capitalized lease obligations (including ground leases), guarantees of indebtedness (excluding any Non-Recourse Exclusions until a written claim is made with respect thereto, and then such guarantees shall be included only to the extent of the anticipated liability under such claim determined in accordance with GAAP (or prior to any determination by REIT’s independent auditors of such amount, only to the extent of the anticipated liability reasonably determined by Borrower of such amount, such amount to be reasonably acceptable to Agent)) and subordinated debt, (2) REIT’s pro rata share of preferred obligations that are structurally senior to or pari passu with the Obligations and (3) REIT’s Equity Percentage of the Consolidated Total Indebtedness of its Unconsolidated Affiliates calculated in a manner consistent with clauses (1) and (2).

Consolidated Total Secured Indebtedness. On any date of determination, all Secured Indebtedness of REIT and its Subsidiaries determined on a Consolidated basis and shall include (without duplication) such Person’s Equity Percentage of the Secured Indebtedness of its Unconsolidated Affiliates.

Contribution Agreement. The First Amended and Restated Contribution Agreement dated as of even date herewith among the Borrower, REIT and each Subsidiary Guarantor which may hereafter become a party thereto, as the same may be modified, amended or ratified from time to time.

Conversion/Continuation Request. A notice given by the Borrower to the Agent of its election to convert or continue a Loan in accordance with §4.1.

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Credit Rating. As of any date of determination, the higher of the credit ratings (or their equivalents) then assigned to REIT’s long-term senior unsecured non-credit enhanced debt by either of the Rating Agencies. A credit rating of BBB- from S&P is equivalent to a credit rating of Baa3 from Moody’s and vice versa. A credit rating of BBB from S&P is equivalent to a credit rating of Baa2 from Moody’s and vice versa. A credit rating of BBB+ from S&P is equivalent to a credit rating of Baa1 by Moody’s and vice versa. It is the intention of the parties that if REIT shall only obtain a credit rating from one of the Rating Agencies without seeking a credit rating from the other of the Rating Agencies, the Borrower shall be entitled to the benefit of the Credit Rating Level for such credit rating. If REIT shall have obtained a credit rating from both of the Rating Agencies, the higher of the two ratings shall control, provided that the lower rating is only one level below that of the higher rating. If the lower rating is more than one level below that of the higher credit rating, the operative rating would be deemed to be one rating level lower than the higher of the two ratings. In the event that REIT shall have obtained a credit rating from both of the Rating Agencies and shall thereafter lose such rating (whether as a result of a withdrawal, suspension, election to not obtain a rating, or otherwise) from one of the Rating Agencies, the operative rating would be deemed to be one rating level lower than the remaining rating. In the event that REIT shall have obtained a credit rating from both of the Rating Agencies and shall thereafter lose such rating (whether as a result of withdrawal, suspension, election to not obtain a rating, or otherwise) from both of the Rating Agencies, REIT shall be deemed for the purposes hereof not to have a credit rating. If at any time either of the Rating Agencies shall no longer perform the functions of a securities rating agency, then the Borrower and the Agent shall promptly negotiate in good faith to agree upon a substitute rating agency or agencies (and to correlate the system of ratings of each substitute rating agency with that of the rating agency being replaced), and pending such amendment, the Credit Rating of the other of the Rating Agencies, if one has been provided, shall continue to apply.

Credit Rating Level. One of the following six pricing levels, as applicable, and provided, further, that, from and after the time that Agent receives written notice that REIT has first obtained an Investment Grade Rating and elected to use such Investment Grade Rating as the basis for the Applicable Margin, during any period that REIT has no Credit Rating Level, Credit Rating Level 6 shall be the applicable Credit Rating Level:

“Credit Rating Level 1” means the Credit Rating Level which would be applicable for so long as the Credit Rating is greater than or equal to A by S&P or A2 by Moody’s;

“Credit Rating Level 2” means the Credit Rating Level which would be applicable for so long as the Credit Rating is greater than or equal to A- by S&P or A3 by Moody’s and Credit Rating Level 1 is not applicable;

“Credit Rating Level 3” means the Credit Rating Level which would be applicable for so long as the Credit Rating is greater than or equal to BBB+ by S&P or Baa1 by Moody’s and Credit Rating Levels 1 and 2 are not applicable; and

“Credit Rating Level 4” means the Credit Rating Level which would be applicable for so long as the Credit Rating is greater than or equal to BBB by S&P or Baa2 by Moody’s and Credit Rating Levels 1, 2 and 3 are not applicable;

“Credit Rating Level 5” means the Credit Rating Level which would be applicable for so long as the Credit Rating is greater than or equal to BBB- by S&P or Baa3 by Moody’s and Credit Rating Levels 1, 2, 3 and 4 are not applicable;

“Credit Rating Level 6” means the Credit Rating Level which would be applicable for so long as the Credit Rating is less than BBB- by S&P or Baa3 by Moody’s or there is no Credit Rating.

Default. See §12.1.

Default Rate. See §4.11.

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Defaulting Lender. Any Lender that, as reasonably determined by the Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit or Swing Loans, within two (2) Business Days of the date required to be funded by it hereunder and such failure is continuing, unless such failure arises out of a good faith dispute between such Lender and either the Borrower or the Agent, (b) (i) has notified the Borrower, the Agent or any Lender that it does not intend to comply with its funding obligations hereunder or (ii) has made a public statement to that effect with respect to its funding obligations under other agreements generally in which it commits to extend credit, unless with respect to this clause (b), such failure is subject to a good faith dispute, (c) has failed, within two (2) Business Days after request by the Agent, to confirm in a manner reasonably satisfactory to the Agent that it will comply with its funding obligations; provided that, notwithstanding the provisions of §2.13, such Lender shall cease to be a Defaulting Lender upon the Agent’s receipt of confirmation that such Defaulting Lender will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any bankruptcy, insolvency, reorganization, liquidation, conservatorship, assignment for the benefit of creditors, moratorium, receivership, rearrangement or similar debtor relief law of the United States or other applicable jurisdictions from time to time in effect, including any law for the appointment of the Federal Deposit Insurance Corporation or any other state or federal regulatory authority as receiver, conservator, trustee, administrator or any similar capacity, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity, charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a governmental authority (including any agency, instrumentality, regulatory body, central bank or other authority) so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts of the United States or from the enforcement of judgments or writs of attachment of its assets or permit such Lender (or such governmental authority or instrumentality) to reject, repudiate, disavow, or disaffirm any contracts or agreements made with such Person). Any determination by the Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to §2.13(g)) upon delivery of written notice of such determination to the Borrower and each Lender.

Derivatives Contract. Any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement. Not in limitation of the foregoing, the term “Derivatives Contract” includes any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement of similar type, including any such obligations or liabilities under any such master agreement.

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Derivatives Termination Value. In respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Derivatives Contracts, (a) for any date on or after the date such Derivatives Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) above, the amount(s) determined as the mark-to-market value(s) for such Derivatives Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Derivatives Contracts (which may include the Agent or any Lender).

Development Property. Any Real Estate owned or acquired by the Borrower or its Subsidiaries and on which (a) such Person is pursuing construction of one or more buildings for use as a Medical Property and for which construction is proceeding to completion without undue delay from permit denial, construction delays or otherwise, all pursuant to the ordinary course of business of the Borrower or its Subsidiaries, or (b) remains less than eighty percent (80%) leased (based on Net Rentable Area or, if a ALF or a ILF, number of units); provided that any Real Estate will no longer be considered to be a Development Property at the earlier of (a) the date on which all improvements related to the development of such Development Property have been substantially completed (excluding tenants improvements) for twelve (12) months, or (b) the date upon which notice is received by the Agent from the Borrower that the Borrower elects to designate such Development Property as a Stabilized Property.

Directions. See §14.13.

Distribution. Any (a) dividend or other distribution, direct or indirect, on account of any Equity Interest of REIT or any of its Subsidiaries now or hereafter outstanding, except a dividend payable in Equity Interests; (b) redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest of REIT or any of its Subsidiaries now or hereafter outstanding, except in the form of Equity Interests; and (c) payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of REIT or any of its Subsidiaries now or hereafter outstanding, except in the form of Equity Interests. Distributions from any Subsidiary of the Borrower to, directly or indirectly, the Borrower or REIT shall be excluded from this definition.

Dividend Reinvestment Proceeds. All dividends or other distributions, direct or indirect, on account of any Equity Interest of any Person which any holder(s) of such Equity Interests direct to be used, concurrently with the making of such dividend or distribution, for the purposes of purchasing for the account of such holder(s) additional Equity Interests in such Person or any of its Subsidiaries.

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Dollars or $. Dollars in lawful currency of the United States of America.

Domestic Lending Office. Initially, the office of each Lender designated as such on Schedule 1.1 hereto; thereafter, such other office of such Lender, if any, located within the United States that will be making or maintaining Base Rate Loans.

Drawdown Date. The date on which any Loan is made or is to be made, and the date on which any Loan which is made prior to the Maturity Date, as applicable, is converted in accordance with §4.1.

EBITDA. With respect to any Person and its Subsidiaries with respect to any period (without duplication): (a) Net Income (or Loss) on a Consolidated basis, in accordance with GAAP, exclusive of any income or losses from minority interests in the case of such Person or its Subsidiaries, acquisition costs for acquisitions, whether or not consummated, and the following (but only to the extent included in determination of such Net Income (or Loss)): (i) depreciation and amortization expense; (ii) Interest Expense; (iii) income tax expense; and (iv) extraordinary or non-recurring gains and losses (including, without limitation, gains and losses on the sale of assets) and distributions to minority owners); plus (b) such Person’s pro rata share of EBITDA of its Unconsolidated Affiliates as provided below. With respect to Unconsolidated Affiliates, EBITDA attributable to such entities shall be excluded but EBITDA shall include a Person’s Equity Percentage of Net Income (or Loss) from such Unconsolidated Affiliates plus its Equity Percentage of (w) depreciation and amortization expense, (x) Interest Expense, (y) income tax expense and (z) extraordinary or non-recurring gains and losses (including, without limitation, gains and losses on the sale of assets) and distributions to minority owners; provided, however, that straight line leveling adjustments required under GAAP and amortization of intangibles pursuant to FAS 141R shall be excluded from the calculation of EBITDA.

EBITDAR. EBITDA of tenant(s) or operators of a Medical Property plus all base rent and additional rent due and payable by such tenants or operators during the applicable period calculated either on an individual Medical Property or consolidated basis as determined by the Agent.

Eligible Unencumbered Pool Asset. Real Estate which at all times satisfies the following requirements:

(a)          [reserved];

(b)          which is located within the United States;

(c)          which is improved by an income-producing Medical Property;

(d)          as to which all of the representations set forth in §6 of this Agreement concerning such Unencumbered Pool Asset are true and correct;

(e)          [reserved];

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(f)          [reserved];

(g)          [reserved]; and

(h)          as to which (i) such proposed Unencumbered Pool Asset shall be in compliance in all material respects with all applicable Healthcare Laws and Environmental Laws, (ii) the Borrower, such Subsidiary Guarantor or the Operators have all Primary Licenses, material Permits and other Governmental Approvals necessary to own and operate such proposed Unencumbered Pool Asset, and (iii) the Operators of such proposed Unencumbered Pool Asset shall be in material compliance with all requirements necessary for participation in any Medicare or Medicaid or other Third-Party Payor Programs to the extent they participate in such programs.

Eligible Unencumbered Pool Asset Qualification Documents. See Schedule 5.3 attached hereto.

Employee Benefit Plan. Any employee benefit plan within the meaning of Section 3(3) of ERISA maintained or contributed to by REIT or any ERISA Affiliate for or on behalf of any employee of REIT or any ERISA Affiliate, other than a Multiemployer Plan.

Environmental Engineer. Any firm of independent professional engineers or other scientists generally recognized as expert in the detection, analysis and remediation of Hazardous Substances and related environmental matters and acceptable to the Agent in its reasonable discretion.

Environmental Laws. Any judgment, decree, order, law, license, rule or regulation pertaining to human health or the pollution or protection of the environment or the release or discharge of any Hazardous Substances into the environment, including without limitation, those arising under the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any state or local statute, regulation, ordinance, order or decree relating to the environment.

EPA. See §6.19(b).

Equity Interests. With respect to any Person, (a) any share of capital stock of (or other ownership or profit interests in) such Person, (b) any warrant, option or other right for the purchase or other acquisition from such Person of (i) any share of capital stock of (or other ownership or profit interests in) such Person, or (ii) any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests) and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination, and (c) any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting.

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Equity Offering. The issuance and sale after the Closing Date by REIT or any of its Subsidiaries of any equity securities of such Person (other than equity securities issued to REIT or any one or more of its Subsidiaries in their respective Subsidiaries).

Equity Percentage. The aggregate ownership percentage of any Person or its Subsidiaries in each Unconsolidated Affiliate, which shall be calculated as the greater of (a) such Person’s direct or indirect nominal capital ownership interest in the Unconsolidated Affiliate as set forth in the Unconsolidated Affiliate’s organizational documents, and (b) such Person’s direct or indirect economic ownership interest in the Unconsolidated Affiliate reflecting such Person’s current allocable share of income and expenses of the Unconsolidated Affiliate.

ERISA. The Employee Retirement Income Security Act of 1974, as amended and in effect from time to time and all regulations and formal guidelines issued thereunder.

ERISA Affiliate. Any Person which is treated as a single employer with REIT or its Subsidiaries under Section 414 (b), (c), (m) or (o) of the Code or Section 4001 of ERISA and any predecessor entity of any of them.

ERISA Reportable Event. A reportable event with respect to a Guaranteed Pension Plan within the meaning of Section 4043 of ERISA and the regulations promulgated thereunder as to which the requirement of notice has not been waived or any other event with respect to which the Borrower, a Guarantor or an ERISA Affiliate could have liability under Section 4062(e) or Section 4063 of ERISA.

Event of Default. See §12.1.

Excluded Taxes. Any of the following taxes imposed on or with respect to the Agent or any Lender or required to be withheld or deducted from a payment to the Agent or any Lender, (i) taxes imposed on or measured by net income, branch profits taxes or franchise taxes imposed on the Agent or any Lender, in each case, (a) imposed as a result of Agent or such Lender being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office, located in the jurisdiction imposing such tax (or any political subdivision thereof) or (b) that are Other Connection Taxes, (ii) in the case of a Lender, United States federal withholding taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under §§2.13(b), 4.14 or 18.8) or such Lender changes its lending office, except in each case to the extent that, pursuant to this Agreement, amounts with respect to such taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iii) taxes attributable to such Agent’s or Lender’s failure to comply with §4.3(c) and (iv) any Excluded FATCA Tax.

Excluded FATCA Tax. Any tax, assessment or other governmental charge imposed on a Lender under FATCA, to the extent applicable to the transactions contemplated by this Agreement, that would not have been imposed but for a failure by a Lender (or any financial institution through which any payment is made to such Lender) to comply with the requirements of FATCA.

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Extension Request. See §2.12(a)(i).

FATCA. Sections 1471 through 1474 of the Internal Revenue Code, any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

Federal Funds Effective Rate. For any day, the rate per annum (rounded upward to the nearest one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of Cleveland on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate.”

Fee Owner. The applicable owner of the fee interest in an Unencumbered Pool Asset that is subject to a Ground Lease.

Fronting Exposure. At any time there is a Defaulting Lender, (a) with respect to the Issuing Lender, such Defaulting Lender’s Revolving Credit Commitment Percentage of the outstanding Letter of Credit Liabilities other than Letter of Credit Liabilities as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Credit Lenders or cash collateral or other credit support acceptable to the Issuing Lender shall have been provided in accordance with the terms hereof and (b) with respect to the Swing Loan Lender, such Defaulting Lender’s Revolving Credit Commitment Percentage of Swing Loans other than Swing Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Credit Lenders, repaid by the Borrower or for which cash collateral or other credit support acceptable to the Swing Loan Lender shall have been provided in accordance with the terms hereof.

Funds from Operations. With respect to any Person with respect to any period, an amount equal to (a) the Net Income (or Loss) of such Person computed in accordance with GAAP, calculated without regard to gains (or losses) from debt restructuring and sales of property during such period, plus (b) depreciation with respect to such Person’s real estate assets and amortization (other than amortization of deferred financing costs) of such Person for such period, all after adjustment for unconsolidated partnerships and joint ventures. Adjustments for Unconsolidated Affiliates will be calculated to reflect funds from operations on the same basis. Funds from Operations shall be reported in accordance with NAREIT policies.

GAAP. Principles that are (a) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time and (b) consistently applied with past financial statements of the Person adopting the same principles.

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Governmental Authority. Any federal, state, county or municipal government, or political subdivision thereof, any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality, or public body, or any court, administrative tribunal, or public utility.

Ground Lease. An unsubordinated ground lease as to which no default or event of default has occurred or with the passage of time or the giving of notice would occur and containing the following terms and conditions: (a) a remaining term (exclusive of any unexercised extension options) of thirty (30) years or more from the date such Real Estate is accepted into the Unencumbered Pool Assets; (b) the right of the lessee to mortgage and encumber its interest in the leased property without the consent of the lessor; (c) the obligation of the lessor to give the holder of any mortgage lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosure, and fails to do so; (d) reasonable transferability of the lessee’s interest under such lease, including the ability to sublease; and (e) such other rights customarily required by mortgagees making a loan secured by the interest of the holder of the leasehold estate demised pursuant to a ground lease.

Ground Lease Default. See §6.21.

Guaranteed Pension Plan. Any employee pension benefit plan within the meaning of Section 3(2) of ERISA maintained or contributed to by REIT or any ERISA Affiliate for or on behalf of any present or former employee of REIT or any ERISA Affiliate, the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

Guarantors. Collectively, REIT and the Subsidiary Guarantors (including all Additional Subsidiary Guarantors), and individually any one of them.

Guaranty. The First Amended and Restated Unconditional Guaranty of Payment and Performance dated of even date herewith made by REIT and each Subsidiary Guarantor in favor of the Agent and the Lenders, as the same may be modified, amended, restated or ratified, such Guaranty to be in form and substance satisfactory to the Agent.

Hazardous Substances. shall mean each and every element, compound, chemical mixture, contaminant, pollutant, toxic substance, oil, petroleum and petroleum byproduct, material, waste or other substance which is defined, determined or identified as hazardous or toxic under any Environmental Law. Without limiting the generality of the foregoing, the term shall mean and include:

(a)          “hazardous substances” as defined under CERCLA;

(b)          “hazardous waste” and “regulated substances” as defined in the Resource Conservation and Recovery Act of 1976, as amended, and regulations promulgated thereunder;

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(c)          “hazardous materials” as defined in the Hazardous Materials Transportation Act, as amended, and regulations promulgated thereunder; and

(d)          “chemical substance or mixture” as defined in the Toxic Substances Control Act, as amended, and regulations promulgated thereunder.

Healthcare Investigations. Any inquiries, investigations, probes, audits, reviews or proceedings concerning the business affairs, practices, licensing or reimbursement entitlements of the Borrower, any Subsidiary Guarantor or any Operator (including, without limitation, inquiries involving the Comprehensive Error Rate Testing and any inquiries, investigations, probes, audits, reviews or proceedings initiated by any Fiscal Intermediary/Medicare Administrator Contractor, any Medicaid Integrity Contractor, any Recovery Audit Contractor, any Program Safeguard Contractor, any Zone Program Integrity Contractor, any Medicaid Fraud Control Unit, any Attorney General, any Department of Insurance, the Office of Inspector General, the Department of Justice, the CMS or similar governmental agencies or contractors for such agencies).

Healthcare Laws. All applicable state and federal statutes, codes, ordinances, orders, rules, regulations, and guidance relating to patient healthcare and/or patient healthcare information, including, without limitation, HIPAA, the Health Information Technology for Economic Clinical Health Act provisions of the American Recovery and Investment Act of 2009 and the respective rules and regulations promulgated thereunder, and all other applicable state and federal laws regarding the privacy and security of protected health information and other confidential patient information; the establishment, construction, ownership, operation, licensure, use or occupancy of the Unencumbered Pool Assets or any part thereof as a healthcare facility, as the case may be, and all conditions of participation pursuant to Medicare and/or Medicaid certification; fraud and abuse, including without limitation, Public Law No. 111-148 (2010) (Patient Protection and Affordable Care Act, as amended, commonly referred to as the "PPACA"), Section 1128B(b) of the Social Security Act, as amended, 42 U.S.C. Section 1320a-7(b) (Criminal Penalties Involving Medicare or State Health Care Programs), commonly referred to as the “Federal Anti-Kickback Statute,” and Section 1877 of the Social Security Act, as amended, 42 U.S.C. Section 1395nn (Prohibition Against Certain Referrals), commonly referred to as the “Stark Law”, Section 1128A of the Social Security Act, as amended, 42 U.S.C. Section 1320q-7(a) (Civil Monetary Penalties), commonly referred to as the "Civil Monetary Penalties Law," and 31 U.S.C. Section 3729-33, commonly referred to as the "False Claims Act".

Healthcare Representation Unencumbered Pool Asset. Each Unencumbered Pool Asset that is a LTAC, Rehab, ASC, ILF, ALF, SNF, hospital or other healthcare facility.

HIPAA. The Health Insurance Portability and Accountability Act of 1996, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto, and any and all rules or regulations promulgated from time to time thereunder.

HIPAA Compliance Date. See §7.15(b).

HIPAA Compliance Plan. See §7.15(b).

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HIPAA Compliant. See §7.15(b).

ILF. Independent living facility.

Increase Notice. See §2.11(a).

Indebtedness. With respect to a Person, at the time of computation thereof, all of the following (without duplication): (a) all obligations of such Person in respect of money borrowed (other than trade debt incurred in the ordinary course of business which is not more than ninety (90) days past due); (b) all obligations of such Person, whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or services rendered; (c) obligations of such Person as a lessee or obligor under a Capitalized Lease; (d) all reimbursement obligations of such Person under any letters of credit or acceptances (whether or not the same have been presented for payment); (e) all Off-Balance Sheet Obligations of such Person; (f) all obligations of such Person in respect of any mandatory redemption obligation in respect of Equity Interests, repurchase obligation, takeout commitment or forward equity commitment, in each case evidenced by a binding agreement (excluding any such obligation to the extent the obligation can be satisfied solely by the issuance of Equity Interests); (g) net obligations under any Derivatives Contract not entered into as a hedge against existing Indebtedness, in an amount equal to the Derivatives Termination Value thereof; (h) all Indebtedness of other Persons which such Person has guaranteed or is otherwise recourse to such Person (except for guaranties of customary exceptions for fraud, misapplication of funds, environmental indemnities, violation of “special purpose entity” covenants, and other similar exceptions to recourse liability until a written claim is made with respect thereto, and then shall be included as Indebtedness only to the extent of the anticipated liability under such claim determined in accordance with GAAP (or prior to any determination by REIT’s independent auditors of such amount, only to the extent of the anticipated liability reasonably determined by Borrower of such amount, such amount to be reasonably acceptable to Agent)), including liability of a general partner in respect of liabilities of a partnership in which it is a general partner which would constitute “Indebtedness” hereunder, any obligation to supply funds to or in any manner to invest directly or indirectly in a Person, to maintain working capital or equity capital of a Person or otherwise to maintain net worth, solvency or other financial condition of a Person, to purchase indebtedness, or to assure the owner of indebtedness against loss, including, without limitation, through an agreement to purchase property, securities, goods, supplies or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise; (i) all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other payment obligation; and (j) such Person’s pro rata share of the Indebtedness (based upon its Equity Percentage) of any Unconsolidated Affiliate of such Person. “Indebtedness” shall be adjusted to remove any impact of intangibles pursuant to FAS 141, as issued by the Financial Accounting Standards Board in June of 2001. Indebtedness of any Person shall include Indebtedness of any partnership or joint venture in which such Person is a general partner or joint venture only to the extent of such Person’s pro rata share of the ownership of such partnership or joint venture (except if such Indebtedness, or portion thereof, is recourse to such Person, in which case the greater of such Person’s pro rata portion of such Indebtedness or the amount of the recourse portion of the Indebtedness, shall be included as Indebtedness of such Person).

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Insolvency Event. With respect to a specified Person, (a) the filing of a decree or order for relief by a court having jurisdiction in respect of such Person or any substantial part of its property in an involuntary case under any applicable Insolvency Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of sixty (60) consecutive days; or (b) the commencement by such Person of a voluntary case under any applicable Insolvency Law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or the failure by such Person generally to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.

Insolvency Laws. The Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

Insurer. Any non-individual Person, other than a Governmental Authority, located in the United States which, in the ordinary course of its business or activities, agrees to pay for healthcare goods and services received by individuals, including, without limitation, a commercial insurance company, a nonprofit insurance company (such as a Blue Cross/Blue Shield entity), an employer or union who self-insures for employee or member health insurance, an HMO and a PPO. “Insurer” shall include insurance companies issuing health, personal injury, workmen’s compensation or other types of insurance.

Interest Expense. With respect to any period, with respect to any Person and its Subsidiaries, without duplication, total interest expense accruing or paid on Indebtedness of such Person and its Subsidiaries, on a Consolidated basis, during such period (including interest expense attributable to Capitalized Leases and amounts attributable to interest incurred under Derivatives Contracts, but excluding, to the extent non-cash, amortization of defeasance financing costs and charges), determined in accordance with GAAP, and including (without duplication) the Equity Percentage of Interest Expense for the Unconsolidated Affiliates of such Person and its Subsidiaries. Interest Expense shall not include capitalized interest funded under a construction loan by an interest reserve.

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Interest Payment Date. As to each Base Rate Loan, the first day of each calendar month during the term of such Loan, the date of any prepayment of such Loan or portion thereof and on the Maturity Date. As to each LIBOR Rate Loan, the last day of each Interest Period therefor, the date of any prepayment of such Loan or portion thereof and on the Maturity Date; provided, however, if any Interest Period for a LIBOR Rate Loan exceeds one (1) month, interest shall also be payable with respect to such LIBOR Rate Loans on the first day of each calendar month during the term of such Loan.

Interest Period. With respect to each LIBOR Rate Loan (a) initially, the period commencing on the Drawdown Date of such LIBOR Rate Loan and ending one (1), two (2), three (3) or six (6) months thereafter, and (b) thereafter, each period commencing on the day following the last day of the next preceding Interest Period applicable to such Loan and ending on the last day of one (1) of the periods set forth above, as selected by the Borrower in a Loan Request or Conversion/Continuation Request; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)          if any Interest Period with respect to a LIBOR Rate Loan would otherwise end on a day that is not a LIBOR Business Day, such Interest Period shall end on the next succeeding LIBOR Business Day, unless such next succeeding LIBOR Business Day occurs in the next calendar month, in which case such Interest Period shall end on the next preceding LIBOR Business Day, as determined conclusively by the Agent in accordance with the then current bank practice in London;

(ii)         if the Borrower shall fail to give notice as provided in §4.1, the Borrower shall be deemed to have requested a continuation of the affected LIBOR Rate Loan as a Base Rate Loan on the last day of the then current Interest Period with respect thereto;

(iii)        any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the applicable calendar month; and

(iv)        no Interest Period relating to any LIBOR Rate Loan shall extend beyond the Maturity Date.

Internalization. Any transaction or series of related transactions (including, without limitation, mergers, consolidations, stock or other ownership interest purchases or modifications of agreements) whereby (1) the Advisor ceases or reduces the level of its services accompanied by an elimination or a commensurate reduction of the amount of the fees payable to the Advisor under the Advisory Agreement, (2) REIT or any of its Subsidiaries employs persons previously employed by the Advisor and (3) REIT or any of its wholly owned Subsidiaries subsequently is to perform all or some of the duties previously performed by the Advisor.

Investment Grade Rating. A Credit Rating of BBB- or better by S&P or Baa3 or better by Moody’s.

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Investments. With respect to any Person, all shares of capital stock, evidences of Indebtedness and other securities issued by any other Person and owned by such Person, all loans, advances, or extensions of credit to, or contributions to the capital of, any other Person, all purchases of the securities or business or integral part of the business of any other Person, all interests in real property, and all other investments; provided, however, that the term “Investment” shall not include (i) equipment, inventory and other tangible personal property acquired in the ordinary course of business, (ii) maintenance or capital expenditures undertaken with respect to any Real Estate in the ordinary course of business, (iii) current trade and customer accounts receivable for services rendered in the ordinary course of business and payable in accordance with customary trade terms, (iv) prepaid expenses, (v) obligations under Derivatives Contracts as permitted by this Agreement, and (vi) investments consisting of cash collateral to secure payment of worker’s compensation, unemployment insurance, old-age pensions or other social security obligations. In determining the aggregate amount of Investments outstanding at any particular time: (a) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid; (b) there shall be deducted in respect of each Investment any amount received as a return of capital; (c) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (a) shall be deducted when paid; and (d) there shall not be deducted in respect of any Investment any decrease in the value thereof.

Issuing Lender. KeyBank, in its capacity as the Lender issuing the Letters of Credit and any successor thereto.

Joinder Agreement. The Joinder Agreement with respect to the Guaranty and the Contribution Agreement to be executed and delivered pursuant to §5.2 by any Subsidiary Guarantor, such Joinder Agreement to be substantially in the form of Exhibit A hereto.

KeyBank. As defined in the preamble hereto.

Land Assets. Land with respect to which the commencement of grading, construction of improvements (other than improvements that are not material and are temporary in nature) or infrastructure has not yet commenced and for which no such work is reasonably scheduled to commence within the following twelve (12) months.

Leases. Leases, licenses and agreements, whether written or oral, relating to the use or occupation of space in any Building or of any Real Estate.

Lenders. KeyBank, the other lending institutions which are party hereto and any other Person which becomes an assignee of any rights of a Lender pursuant to §18 (but not including any participant as described in §18). The Issuing Lender shall be a Lender, as applicable. The Swing Loan Lender shall be a Lender.

Letter of Credit. Any standby letter of credit issued at the request of the Borrower and for the account of the Borrower in accordance with §2.10.

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Letter of Credit Liabilities. At any time and in respect of any Letter of Credit, the sum of (a) the maximum undrawn face amount of such Letter of Credit plus (b) the aggregate unpaid principal amount of all drawings made under such Letter of Credit which have not been repaid (including repayment by a Revolving Credit Loan). For purposes of this Agreement, a Revolving Credit Lender (other than the Revolving Credit Lender acting as the Issuing Lender) shall be deemed to hold a Letter of Credit Liability in an amount equal to its participation interest in the related Letter of Credit under §2.10, and the Revolving Credit Lender acting as the Issuing Lender shall be deemed to hold a Letter of Credit Liability in an amount equal to its retained interest in the related Letter of Credit after giving effect to the acquisition by the Revolving Credit Lenders other than the Revolving Credit Lender acting as the Issuing Lender of their participation interests under §2.10.

Letter of Credit Request. See §2.10(a).

Letter of Credit Sublimit. An amount equal to Twenty-Five Million and No/100 Dollars ($25,000,000.00), as the same may be changed from time to time in accordance with the terms of this Agreement.

LIBOR. For any LIBOR Rate Loan for any Interest Period, the average rate as shown in Reuters Screen LIBOR 01 Page (or any successor service, or if such Person no longer reports such rate as determined by the Agent, by another commercially available source providing such quotations approved by the Agent) at which deposits in U.S. dollars are offered by first class banks in the London Interbank Market at approximately 11:00 a.m. (London time) on the day that is two (2) LIBOR Business Days prior to the first day of such Interest Period with a maturity approximately equal to such Interest Period and in an amount approximately equal to the amount to which such Interest Period relates, adjusted for reserves and taxes if required by future regulations. If such service or such other Person approved by the Agent described above no longer reports such rate or the Agent determines in good faith that the rate so reported no longer accurately reflects the rate available to the Agent in the London Interbank Market, Loans shall accrue interest at the Base Rate plus the Applicable Margin for such Loan. For any period during which a Reserve Percentage shall apply, LIBOR with respect to LIBOR Rate Loans shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Percentage.

LIBOR Business Day. Any day on which commercial banks are open for international business (including dealings in Dollar deposits) in London, England.

LIBOR Lending Office. Initially, the office of each Lender designated as such on Schedule 1.1 hereto; thereafter, such other office of such Lender, if any, that shall be making or maintaining LIBOR Rate Loans.

LIBOR Rate Loans. Those Loans bearing interest calculated by reference to LIBOR.

Lien. Any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any Capitalized Lease having substantially the same economic effect as any of the foregoing).

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Loan Documents. This Agreement, the Notes, the Guaranty, each Letter of Credit Request, the Subordination of Advisory Agreement, the Agreement Regarding Fees and all other documents, instruments or agreements now or hereafter executed or delivered by or on behalf of the Borrower or any Guarantor in connection with the Loans.

Loan Request. See §2.7.

Loan and Loans. An individual loan or the aggregate loans (including a Revolving Credit Loan, a Term Loan and a Swing Loan (or Loans)), as the case may be, in the maximum principal amount of the Total Commitment. All Loans shall be made in Dollars. Amounts drawn under a Letter of Credit shall also be considered Revolving Credit Loans as provided in §2.10.

LTAC. Long term acute care hospital.

Majority Lenders. As of any date, the Lender or Lenders whose aggregate Commitment Percentage is greater than fifty percent (50.0%) of the Total Commitment; provided that in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded and any Commitment Percentages of the Lenders shall be redetermined for voting purposes only to exclude the Commitment Percentages of such Defaulting Lenders.

Management Agreements. Agreements to which any Person that owns an Unencumbered Pool Asset is a party, whether written or oral, providing for the management of the Unencumbered Pool Asset or any of them, including the Property Management and Leasing Agreement dated as of February 18, 2011, by and among REIT, the Borrower and the Property Manager.

Material Adverse Effect. A material adverse effect on (a) the business, properties, assets, condition (financial or otherwise) or results of operations of REIT and its Subsidiaries, taken as a whole; (b) the ability of the Borrower or any Guarantor to perform any of its material obligations under the Loan Documents; or (c) the validity or enforceability of any of the Loan Documents; or (d) the material rights or remedies of the Agent or the Lenders thereunder.

Material Contract. Any contract or other arrangement (other than Loan Documents), whether written or oral, to which the Borrower, REIT or any of their respective Subsidiaries is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.

Material Subsidiary. Any Subsidiary of REIT which is a guarantor of or is otherwise liable with respect to any other Unsecured Indebtedness of REIT or any of its Subsidiaries.

Maturity Date. Either the Revolving Credit Maturity Date or the Term Loan Maturity Date, as the context may require.

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Medical Property. Single or multi-tenant facilities consisting of MOBs, ILFs, ALFs, ASCs, SNF, LTACs, Rehabs, hospitals or other healthcare facilities.

Medicaid. The medical assistance program established by Title XIX of the Social Security Act, 42 U.S.C. Sections 1396 et seq., and any statutes succeeding thereto.

Medicare. The health insurance program established by Title XVIII of the Social Security Act, 42 U.S.C. Sections 1395 et seq., and any statutes succeeding thereto.

Metropolitan Statistical Area or MSA. Any Metropolitan Statistical Area as defined from time to time by the Executive Office of the President of the United States of America, Office of Management and Budget, or if such office no longer publishes such definition, such other definition Agent may reasonably determine.

MOB. Medical office building.

Modified FFO. With respect to any Person for any period, an amount equal to (a) the Funds from Operations of such Person for such period, plus (b) to the extent such amounts have reduced the calculation of Funds from Operations, costs and expenses incurred in connection with acquisitions, whether or not consummated, during the applicable period, minus (c) an amount equal to the increase or decrease in income for such period as a result of the impact of straight line leveling adjustments of rents and market rent FAS 141 adjustments in accordance with GAAP.

Moody’s. Moody’s Investor Service, Inc.

Mortgage Note Receivables. A mortgage loan on a Medical Property, and which Mortgage Note Receivable includes, without limitation, the indebtedness secured by a related first priority security instrument.

Multiemployer Plan. Any multiemployer plan within the meaning of Section 3(37) of ERISA maintained or contributed to by REIT or any ERISA Affiliate.

Net Income (or Loss). With respect to any Person (or any asset of any Person) with respect to any period, the net income (or loss) of such Person (or attributable to such asset), determined in accordance with GAAP.

Net Offering Proceeds. The gross cash proceeds received by REIT or any of its Subsidiaries as a result of an Equity Offering less the customary and reasonable costs, expenses and discounts paid by REIT or such Subsidiary in connection therewith up to an amount equal to fifteen percent (15%) of the gross cash proceeds received by REIT or any of its Subsidiaries as a result of such Equity Offering. Net Offering Proceeds shall not include cash proceeds received by a Subsidiary as a result of an investment by a joint venture partner or any Dividend Reinvestment Proceeds.

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Net Operating Income. For any Real Estate and for a given period, an amount equal to the sum of (a) the rents, common area reimbursements, and service and other income for such Real Estate for such period received in the ordinary course of business from tenants paying rent (excluding pre-paid rents and revenues and security deposits except to the extent applied in satisfaction of tenants’ obligations for rent and any non-recurring fees, charges or amounts) minus (b) all expenses paid or accrued and related to the ownership, operation or maintenance of such Real Estate for such period, including, but not limited to, taxes, assessments and the like, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses, and general and administrative expenses (including an appropriate allocation for legal, accounting, advertising, marketing and other expenses incurred in connection with such Real Estate, but specifically excluding general overhead expenses of REIT and its Subsidiaries, any property management fees, in each case, in connection with such Real Estate), minus (c) the greater of (i) actual property management expenses of such Real Estate, and (ii) an amount equal to (A) with respect to ILFs, ALFs, and SNFs, five percent (5%) of the gross revenues from such Real Estate and (B) with respect to all other Real Estate, four percent (4%) of the gross revenues from such Real Estate, minus (d) all rents, common area reimbursements and other income for such Real Estate received from tenants in default of payment or other material obligations under their lease, or with respect to leases as to which the tenant or any guarantor thereunder is subject to any Insolvency Event; provided, however, that straight line leveling adjustments required under GAAP and amortization of intangibles pursuant to FAS 141R shall be excluded from the calculation of Net Operating Income. Such Person’s Equity Percentage in the Real Estate referred to above of its Unconsolidated Affiliates shall be included in the determination of Net Operating Income.

Net Rentable Area. With respect to any Real Estate, the floor area of any buildings, structures or other improvements available for leasing to tenants determined in accordance with the most recent Rent Roll received by the Agent for such Real Estate, the manner of such determination to be reasonably consistent for all Real Estate of the same type unless otherwise approved by the Agent.

Non-Consenting Lender. See §18.8.

Non-Defaulting Lender. At any time, any Lender that is not a Defaulting Lender at such time.

Non-Investment Grade Operator. A tenant or operator of an Unencumbered Pool Asset whose senior unsecured non-credit enhanced debt is not rated BBB- or higher by S&P or Baa3 or higher by Moody’s.

Non-Recourse Exclusions. With respect to any Non-Recourse Indebtedness of any Person, any usual and customary exclusions from the non-recourse limitations governing such Indebtedness, including, without limitation, exclusions for claims that (a) are based on fraud, intentional or material misrepresentation, misapplication of funds, gross negligence or willful misconduct, (b) result from intentional mismanagement of or waste at the real property securing such Non-Recourse Indebtedness, (c) relate to environmental matters, including those that arise from the presence of Hazardous Substances on the real property securing such Non-Recourse Indebtedness, (d) are the result of any unpaid real estate taxes and assessments (whether contained in a loan agreement, promissory note, indemnity agreement or other document) or (e) result from the borrowing Subsidiary and/or its assets becoming the subject of a voluntary or involuntary bankruptcy, insolvency or similar proceeding.

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Non-Recourse Indebtedness. With respect to a Person, (a) Indebtedness in respect of which recourse for payment (except for Non-Recourse Exclusions until a written claim is made with respect thereto, and then such Indebtedness shall not constitute Non-Recourse Indebtedness only to the extent of the anticipated liability under such claim determined in accordance with GAAP (or prior to any determination by REIT’s independent auditors of such amount, only to the extent of the anticipated liability reasonably determined by Borrower of such amount, such amount to be reasonably acceptable to Agent)) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness or (b) if such Person is a Single Asset Entity, any Indebtedness of such Person. A loan secured by multiple properties owned by Single Asset Entities shall be considered Non-Recourse Indebtedness of such Single Asset Entities even if such Indebtedness is cross defaulted and cross collateralized with the loans to such other Single Asset Entities.

Notes. Collectively, the Revolving Credit Notes, the Term Loan Notes and the Swing Loan Note.

Notice. See §19.

Obligations. All indebtedness, obligations and liabilities of the Borrower or any Guarantor to any of the Lenders or the Agent, individually or collectively, under this Agreement or any of the other Loan Documents or in respect of any of the Loans, the Notes or the Letters of Credit, or other instruments at any time evidencing any of the foregoing, whether existing on the date of this Agreement or arising or incurred hereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise.

OFAC. Office of Foreign Asset Control of the Department of the Treasury of the United States of America.

Off-Balance Sheet Obligations. Liabilities and obligations of REIT or any of its Subsidiaries or any other Person in respect of “off-balance sheet arrangements” (as defined in the SEC Off-Balance Sheet Rules) which REIT would be required to disclose in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of REIT’s report on Form 10-Q or Form 10-K (or their equivalents) which REIT is required to file with the SEC or would be required to file if it were subject to the jurisdiction of the SEC (or any Governmental Authority substituted therefor). As used in this definition, the term “SEC Off-Balance Sheet Rules” means the Disclosure in Management’s Discussion and Analysis About Off-Balance Sheet Arrangements, Securities Act Release No. 33 8182, 68 Fed. Reg. 5982 (Feb. 5, 2003) (codified at 17 C.F.R. pts. 228, 229 and 249).

Other Connection Taxes. With respect to Agent or any Lender, taxes imposed as a result or a present or former connection between Agent or such Lender and the jurisdiction imposing such tax (other than the connections arising from Agent or such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

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Operator(s). The Property Manager, any other manager of an Unencumbered Pool Asset, the tenant under a Lease, the property sublessee and/or the operator under any Operators’ Agreement, in each case, approved by the Agent as required by this Agreement and any successor to such Operator approved by the Agent. If, with respect to any Unencumbered Pool Asset, there exists a property manager, a tenant under a Lease and a property sublessee, or any combination thereof, then “Operator” shall refer to all such entities, collectively and individually as applicable and as the context may require.

Operators’ Agreements. Collectively, each property management agreement, a Lease and/or a other similar agreement regarding the management and operation of the Unencumbered Pool Asset between the Borrower or a Subsidiary Guarantor, on the one hand, and an Operator, on the other hand.

Outstanding. With respect to the Loans, the aggregate unpaid principal thereof as of any date of determination. With respect to Letters of Credit, the aggregate undrawn face amount of issued Letters of Credit.

Participant Register. See §18.4.

Patriot Act. The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as the same may be amended from time to time, and corresponding provisions of future laws.

PBGC. The Pension Benefit Guaranty Corporation created by Section 4002 of ERISA and any successor entity or entities having similar responsibilities.

Permits. With respect to any Person, any permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other contractual obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

Permitted Liens. Liens, security interests and other encumbrances permitted by §8.2.

Person. Any individual, corporation, limited liability company, partnership, trust, unincorporated association, business, or other legal entity, and any government or any governmental agency or political subdivision thereof.

Plan Assets. Assets of any employee benefit plan subject to Part 4, Subtitle B, Title I of ERISA.

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Preferred Distributions. With respect to any period and without duplication, all Distributions paid, declared but not yet paid or otherwise due and payable during such period on Preferred Securities issued by REIT or any of its Subsidiaries. Preferred Distributions shall not include dividends or distributions: (a) paid or payable solely in Equity Interests of identical class payable to holders of such class of Equity Interests; (b) paid or payable to the REIT or any of its Subsidiaries; or (c) constituting or resulting in the redemption of Preferred Securities, other than scheduled redemptions not constituting balloon, bullet or similar redemptions in full.

Preferred Securities. With respect to any Person, Equity Interests in such Person which are entitled to preference or priority over any other Equity Interest in such Person in respect of the payment of dividends or distribution of assets upon liquidation, or both.

Primary Licenses. With respect to any Unencumbered Pool Asset or Person operating all or a portion of such Unencumbered Pool Asset, as the case may be, the CON, permit or license to operate as a MOB, ASC, LTAC, Rehab, ILF, ALF, SNF, hospital or other health care facility, as the case may be, and each Medicaid/Medicare/TRICARE provider agreement, if applicable.

Property Cost. With respect to any Unencumbered Pool Asset, the cost of such Unencumbered Pool Asset.

Property Manager. American Realty Capital Healthcare Properties, LLC, a Delaware limited liability company, or another qualified management company approved by the Agent, such approval to not be unreasonably withheld. The following management companies shall be deemed approved by the Agent: (1) Caddis Management Company, LLC, (2) PSLG Management, LLC, (3) MB Asset Management, L.L.C., (4) NAI Hiffman Asset Management LLC, (5) Lawyers Realty, LLC, (6) BBL Management Group, LLC, (7) Holladay Property Services Midwest, Inc., (8) Ackerman & Co., LLC, (9) CBRE Group, Inc., (10) The Alter Group, Ltd., (11) Frontier Management LLC, (12) Flagship Capital Partners, LLC, (13) CEMO Commercial, Inc., (14) Good Neighbor Care Centers, LLC, (15) The Arbor Company, (16) Spectrum Retirement Communities, LLC, and (17) Meridian Senior Living, LLC.

Real Estate. All real property, including, without limitation, the Unencumbered Pool Assets, at the time of determination then owned or leased (as lessee or sublessee) in whole or in part or operated by REIT or any of its Subsidiaries, or an Unconsolidated Affiliate of the Borrower and which is located in the United States of America.

Record. The grid attached to any Note, or the continuation of such grid, or any other similar record, including computer records, maintained by the Agent with respect to any Loan referred to in such Note.

Recourse Indebtedness. As of any date of determination, any Indebtedness (whether secured or unsecured) which is recourse to REIT or any of its Subsidiaries. Recourse Indebtedness shall not include Non-Recourse Indebtedness, but shall include any Non-Recourse Exclusions at such time a written claim is made with respect thereto to the extent of the anticipated liability under such claim determined in accordance with GAAP (or prior to any determination by REIT’s independent auditors of such amount, only to the extent of the anticipated liability reasonably determined by Borrower of such amount, such amount to be reasonably acceptable to Agent).

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Register. See §18.2.

Rehab. Rehabilitation hospital.

REIT. American Realty Capital Healthcare Trust, Inc., a Maryland corporation.

REIT Status. With respect to a Person, its status as a real estate investment trust as defined in Section 856(a) of the Code.

Related Fund. With respect to any Lender which is a fund that invests in loans, any Affiliate of such Lender or any other fund that invests in loans that is managed by the same investment advisor as such Lender or by an Affiliate of such Lender or such investment advisor.

Release. Any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping (other than the storing of materials in reasonable quantities to the extent necessary for the operation of property in the ordinary course of business, and in any event in compliance with all Environmental Laws) of Hazardous Substances.

Rent Roll. A report prepared by the Borrower showing for all Real Estate, including, without limitation, each Unencumbered Pool Asset, owned or leased by the Borrower or its Subsidiaries, its occupancy, lease expiration dates, lease rent and other information, including, without limitation, identification of vacant units, market rents and residents subsidized by Medicare and Medicaid, in substantially the form presented to the Agent prior to the date hereof or in such other form as may be reasonably acceptable to the Agent.

Required Lenders. As of any date, the Lender or Lenders whose aggregate Commitment Percentage is equal to or greater than sixty-six and 7/10 percent (66.7%) of the Total Commitment; provided that in determining said percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded and the Commitment Percentages of the Lenders shall be redetermined for voting purposes only to exclude the Commitment Percentages of such Defaulting Lenders.

Required Revolving Credit Lenders. As of any date, any Revolving Credit Lender or Revolving Credit Lenders whose aggregate Revolving Credit Commitment Percentage is greater than fifty percent (50.0%) of the Total Revolving Credit Commitment; provided that in determining said percentage at any given time, all the existing Revolving Credit Lenders that are Defaulting Lenders will be disregarded and excluded and the Revolving Credit Commitment Percentages of the Revolving Credit Lenders shall be redetermined for voting purposes only to exclude the Revolving Credit Commitment Percentages of such Defaulting Lenders.

Reserve Percentage. For any Interest Period, that percentage which is specified three (3) Business Days before the first day of such Interest Period by the Board of Governors of the Federal Reserve System (or any successor) or any other Governmental Authority with jurisdiction over the Agent or any Lender for determining the maximum reserve requirement (including, but not limited to, any marginal reserve requirement) for the Agent or any Lender with respect to liabilities constituting of or including (among other liabilities) Eurocurrency liabilities in an amount equal to that portion of the Loan affected by such Interest Period and with a maturity equal to such Interest Period.

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Revolving Credit Base Rate Loans. Revolving Credit Loans bearing interest calculated by reference to the Base Rate.

Revolving Credit Commitment. With respect to each Revolving Credit Lender, the amount set forth on Schedule 1.1 hereto as the amount of such Revolving Credit Lender’s Revolving Credit Commitment to make or maintain Revolving Credit Loans to the Borrower, and to participate in Letters of Credit for the account of the Borrower, as the same may be changed from time to time in accordance with the terms of this Agreement.

Revolving Credit Commitment Percentage. With respect to each Revolving Credit Lender, the percentage set forth on Schedule 1.1 hereto as such Revolving Credit Lender’s percentage of the Total Revolving Credit Commitment, as the same may be changed from time to time in accordance with the terms of this Agreement; provided that if the Revolving Credit Commitments of the Revolving Credit Lenders have been terminated as provided in this Agreement, then the Revolving Credit Commitment Percentage of each Revolving Credit Lender shall be determined based on the Revolving Credit Commitment Percentage of such Revolving Credit Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

Revolving Credit Lenders. Collectively, the Lenders which have a Revolving Credit Commitment, the initial Revolving Credit Lenders being identified on Schedule 1.1 hereto.

Revolving Credit LIBOR Rate Loans. Revolving Credit Loans bearing interest calculated by reference to LIBOR.

Revolving Credit Loan or Loans. An individual Revolving Credit Loan or the aggregate Revolving Credit Loans, as the case may be, in the maximum principal amount of the Total Revolving Credit Commitment to be made by the Revolving Lenders hereunder as more particularly described in §2. Without limiting the foregoing, Revolving Credit Loans shall also include Revolving Credit Loans made pursuant to §2.10(f).

Revolving Credit Maturity Date. July 24, 2016, as such date may be extended as provided in §2.12, or such earlier date on which the Loans shall become due and payable pursuant to the terms hereof.

Revolving Credit Notes. See §2.1(b).

S&P. Standard & Poor’s Ratings Group.

SEC. The federal Securities and Exchange Commission.

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Secured Indebtedness. Any Indebtedness of a Person that is secured by a Lien on any Real Estate or on any ownership interests in any other Person or on any other assets, provided that the portion of such Indebtedness included in Secured Indebtedness shall not exceed the sum of the aggregate value of the assets securing such Indebtedness at the time such Indebtedness was incurred, plus the aggregate value of any improvements to such assets, plus the value of any additional assets provided to secure such Indebtedness. Notwithstanding the foregoing, Secured Indebtedness shall exclude Indebtedness that is secured solely by ownership interests in another Person that owns Real Estate which is encumbered by a mortgage securing Indebtedness.

Secured Recourse Indebtedness. With respect to any Person as of any date of determination, Secured Indebtedness of other Persons which such first Person has guaranteed, other than guarantees constituting Non-Recourse Indebtedness (but including such guarantees once a written claim is made with respect thereto to the extent provided for in the definition of Non-Recourse Indebtedness), or Secured Indebtedness which is otherwise recourse to such first Person.

Single Asset Entity. A bankruptcy remote, single purpose entity which is a Subsidiary of the Borrower and which is not a Subsidiary Guarantor which owns real property and related assets which are security for Indebtedness of such entity, and which Indebtedness does not constitute Indebtedness of any other Person except as provided in the definition of Non-Recourse Indebtedness (except for Non-Recourse Exclusions).

SNF. Skilled nursing facility.

Stabilized Property. A completed project on which all improvements related to the development of such Real Estate have been substantially completed (excluding tenant/licensee improvements) for twelve (12) months, or which the Net Rentable Area (or, for ALFs and ILFs, number of units) of such Real Estate is at least eighty percent (80%) leased pursuant to arms-length leases with a Person that is not an Affiliate of REIT or any of its Subsidiaries. Additionally, the Borrower may elect to designate a project as a Stabilized Property as provided for in the definition of Development Property. Once a project becomes a Stabilized Property under this Agreement, it shall remain a Stabilized Property.

State. A state of the United States of America and the District of Columbia.

State Regulator. See §7.15(a).

Subordination of Advisory Agreement. The First Amended and Restated Subordination of Advisory Fees dated as of the date hereof and entered into among the Agent, REIT, the Borrower and the Advisor evidencing the subordination of the advisory fees payable by the Borrower to the Advisor to the Obligations, as the same may be amended, restated, supplemented or otherwise modified in accordance with the terms hereof.

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Subsidiary. For any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP. Notwithstanding any ownership interest in the Borrower, the Borrower shall at all times be considered a Subsidiary of REIT.

Subsidiary Guarantor. Each Subsidiary of the Borrower which is or becomes a Guarantor pursuant to §5.2.

Swing Loan. See §2.5(a).

Swing Loan Commitment. An amount equal to Twenty Five Million and No/100 Dollars ($25,000,000), as the same may be changed from time to time in accordance with the terms of this Agreement.

Swing Loan Lender. KeyBank, in its capacity as Swing Loan Lender and any successor thereof.

Swing Loan Note. See §2.5(b).

Term Base Rate Loans. The Term Loans bearing interest by reference to the Base Rate.

Term LIBOR Rate Loans. The Term Loans bearing interest by reference to LIBOR.

Term Loan or Term Loans. An individual Term Loan or the aggregate Term Loans, as the case may be, made by the Term Loan Lenders hereunder.

Term Loan Commitment. As to each Term Loan Lender, the amount equal to such Term Loan Lender’s Term Loan Commitment Percentage of the aggregate principal amount of the Term Loans from time to time outstanding to the Borrower.

Term Loan Commitment Percentage. With respect to each Term Loan Lender, the percentage set forth on Schedule 1.1 hereto as such Term Loan Lender’s percentage of the aggregate Term Loan to the Borrower, as the same may be changed from time to time in accordance with the terms of this Agreement.

Term Loan Commitment Period. See §2.2(a).

Term Loan Lenders. Collectively, the Lenders which have a Term Loan Commitment, the initial Term Loan Lenders being identified on Schedule 1.1 hereto.

Term Loan Maturity Date. July 24, 2018 or such earlier date on which the Loans shall become due and payable pursuant to the terms hereof.

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Term Loan Note. A promissory note made by the Borrower in favor of a Term Loan Lender in the principal face amount equal to such Term Loan Lender’s Term Loan Commitment, in substantially the form of Exhibit B hereto.

Third-Party Payor Programs. Any participation or provider agreements with any third party payor, including Medicare, Medicaid, TRICARE and any Insurer, and any other private commercial insurance managed care and employee assistance program, to which the Borrower, any Subsidiary Guarantor or any Operator may be subject with respect to any Unencumbered Pool Asset.

Titled Agents. The Arranger or any syndication or documentation agent.

Total Commitment. The sum of the Commitments of the Lenders, as in effect from time to time. As of the date of this Agreement, the Total Commitment is Seven Hundred Fifty-Five Million and No/100 Dollars ($755,000,000.00). The Total Commitment may increase in accordance with §2.11.

Total Revolving Credit Commitment. The sum of the Revolving Credit Commitments of the Revolving Credit Lenders, as in effect from time to time. As of the date of this Agreement, the Total Revolving Credit Commitment is Two Hundred Fifty-Five Million and No/100 Dollars ($255,000,000.00). The Total Revolving Credit Commitment may increase in accordance with §2.11.

Total Term Loan Commitment. The sum of the Term Loan Commitments of the Term Loan Lenders, as in effect from time to time. As of the date of this Agreement, the Total Term Loan Commitment is Five Hundred Million and No/100 Dollars ($500,000,000.00). The Total Term Loan Commitment may increase in accordance with §2.11.

TRICARE. The health care program maintained by the United States of America for its uniformed service members, retirees and their families.

Type. As to any Loan, its nature as a Base Rate Loan or a LIBOR Rate Loan.

Unconsolidated Affiliate. In respect of any Person, any other Person in whom such Person holds an Equity Interest, which Equity Interest is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such first Person on the consolidated financial statements of such first Person if such financial statements were prepared in accordance with the full consolidation method of GAAP as of such date.

Unencumbered Adjusted NOI. For any period of determination, Adjusted Net Operating Income from Unencumbered Pool Assets.

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Unencumbered Debt Service. At any time determined by the Agent, an amount equal to the annual principal and interest payment sufficient to amortize in full over a thirty (30) year period a loan amount equal to the aggregate principal balance of all Unsecured Indebtedness of the REIT and its Subsidiaries determined on a Consolidated basis (including the Loans and the Letter of Credit Liabilities), calculated using a per annum interest rate equal to the greatest of (a) the then-current annual yield on ten (10) year obligations issued by the United States Treasury most recently prior to the date of determination plus two hundred fifty (250) basis points (2.50%), (b) the highest interest rate being paid at the time of such determination hereunder and (c) seven percent (7%) constant.

Unencumbered Debt Service Coverage Ratio. As of any date of determination, the ratio of Unencumbered Adjusted NOI to Unencumbered Debt Service tested on a trailing four quarter basis.

Unencumbered Pool Assets. Eligible Unencumbered Pool Assets which satisfy all conditions set forth in §7.20(a) and the Real Estate assets which are accepted in writing pursuant to §7.20(b), and, in each case, which have been included in the calculation of the Unencumbered Pool Availability pursuant to §7.20 and not removed pursuant to §7.20. The initial properties designated by the Borrower to be Unencumbered Pool Assets are described on Schedule 1.2 hereto.

Unencumbered Pool Asset Value. As of the date of determination, without duplication, the lesser of the following amounts determined individually for each Unencumbered Pool Asset: (a) the Capitalized Value of such Unencumbered Pool Asset multiplied by fifty-five percent (55%), and (b) the Property Cost of such Unencumbered Pool Asset multiplied by fifty-five percent (55%), and the aggregate Unencumbered Pool Asset Value for all Unencumbered Pool Assets shall be the sum of such calculations for all of the Unencumbered Pool Assets.

Unencumbered Pool Availability. On any date of determination, the Unencumbered Pool Availability shall be the amount which is the lesser of (a) the maximum principal amount which, when added to the total outstanding balance of Unsecured Indebtedness (including the Loans and Letter of Credit Liabilities), would not exceed the Unencumbered Pool Asset Value as most recently determined under this Agreement, and (b) the maximum principal amount which when added to the total outstanding balance of Unsecured Indebtedness (including the Loans and Letter of Credit Liabilities) would not cause the Unencumbered Debt Service Coverage Ratio to be less than 1.5 to 1.0.

Unencumbered Pool Certificate. See §7.4(c).

Unrestricted Cash and Cash Equivalents. As of any date of determination, the sum of (a) the aggregate amount of Unrestricted cash and (b) the aggregate amount of Unrestricted Cash Equivalents (valued at fair market value). As used in this definition, “Unrestricted” means the specified asset is readily available for the satisfaction of any and all obligations of such Person. For the avoidance of doubt, Unrestricted Cash and Cash Equivalents shall not include any tenant security deposits or other restricted deposits.

Unsecured Indebtedness. With respect to the REIT and its Subsidiaries as of any date of determination, the Indebtedness of such Persons which is not Secured Indebtedness and the Equity Percentage of Unsecured Indebtedness of such Persons’ Unconsolidated Affiliates.

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Wholly-Owned Subsidiary. As to a Person, any Subsidiary of such first Person that is directly or indirectly owned one hundred percent (100%) by such first Person.

§1.2        Rules of Interpretation.

(a)          A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Agreement.

(b)          The singular includes the plural and the plural includes the singular.

(c)          A reference to any law includes any amendment or modification of such law.

(d)          A reference to any Person includes its permitted successors and permitted assigns.

(e)          Accounting terms not otherwise defined herein have the meanings assigned to them by GAAP applied on a consistent basis by the accounting entity to which they refer.

(f)          The words “include”, “includes” and “including” are not limiting.

(g)          The words “approval” and “approved”, as the context requires, means an approval in writing given to the party seeking approval after full and fair disclosure to the party giving approval of all material facts necessary in order to determine whether approval should be granted.

(h)          All terms not specifically defined herein or by GAAP, which terms are defined in the Uniform Commercial Code as in effect in the State of New York, have the meanings assigned to them therein.

(i)          Reference to a particular “§”, refers to that section of this Agreement unless otherwise indicated.

(j)          The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement.

(k)          In the event of any change in GAAP after the date hereof or any other change in accounting procedures pursuant to §7.3 which would affect the computation of any financial covenant, ratio or other requirement set forth in any Loan Document, then upon the request of the Borrower or the Agent, the Borrower, the Guarantors, the Agent and the Lenders shall negotiate promptly, diligently and in good faith in order to amend the provisions of the Loan Documents such that such financial covenant, ratio or other requirement shall continue to provide substantially the same financial tests or restrictions of the Borrower and the Guarantors as in effect prior to such accounting change, as determined by the Majority Lenders in their good faith judgment. Until such time as such amendment shall have been executed and delivered by the Borrower, the Guarantors, the Agent and the Majority Lenders, such financial covenants, ratio and other requirements, and all financial statements and other documents required to be delivered under the Loan Documents, shall be calculated and reported as if such change had not occurred.

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(l)          Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any of its Subsidiaries at “fair value”, as defined therein, (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

(m)          To the extent that any of the representations and warranties contained in this Agreement or any other Loan Document is qualified by “Material Adverse Effect” or any other materiality qualifier, then the qualifier “in all material respects” contained in §§2.12(a)(iv), 2.13(c)(iii), 7.20(a)(ii), 10.8 and 11.2 shall not apply with respect to any such representations and warranties.

§2.          THE CREDIT FACILITY.

§2.1         Revolving Credit Loans.

(a)          Subject to the terms and conditions set forth in this Agreement, each of the Revolving Credit Lenders severally agrees to lend to the Borrower, and the Borrower may borrow (and repay and reborrow) from time to time between the Closing Date and the Revolving Credit Maturity Date upon notice by the Borrower to the Agent given in accordance with §2.7(a), such sums as are requested by the Borrower for the purposes set forth in §2.9 up to a maximum aggregate principal amount outstanding (after giving effect to all amounts requested) at any one time equal to the lesser of (i) such Lender’s Revolving Credit Commitment and (ii) such Lender’s Revolving Credit Commitment Percentage of the sum of (A) the Unencumbered Pool Availability minus (B) the sum of (1) the amount of all outstanding Revolving Credit Loans, Term Loans and Swing Loans, (2) the aggregate amount of Letter of Credit Liabilities and (3) the aggregate amount of all other Unsecured Indebtedness; provided, that, in all events no Default or Event of Default shall have occurred and be continuing; and provided, further, that the outstanding principal amount of the Revolving Credit Loans (after giving effect to all amounts requested), Term Loans, Swing Loans and Letter of Credit Liabilities plus the aggregate amount of all other Unsecured Indebtedness shall not at any time cause a violation of the covenant set forth in §9.1. The Revolving Credit Loans shall be made pro rata in accordance with each Revolving Credit Lender’s Revolving Credit Commitment Percentage. Each request for a Revolving Credit Loan hereunder shall constitute a representation and warranty by the Borrower that all of the conditions required of the Borrower set forth in §10 and §11 have been satisfied on the date of such request. The Agent may assume that the conditions in §10 and §11 have been satisfied unless it receives prior written notice from a Revolving Credit Lender that such conditions have not been satisfied. No Revolving Credit Lender shall have any obligation to make Revolving Credit Loans to the Borrower or participate in Letter of Credit Liabilities in the maximum aggregate principal outstanding balance of more than the lesser of the amount equal to its Revolving Credit Commitment Percentage of the Revolving Credit Commitments and the principal face amount of its Revolving Credit Note.

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(b)          The Revolving Credit Loans shall be evidenced by separate promissory notes of the Borrower in substantially the form of Exhibit C hereto (collectively, the “Revolving Credit Notes”), dated of even date with this Agreement (except as otherwise provided in §18.3) and completed with appropriate insertions. One Revolving Credit Note shall be payable to the order of each Revolving Credit Lender in the principal amount equal to such Revolving Credit Lender’s Commitment or, if less, the outstanding amount of all Revolving Credit Loans made by such Revolving Credit Lender, plus interest accrued thereon, as set forth below. The Borrower irrevocably authorizes the Agent to make or cause to be made, at or about the time of the Drawdown Date of any Revolving Credit Loan or the time of receipt of any payment of principal thereof, an appropriate notation on the Agent’s Record reflecting the making of such Revolving Credit Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Revolving Credit Loans set forth on the Agent’s Record shall be prima facie evidence of the principal amount thereof owing and unpaid to each Revolving Credit Lender, but the failure to record, or any error in so recording, any such amount on the Agent’s Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under any Revolving Credit Note to make payments of principal of or interest on any Revolving Credit Note when due. By delivery of this Agreement and any Revolving Credit Note, there shall not be deemed to have occurred, and there has not otherwise occurred, any payment, satisfaction or novation of the Indebtedness evidenced by the Original Credit Agreement or the “Revolving Credit Notes” described in the Original Credit Agreement, which Indebtedness is instead allocated among the Revolving Credit Lenders as of the date hereof in accordance with their respective Revolving Credit Commitment Percentages, and is evidenced by this Agreement and any Revolving Credit Notes, and the Revolving Credit Lenders shall as of the date hereof make such adjustments to the outstanding Revolving Credit Loans of such Revolving Credit Lenders so that such outstanding Revolving Credit Loans are consistent with their respective Revolving Credit Commitment Percentages. Any and all Revolving Credit Notes or Swing Loan Notes issued on the Closing Date in connection with this Agreement to Lenders holding Revolving Credit Notes or Swing Loan Notes issued under the Original Credit Agreement replace and are in lieu of such Revolving Credit Notes or Swing Loan Notes issued under the Original Credit Agreement.

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§2.2         Commitment to Lend Term Loan.

(a)          Subject to the terms and conditions set forth in this Agreement, each of the Term Loan Lenders severally agrees to lend to the Borrower, and the Borrower may borrow from time to time up to a maximum of four (4) times during the period beginning on the Closing Date and ending on the date that is hundred eighty (180) days after the Closing Date (the “Term Loan Commitment Period”), upon notice by the Borrower to the Agent given in accordance with §2.7(b), such sums as are requested by the Borrower for the purposes set forth in §2.9 up to a maximum aggregate principal amount outstanding (after giving effect to all amounts requested) at any one time equal to the lesser of (i) such Lender’s Term Loan Commitment and (ii) such Lender’s Term Loan Commitment Percentage of the sum of (A) the Unencumbered Pool Availability minus (B) the sum of (1) the amount of all outstanding Revolving Credit Loans, Term Loans and Swing Loans, (2) the aggregate amount of Letter of Credit Liabilities and (3) the aggregate amount of all other Unsecured Indebtedness; provided, that, in all events no Default or Event of Default shall have occurred and be continuing; and provided, further, that the outstanding principal amount of the Term Loans (after giving effect to all amounts requested), Revolving Credit Loans, Swing Loans and Letter of Credit Liabilities plus the aggregate amount of all other Unsecured Indebtedness shall not at any time cause a violation of the covenant set forth in §9.1. Except for any additional Term Loans made as a result of any increase in the Total Term Loan Commitment pursuant to §2.11, Borrower shall not have the right to draw down any Term Loans after the Term Loan Commitment Period has expired. In addition, any additional Term Loans made as a result of any increase in the Total Term Loan Commitments pursuant to §2.11 shall be made on the applicable Commitment Increase Date and each Term Loan Lender which elects to increase its or acquire a Term Loan Commitment pursuant to §2.11 severally and not jointly agrees to make a Term Loan to the Borrower in an amount equal to (a) with respect to any existing Term Loan Lender, the amount by which such Lender’s Term Loan Commitment increases on the applicable Commitment Increase Date and (b) with respect to any new Term Loan Lender, the amount of such new Lender’s Term Loan Commitment. Each request for a Term Loan hereunder shall constitute a representation and warranty by the Borrower that all of the conditions required of the Borrower set forth in §10 and §11 have been satisfied on the date of such request. The Agent may assume that the conditions in §10 and §11 have been satisfied unless it receives prior written notice from a Term Loan Lender that such conditions have not been satisfied. No Term Loan Lender shall have any obligation to make Term Loans to the Borrower in the maximum aggregate principal outstanding balance of more than the lesser of the amount equal to its Term Loan Commitment Percentage of the Term Loan Commitments and the principal face amount of its Term Loan Note.

(b)          The Term Loans shall be made pro rata in accordance with each Term Loan Lender’s Term Loan Commitment Percentage and be evidenced by the Term Loan Notes. The Borrower irrevocably authorizes Agent to make or cause to be made, at or about the time of the Drawdown Date of any Term Loan or the time of receipt of any payment of principal thereof, an appropriate notation on Agent’s Record reflecting the making of such Term Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Term Loans set forth on Agent’s Record shall be prima facie evidence of the principal amount thereof owing and unpaid to each Term Lender, but the failure to record, or any error in so recording, any such amount on Agent’s Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under any Term Loan Note to make payments of principal of or interest on any Term Loan Note when due.

§2.3         Unused Fee; Facility Fee.

(a)          Revolving Credit Loan Unused and Facility Fee.

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(i)          The Borrower agrees to pay to the Agent for the account of the Revolving Credit Lenders (other than a Defaulting Lender for such period of time as such Revolving Credit Lender is a Defaulting Lender) in accordance with their respective Revolving Credit Commitment Percentages a facility unused fee calculated at the rate per annum as set forth below on the average daily amount by which the Total Revolving Credit Commitment exceeds the outstanding principal amount of Revolving Credit Loans, Letter of Credit Liabilities and Swing Loans, during each calendar quarter or portion thereof commencing on the date hereof and ending on the Revolving Credit Maturity Date. The facility unused fee shall be calculated for each day based on the ratio (expressed as a percentage) of (a) the average daily amount of the outstanding principal amount of the Revolving Credit Loans (other than Revolving Credit Loans made by a Defaulting Lender), Letter of Credit Liabilities and Swing Loans during such quarter to (b) the Total Revolving Credit Commitment (other than Revolving Credit Commitments made by a Defaulting Lender), and if such ratio is less than fifty percent (50%), the facility unused fee shall be payable at the rate of 0.25%, and if such ratio is equal to or greater than fifty percent (50%), the facility unused fee shall be payable at the rate of 0.15%. The facility unused fee shall be payable quarterly in arrears on the first day of each calendar quarter for the immediately preceding calendar quarter or portion thereof, and on any earlier date on which the Revolving Credit Commitments shall be reduced or shall terminate as provided in §2.4, with a final payment on the Revolving Credit Maturity Date.

(ii)         From and after the date that Agent receives written notice that REIT has first obtained an Investment Grade Rating and that Borrower or REIT has elected to use such Investment Grade Rating as the basis for the Applicable Margin, the unused fee shall no longer accrue (but any accrued unused fee shall be payable as provided in §2.3(a)(i)), and from and thereafter, the Borrower agrees to pay to the Agent for the account of the Lenders in accordance with their respective Revolving Credit Commitment Percentages a facility fee (the “Facility Fee”) calculated at the rate per annum set forth below based upon the applicable Credit Rating Level on the Total Revolving Credit Commitment:

Credit Rating Level	Facility Fee Rate
Credit Rating Level 1	0.12%
Credit Rating Level 2	0.15%
Credit Rating Level 3	0.175%
Credit Rating Level 4	0.225%
Credit Rating Level 5	0.30%
Credit Rating Level 6	0.35%

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The Facility Fee shall be calculated for each day and shall be payable quarterly in arrears on the first (1st) day of each calendar quarter for the immediately preceding calendar quarter or portion thereof, and on any earlier date on which the Revolving Credit Commitments shall be reduced or shall terminate as provided in §2.4, with a final payment on the Revolving Credit Maturity Date. The Facility Fee shall be determined by reference to the Credit Rating Level in effect from time to time; provided, however, that no change in the Facility Fee rate resulting from a change in the Credit Rating Level shall be effective until three (3) Business Days after the date on which the Agent receives written notice of a change.

(b)          Term Loan Unused Fee. During the Term Loan Commitment Period, the Borrower agrees to pay to the Agent for the account of the Term Loan Lenders (other than a Defaulting Lender for such period of time as such Term Loan Lender is a Defaulting Lender) in accordance with their respective Term Loan Commitment Percentages a term loan facility unused fee calculated for each day at the rate of 0.25% per annum on the average daily amount by which the Total Term Loan Commitment exceeds the outstanding principal amount of Term Loans. The term loan facility unused fee shall be payable quarterly in arrears on the first day of each calendar quarter for the immediately preceding calendar quarter or portion thereof.

§2.4        Reduction and Termination of the Revolving Credit Commitments.  The Borrower shall have the right at any time and from time to time upon five (5) Business Days’ prior written notice to the Agent to (a) reduce by $5,000,000.00 or an integral multiple of $1,000,000.00 in excess thereof (provided that in no event shall the Total Revolving Credit Commitment be reduced in such manner to an amount less than $100,000,000.00) or (b) terminate entirely the Revolving Credit Commitments, whereupon the Revolving Credit Commitments of the Revolving Credit Lenders shall be reduced pro rata in accordance with their respective Revolving Credit Commitment Percentages of the amount specified in such notice or, as the case may be, terminated, any such termination or reduction to be without penalty except as otherwise set forth in §4.7; provided, however, that no such termination or reduction shall be permitted if, after giving effect thereto, the sum of Outstanding Revolving Credit Loans, the Outstanding Swing Loans and the Letter of Credit Liabilities would exceed the Revolving Credit Commitments of the Revolving Credit Lenders as so terminated or reduced. Promptly after receiving any notice from the Borrower delivered pursuant to this §2.4, the Agent will notify the Revolving Credit Lenders of the substance thereof. Any reduction of the Revolving Credit Commitments shall also result in a proportionate reduction (rounded to the next lowest integral multiple of $100,000.00) in the maximum amount of Letters of Credit and the Swing Loan Commitment shall automatically decrease by an amount equal to ten percent (10%) of the applicable reduction of the Total Revolving Credit Commitment. Upon the effective date of any such reduction or termination, the Borrower shall pay to the Agent for the respective accounts of the Revolving Credit Lenders the full amount of any facility fee under §2.3 then accrued on the amount of the reduction. No reduction or termination of the Revolving Credit Commitments may be reinstated.

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§2.5         Swing Loan Commitment.

(a)          Subject to the terms and conditions set forth in this Agreement, the Swing Loan Lender agrees to lend to the Borrower (the “Swing Loans”), and the Borrower may borrow (and repay and reborrow) from time to time between the Closing Date and the date which is five (5) Business Days prior to the Revolving Credit Maturity Date upon notice by the Borrower to the Swing Loan Lender given in accordance with this §2.5, such sums as are requested by the Borrower for the purposes set forth in §2.9 in an aggregate principal amount at any one time outstanding not exceeding the Swing Loan Commitment; provided that in all events (i) no Default or Event of Default shall have occurred and be continuing; and (ii) the outstanding principal amount of the Revolving Credit Loans and Swing Loans (after giving effect to all amounts requested) plus Letter of Credit Liabilities shall not at any time exceed the lesser of (A) the Total Revolving Loan Commitment and (B) the Unencumbered Pool Availability minus the sum of (i) the amount of all outstanding Term Loans and (ii) the aggregate amount of all other Unsecured Indebtedness, or cause a violation of the covenant set forth in §9.1. Notwithstanding anything to the contrary contained in this §2.5, the Swing Loan Lender shall not be obligated to make any Swing Loan at a time when any other Revolving Credit Lender is a Defaulting Lender, unless the Swing Loan Lender is satisfied that the participation therein will otherwise be fully allocated to the Revolving Credit Lenders that are Non-Defaulting Lenders consistent with §2.13(c) and the Defaulting Lender shall not participate therein, except to the extent the Swing Loan Lender has entered into arrangements with the Borrower or such Defaulting Lender that are satisfactory to the Swing Loan Lender in its good faith determination to eliminate the Swing Loan Lender’s Fronting Exposure with respect to any such Defaulting Lender, including the delivery of cash collateral. Swing Loans shall constitute “Revolving Credit Loans” for all purposes hereunder. The funding of a Swing Loan hereunder shall constitute a representation and warranty by the Borrower that all of the conditions set forth in §§10 and 11 have been satisfied on the date of such funding. The Swing Loan Lender may assume that the conditions in §§10 and 11 have been satisfied unless the Swing Loan Lender has received written notice from a Revolving Credit Lender that such conditions have not been satisfied. Each Swing Loan shall be due and payable within five (5) Business Days of the date such Swing Loan was provided and the Borrower hereby agrees (to the extent not repaid as contemplated by §2.5(d)) to repay each Swing Loan on or before the date that is five (5) Business Days from the date such Swing Loan was provided. A Swing Loan may not be refinanced with another Swing Loan.

(b)          The Swing Loans shall be evidenced by a separate promissory note of the Borrower in substantially the form of Exhibit D hereto (the “Swing Loan Note”), dated the date of this Agreement and completed with appropriate insertions. The Swing Loan Note shall be payable to the order of the Swing Loan Lender in the principal face amount equal to the Swing Loan Commitment and shall be payable as set forth below. The Borrower irrevocably authorizes the Swing Loan Lender to make or cause to be made, at or about the time of the Drawdown Date of any Swing Loan or at the time of receipt of any payment of principal thereof, an appropriate notation on the Swing Loan Lender’s Record reflecting the making of such Swing Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Swing Loans set forth on the Swing Loan Lender’s Record shall be prima facie evidence of the principal amount thereof owing and unpaid to the Swing Loan Lender, but the failure to record, or any error in so recording, any such amount on the Swing Loan Lender’s Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under the Swing Loan Note to make payments of principal of or interest on any Swing Loan Note when due.

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(c)          The Borrower shall request a Swing Loan by delivering to the Swing Loan Lender a Loan Request executed by an Authorized Officer no later than 11:00 a.m. (Cleveland time) on the requested Drawdown Date specifying the amount of the requested Swing Loan (which shall be in the minimum amount of $1,000,000.00) and providing the wire instructions for the delivery of the Swing Loan proceeds. The Loan Request shall also contain the statements and certifications required by §2.7(a) and (b). Each such Loan Request shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept such Swing Loan on the Drawdown Date. Notwithstanding anything herein to the contrary, a Swing Loan shall be a Base Rate Loan and shall bear interest at the Base Rate plus the Applicable Margin. The proceeds of the Swing Loan will be disbursed by wire by the Swing Loan Lender to the Borrower no later than 1:00 p.m. (Cleveland time).

(d)          The Swing Loan Lender shall, within five (5) Business Days after the Drawdown Date with respect to such Swing Loan, request each Revolving Credit Lender to make a Revolving Credit Loan pursuant to §2.1 in an amount equal to such Lender’s Revolving Credit Commitment Percentage of the amount of the Swing Loan outstanding on the date such notice is given. In the event that the Borrower does not notify the Agent in writing otherwise on or before noon (Cleveland Time) on the Business Day of the Drawdown Date with respect to such Swing Loan, the Agent shall notify the Revolving Credit Lenders that such Revolving Credit Loan shall be a LIBOR Rate Loan with an Interest Period of one (1) month, provided that the making of such LIBOR Rate Loan will not be in contravention of any other provision of this Agreement, or if the making of a LIBOR Rate Loan would be in contravention of this Agreement, then such notice shall indicate that such loan shall be a Base Rate Loan. The Borrower hereby irrevocably authorizes and directs the Swing Loan Lender to so act on its behalf, and agrees that any amount advanced to the Agent for the benefit of the Swing Loan Lender pursuant to this §2.5(d) shall be considered a Revolving Credit Loan pursuant to §2.1. Unless any of the events described in §12.1(g), 12.1(h) or 12.1(i) shall have occurred (in which event the procedures of §2.5(e) shall apply), each Revolving Credit Lender shall make the proceeds of its Revolving Credit Loan available to the Swing Loan Lender for the account of the Swing Loan Lender at the Agent’s Head Office prior to 12:00 noon (Cleveland time) in funds immediately available no later than one (1) Business Day after the date such request was made by the Swing Loan Lender just as if the Lenders were funding directly to the Borrower, so that thereafter such Obligations shall be evidenced by the Revolving Credit Notes. The proceeds of such Revolving Credit Loan shall be immediately applied to repay the Swing Loans.

(e)          If for any reason a Swing Loan cannot be refinanced by a Revolving Credit Loan pursuant to §2.5(d), each Revolving Credit Lender will, on the date such Revolving Credit Loan pursuant to §2.5(d) was to have been made, purchase an undivided participation interest in the Swing Loan in an amount equal to its Revolving Credit Commitment Percentage of such Swing Loan. Each Revolving Credit Lender will immediately transfer to the Swing Loan Lender in immediately available funds the amount of its participation and upon receipt thereof the Swing Loan Lender will deliver to such Revolving Credit Lender a Swing Loan participation certificate dated the date of receipt of such funds and in such amount.

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(f)          Whenever at any time after the Swing Loan Lender has received from any Revolving Credit Lender such Lender’s participation interest in a Swing Loan, the Swing Loan Lender receives any payment on account thereof, the Swing Loan Lender will distribute to such Revolving Credit Lender its participation interest in such amount (appropriately adjusted in the case of interest payments to reflect the period of time during which such Revolving Credit Lender’s participating interest was outstanding and funded); provided, however, that in the event that such payment received by the Swing Loan Lender is required to be returned, such Revolving Credit Lender will return to the Swing Loan Lender any portion thereof previously distributed by the Swing Loan Lender to it.

(g)          Each Revolving Credit Lender’s obligation to fund a Revolving Credit Loan as provided in §2.5(d) or to purchase participation interests pursuant to §2.5(e) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (a) any setoff, counterclaim, recoupment, defense or other right which such Revolving Credit Lender or the Borrower may have against the Swing Loan Lender, the Borrower or anyone else for any reason whatsoever; (b) the occurrence or continuance of a Default or an Event of Default; (c) any adverse change in the condition (financial or otherwise) of REIT or any of its Subsidiaries; (d) any breach of this Agreement or any of the other Loan Documents by the Borrower or any Guarantor or any Lender; or (e) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. Any portions of a Swing Loan not so purchased or converted may be treated by the Agent and the Swing Loan Lender as against such Revolving Credit Lender as a Revolving Credit Loan which was not funded by the non purchasing Revolving Credit Lender, thereby making such Revolving Credit Lender a Defaulting Lender. Each Swing Loan, once so sold or converted, shall cease to be a Swing Loan for the purposes of this Agreement, but shall be a Revolving Credit Loan made by each Revolving Credit Lender under its Revolving Credit Commitment.

§2.6         Interest on Loans.

(a)          Each Base Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the date on which such Base Rate Loan is repaid or converted to a LIBOR Rate Loan at the rate per annum equal to the sum of the Base Rate plus the Applicable Margin.

(b)          Each LIBOR Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of each Interest Period with respect thereto at the rate per annum equal to the sum of LIBOR determined for such Interest Period plus the Applicable Margin.

(c)          The Borrower promises to pay interest on each Loan in arrears on each Interest Payment Date with respect thereto.

(d)          Base Rate Loans and LIBOR Rate Loans may be converted to Loans of the other Type as provided in §4.1.

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§2.7         Requests for Loans.

(a)          Requests for Revolving Credit Loans. Except with respect to the initial Revolving Credit Loan on the Closing Date, the Borrower shall give to the Agent written notice executed by an Authorized Officer in the form of Exhibit E hereto (or telephonic notice confirmed in writing in the form of Exhibit E hereto) of each Revolving Credit Loan requested hereunder (a “Loan Request”) by 11:00 a.m. (Cleveland time) one (1) Business Day prior to the proposed Drawdown Date with respect to Base Rate Loans and two (2) Business Days prior to the proposed Drawdown Date with respect to LIBOR Rate Loans. Each such notice shall specify with respect to the requested Revolving Credit Loan the proposed principal amount of such Revolving Credit Loan, the Type of Revolving Credit Loan, the initial Interest Period (if applicable) for such Revolving Credit Loan and the Drawdown Date. Each such notice shall also contain (a) a general statement as to the purpose for which such advance shall be used (which purpose shall be in accordance with the terms of §2.9) and (b) a certification by the chief executive officer, president or chief financial officer of the Borrower that the Borrower and Guarantors are and will be in compliance with all covenants under the Loan Documents after giving effect to the making of such Revolving Credit Loan. Promptly upon receipt of any such notice, the Agent shall notify each of the Revolving Credit Lenders thereof. Each such Loan Request shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept the Revolving Credit Loan requested from the Revolving Credit Lenders on the proposed Drawdown Date. Nothing herein shall prevent the Borrower from seeking recourse against any Revolving Loan Lender that fails to advance its proportionate share of a requested Revolving Credit Loan as required by this Agreement. Each Loan Request shall be (a) for a Base Rate Loan in a minimum aggregate amount of $1,000,000.00 or an integral multiple of $100,000.00 in excess thereof; or (b) for a LIBOR Rate Loan in a minimum aggregate amount of $1,000,000.00 or an integral multiple of $1,000,000.00 in excess thereof; provided, however, that there shall be no more than six (6) LIBOR Rate Loans outstanding at any one time.

(b)          Requests for Term Loans during Term Loan Commitment Period. For each Term Loan which Borrower requests during the Term Loan Commitment Period in accordance with §2.2, except with respect to the initial Term Loan on the Closing Date, if any, the Borrower shall give to the Agent written notice executed by an Authorized Officer in the form of Exhibit E-1 hereto (or telephonic notice confirmed in writing in the form of Exhibit E-1 hereto) by 11:00 a.m. (Cleveland time) one (1) Business Day prior to the proposed Drawdown Date with respect to Base Rate Loans and two (2) Business Days prior to the proposed Drawdown Date with respect to LIBOR Rate Loans (a “Term Loan Request”). Each such notice shall specify with respect to the requested Term Loan the proposed principal amount of such Term Loan, the Type of Term Loan, the initial Interest Period (if applicable) for such Term Loan and the Drawdown Date. Each such notice shall also contain (a) a general statement as to the purpose for which such Term Loan shall be used (which purpose shall be in accordance with the terms of §2.9) and (b) a certification by the chief executive officer, president or chief financial officer of the Borrower that the Borrower and Guarantors are and will be in compliance with all covenants under the Loan Documents after giving effect to the making of such Term Loan. Promptly upon receipt of any such notice, the Agent shall notify each of the Term Loan Lenders thereof. Each such Term Loan Request shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept the Term Loan requested from the Term Loan Lenders on the proposed Drawdown Date. Nothing herein shall prevent the Borrower from seeking recourse against any Term Loan Lender that fails to advance its proportionate share of a requested Term Loan as required by this Agreement. Each Term Loan Request shall be (a) for a Base Rate Loan in a minimum aggregate amount of $1,000,000.00 or an integral multiple of $100,000.00 in excess thereof; or (b) for a LIBOR Rate Loan in a minimum aggregate amount of $1,000,000.00 or an integral multiple of $1,000,000.00 in excess thereof; provided, however, that there shall be no more than six (6) LIBOR Rate Loans outstanding at any one time.

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§2.8         Funds for Loans.

(a)          Not later than 1:00 p.m. (Cleveland time) on the proposed Drawdown Date of any Revolving Credit Loans or Term Loans, each of the Revolving Credit Loans or Term Loan Lenders, as applicable, will make available to the Agent, at the Agent’s Head Office, in immediately available funds, the amount of such Lender’s Commitment Percentage of the amount of the requested Loans which may be disbursed pursuant to §2.1 or §2.2. Upon receipt from each such Lender of such amount, and upon receipt of the documents required by §10 and §11 and the satisfaction of the other conditions set forth therein, to the extent applicable, the Agent will make available to the Borrower the aggregate amount of such Revolving Credit Loans or Term Loans made available to the Agent by the Lenders, as applicable, by crediting such amount to the account of the Borrower maintained at the Agent’s Head Office. The failure or refusal of any Revolving Credit Lender or Term Loan Lender to make available to the Agent at the aforesaid time and place on any Drawdown Date the amount of its Commitment Percentage of the requested Loans shall not relieve any other Revolving Credit Lender or Term Loan Lender from its several obligation hereunder to make available to the Agent the amount of such other Lender’s Commitment Percentage of any requested Loans, including any additional Revolving Credit Loans that may be requested subject to the terms and conditions hereof to provide funds to replace those not advanced by the Lender so failing or refusing.

(b)          Unless the Agent shall have been notified by any Lender prior to the applicable Drawdown Date that such Lender will not make available to the Agent such Lender’s Commitment Percentage of a proposed Loan, the Agent may in its discretion assume that such Lender has made such Loan available to the Agent in accordance with the provisions of this Agreement and the Agent may, if it chooses, in reliance upon such assumption make such Loan available to the Borrower, and such Lender shall be liable to the Agent for the amount of such advance. If such Lender does not pay such corresponding amount upon the Agent’s demand therefor, the Agent will promptly notify the Borrower, and the Borrower shall promptly pay such corresponding amount to the Agent. The Agent shall also be entitled to recover from the Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to the Borrower to the date such corresponding amount is recovered by the Agent at a per annum rate equal to (i) from the Borrower at the applicable rate for such Loan or (ii) from a Lender at the Federal Funds Effective Rate.

§2.9           Use of Proceeds. The Borrower will use the proceeds of the Loans solely for (a) payment of closing costs in connection with this Agreement, (b) repayment of Indebtedness, (c) acquisitions of fee simple ownership of Real Estate or Real Estate subject to a Ground Lease, and (d) general corporate and working capital purposes.

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§2.10       Letters of Credit.

(a)          Subject to the terms and conditions set forth in this Agreement, at any time and from time to time from the Closing Date through the day that is ninety (90) days prior to the Revolving Credit Maturity Date, the Issuing Lender shall issue such Letters of Credit as the Borrower may request upon the delivery of a written request in the form of Exhibit F hereto (a “Letter of Credit Request”) to the Issuing Lender, provided that (i) no Default or Event of Default shall have occurred and be continuing, (ii) upon issuance of such Letter of Credit, the Letter of Credit Liabilities shall not exceed the Letter of Credit Sublimit, (iii) in no event shall the sum of the outstanding principal amount of the Revolving Credit Loans, Swing Loans and Letter of Credit Liabilities (after giving effect to any requested Letters of Credit) exceed the lesser of the Total Revolving Credit Commitment and the Unencumbered Pool Availability minus the sum of (i) the amount of all outstanding Term Loans and (ii) the aggregate amount of all other Unsecured Indebtedness, or cause a violation of the covenants set forth in §9.1, (iv) the conditions set forth in §§10 and 11 shall have been satisfied, and (v) in no event shall any amount drawn under a Letter of Credit be available for reinstatement or a subsequent drawing under such Letter of Credit. Notwithstanding anything to the contrary contained in this §2.10, the Issuing Lender shall not be obligated to issue, amend, extend, renew or increase any Letter of Credit at a time when any other Revolving Credit Lender is a Defaulting Lender, unless the Issuing Lender is satisfied that the participation therein will otherwise be fully allocated to the Revolving Credit Lenders that are Non-Defaulting Lenders consistent with §2.13(c) and the Defaulting Lender shall have no participation therein, except to the extent the Issuing Lender has entered into arrangements with the Borrower or such Defaulting Lender which are satisfactory to the Issuing Lender in its good faith determination to eliminate the Issuing Lender’s Fronting Exposure with respect to any such Defaulting Lender, including the delivery of cash collateral. The Issuing Lender may assume that the conditions in §§10 and 11 have been satisfied unless it receives written notice from a Revolving Credit Lender that such conditions have not been satisfied. Each Letter of Credit Request shall be executed by an Authorized Officer of the Borrower. The Issuing Lender shall be entitled to conclusively rely on such Person’s authority to request a Letter of Credit on behalf of the Borrower. The Issuing Lender shall have no duty to verify the authenticity of any signature appearing on a Letter of Credit Request. The Borrower assumes all risks with respect to the use of the Letters of Credit. Unless the Issuing Lender and the Required Revolving Credit Lenders otherwise consent, the term of any Letter of Credit shall not exceed a period of time commencing on the issuance of the Letter of Credit and ending one year after the date of issuance thereof, subject to extension pursuant to an “evergreen” clause acceptable to the Agent and the Issuing Lender (but in any event the term shall not extend beyond five (5) Business Days prior to the Revolving Credit Maturity Date). The amount available to be drawn under any Letter of Credit shall reduce on a dollar-for-dollar basis the amount available to be drawn under the Total Revolving Credit Commitment as a Revolving Credit Loan.

(b)          Each Letter of Credit Request shall be submitted to the Issuing Lender at least five (5) Business Days (or such shorter period as the Issuing Lender may approve) prior to the date upon which the requested Letter of Credit is to be issued. Each such Letter of Credit Request shall contain (i) a statement as to the purpose for which such Letter of Credit shall be used (which purpose shall be in accordance with the terms of this Agreement), and (ii) a certification by the chief financial officer of the Borrower that the Borrower and Guarantors are and will be in compliance with all covenants under the Loan Documents after giving effect to the issuance of such Letter of Credit. The Borrower shall further deliver to the Issuing Lender such additional applications (which application as of the date hereof is in the form of Exhibit G attached hereto) and documents as the Issuing Lender may require, in conformity with the then standard practices of its letter of credit department, in connection with the issuance of such Letter of Credit; provided that in the event of any conflict, the terms of this Agreement shall control.

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(c)          The Issuing Lender shall, subject to the conditions set forth in this Agreement, issue the Letter of Credit on or before five (5) Business Days following receipt of the documents last due pursuant to §2.10(b). Each Letter of Credit shall be in form and substance reasonably satisfactory to the Issuing Lender in its reasonable discretion.

(d)          Upon the issuance of a Letter of Credit, each Revolving Credit Lender shall be deemed to have purchased a participation therein from the Issuing Lender in an amount equal to its respective Revolving Credit Commitment Percentage of the amount of such Letter of Credit. No Revolving Credit Lender’s obligation to participate in a Letter of Credit shall be affected by any other Revolving Credit Lender’s failure to perform as required herein with respect to such Letter of Credit or any other Letter of Credit.

(e)          Upon the issuance of each Letter of Credit, the Borrower shall pay to the Issuing Lender (i) for its own account, a Letter of Credit fronting fee calculated at the rate equal to one-eighth of one percent (0.125%) of the face amount of such Letter of Credit (which fee shall not be less than $1,500 in any event) and an administrative charge of $250, and (ii) for the accounts of the Revolving Credit Lenders that are Non-Defaulting Lenders (including the Issuing Lender) in accordance with their respective percentage shares of participation in such Letter of Credit, a Letter of Credit fee calculated at the rate per annum equal to the Applicable Margin then applicable to LIBOR Rate Loans on the face amount of such Letter of Credit. Such fees shall be payable in quarterly installments in arrears with respect to each Letter of Credit on the first day of each calendar quarter following the date of issuance and continuing on each quarter or portion thereof thereafter, as applicable, or on any earlier date on which the Revolving Credit Commitments shall terminate and on the expiration or return of any Letter of Credit. In addition, the Borrower shall pay to the Issuing Lender for its own account within five (5) days of demand of the Issuing Lender the standard issuance, documentation and service charges for Letters of Credit issued from time to time by the Issuing Lender.

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(f)          In the event that any amount is drawn under a Letter of Credit by the beneficiary thereof, the Borrower shall reimburse the Issuing Lender by having such amount drawn treated as an outstanding Revolving Credit Base Rate Loan under this Agreement (the Borrower being deemed to have requested a Revolving Credit Base Rate Loan on such date in an amount equal to the amount of such drawing and such amount drawn shall be treated as an outstanding Revolving Credit Base Rate Loan under this Agreement) and the Agent shall promptly notify each Revolving Credit Lender by telex, telecopy, telegram, telephone (confirmed in writing) or other similar means of transmission, and each Revolving Credit Lender shall promptly and unconditionally pay to the Agent, for the Issuing Lender’s own account, an amount equal to such Revolving Credit Lender’s Revolving Credit Commitment Percentage of such Letter of Credit (to the extent of the amount drawn). If and to the extent any Revolving Credit Lender shall not make such amount available on the Business Day on which such draw is funded, such Revolving Credit Lender agrees to pay such amount to the Agent forthwith on demand, together with interest thereon, for each day from the date on which such draw was funded until the date on which such amount is paid to the Agent, at the Federal Funds Effective Rate until three (3) days after the date on which the Agent gives notice of such draw and at the Federal Funds Effective Rate plus one percent (1%) for each day thereafter. Further, such Revolving Credit Lender shall be deemed to have assigned any and all payments made of principal and interest on its Revolving Credit Loans, amounts due with respect to its participations in Letters of Credit and any other amounts due to it hereunder to the Agent to fund the amount of any drawn Letter of Credit which such Revolving Credit Lender was required to fund pursuant to this §2.10(f) until such amount has been funded (as a result of such assignment or otherwise). In the event of any such failure or refusal, the Revolving Credit Lenders not so failing or refusing shall be entitled to a priority secured position for such amounts as provided in §12.5. The failure of any Revolving Credit Lender to make funds available to the Agent in such amount shall not relieve any other Revolving Credit Lender of its obligation hereunder to make funds available to the Agent pursuant to this §2.10(f).

(g)          If after the issuance of a Letter of Credit pursuant to §2.10(c) by the Issuing Lender, but prior to the funding of any portion thereof by a Revolving Credit Lender, for any reason a drawing under a Letter of Credit cannot be refinanced as a Revolving Credit Loan, each Revolving Credit Lender will, on the date such Revolving Credit Loan pursuant to §2.10(f) was to have been made, purchase an undivided participation interest in the Letter of Credit in an amount equal to its Revolving Credit Commitment Percentage of the amount of such Letter of Credit. Each Revolving Credit Lender will immediately transfer to the Issuing Lender in immediately available funds the amount of its participation and upon receipt thereof the Issuing Lender will deliver to such Revolving Credit Lender a Letter of Credit participation certificate dated the date of receipt of such funds and in such amount.

(h)          Whenever at any time after the Issuing Lender has received from any Revolving Credit Lender any such Revolving Credit Lender’s payment of funds under a Letter of Credit and thereafter the Issuing Lender receives any payment on account thereof, then the Issuing Lender will distribute to such Revolving Credit Lender its participation interest in such amount (appropriately adjusted in the case of interest payments to reflect the period of time during which such Revolving Credit Lender’s participation interest was outstanding and funded); provided, however, that in the event that such payment received by the Issuing Lender is required to be returned, such Revolving Credit Lender will return to the Issuing Lender any portion thereof previously distributed by the Issuing Lender to it.

(i)          The issuance of any supplement, modification, amendment, renewal or extension to or of any Letter of Credit shall be treated in all respects the same as the issuance of a new Letter of Credit.

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(j)          The Borrower assumes all risks of the acts, omissions, or misuse of any Letter of Credit by the beneficiary thereof. Neither the Agent, the Issuing Lender nor any Lender will be responsible for (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any Letter of Credit or any document submitted by any party in connection with the issuance of any Letter of Credit, even if such document should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the form, validity, sufficiency, accuracy, genuineness or legal effect of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of any beneficiary of any Letter of Credit to comply fully with the conditions required in order to demand payment under a Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document or draft required by or from a beneficiary in order to make a disbursement under a Letter of Credit or the proceeds thereof; (vii) the misapplication by the beneficiary of any Letter of Credit of the proceeds of any drawing under such Letter of Credit; and (viii) any consequences arising from causes beyond the control of the Agent or any Lender. None of the foregoing will affect, impair or prevent the vesting of any of the rights or powers granted to the Agent, the Issuing Lender or the Lenders hereunder. In furtherance and extension and not in limitation or derogation of any of the foregoing, any act taken or omitted to be taken by the Agent, the Issuing Lender or the other Lenders in good faith will be binding on the Borrower and will not put the Agent, the Issuing Lender or the other Lenders under any resulting liability to the Borrower; provided nothing contained herein shall relieve the Issuing Lender for liability to the Borrower arising as a result of the gross negligence or willful misconduct of the Issuing Lender as determined by a final non-appealable judgment of a court of competent jurisdiction.

§2.11        Increase in Total Commitment.

(a)          Provided that no Default or Event of Default has occurred and is continuing, subject to the terms and conditions set forth in this §2.11, the Borrower shall have the option at any time and from time to time before the applicable Maturity Date to request one or more increases in the Total Revolving Credit Commitment such that the Total Revolving Credit Commitment does not exceed $450,000,000.00 and/or the Total Term Loan Commitment such that the Total Term Loan Commitment does not exceed $750,000,000.00, by giving written notice to the Agent (each, an “Increase Notice”; and the amount of such requested increase is a “Commitment Increase”); provided that any such individual increase must be in a minimum amount of $25,000,000.00 and increments of $10,000,000.00 in excess thereof unless otherwise approved by the Agent in its sole discretion. Upon receipt of any Increase Notice, the Agent shall consult with the Arranger and shall notify the Borrower of the amount of the facility fees to be paid to any Lenders who increase their respective Commitment in connection with such increase in the Total Commitment (which shall be in addition to the fees to be paid to the Arranger pursuant to the Agreement Regarding Fees). If the Borrower agrees to pay the facility fees so determined, the Agent shall send a notice to all Lenders (each, an “Additional Commitment Request Notice”) informing them of the Borrower’s request to increase the Total Commitment and of the facility fees to be paid with respect thereto. Each Lender who desires to increase its Commitment upon such terms shall provide the Agent with a written commitment letter specifying the amount of such increase which it is willing to provide prior to such deadline as may be specified in the Additional Commitment Request Notice. If the requested increase is oversubscribed then the Agent and the Arranger shall allocate the Commitment Increase among the Lenders who provide such commitment letters on such basis as the Agent and the Arranger shall determine in their sole discretion. In addition, the Agent, Arranger or the Borrower may, but shall not be obligated to, invite one or more banks or lending institutions (which banks or lending institutions shall be reasonably acceptable to the Agent, the Arranger and the Borrower) to become a Lender and provide an additional Commitment. The Agent shall provide all Lenders with a notice setting forth the amount, if any, of the additional Commitment to be provided by each Lender and the revised Commitment Percentages which shall be applicable after the effective date of the Commitment Increase specified therein (each, a “Commitment Increase Date”). In no event shall any Lender be obligated to increase its Commitment.

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(b)          On any Commitment Increase Date on which the Total Revolving Credit Commitment is increased, the outstanding principal balance of the Revolving Credit Loans shall be reallocated among the Revolving Credit Lenders such that after the applicable Commitment Increase Date the outstanding principal amount of Revolving Credit Loans owed to each Revolving Credit Lender shall be equal to such Revolving Credit Lender’s Revolving Credit Commitment Percentage (as in effect after the applicable Commitment Increase Date) of the outstanding principal amount of all Revolving Credit Loans. The participation interests of the Revolving Credit Lenders in Swing Loans and Letters of Credit shall be similarly adjusted. On any Commitment Increase Date on which the Total Revolving Credit Commitment is increased, each of those Revolving Credit Lenders whose Revolving Credit Commitment Percentage is increasing shall advance the funds to the Agent and the funds so advanced shall be distributed among the Revolving Credit Lenders whose Revolving Credit Commitment Percentage is decreasing as necessary to accomplish the required reallocation of the outstanding Revolving Credit Loans. The funds so advanced shall be Revolving Credit Base Rate Loans until converted to Revolving Credit LIBOR Rate Loans which are allocated among all Revolving Credit Lenders based on their Revolving Credit Commitment Percentages.

(c)          Upon the effective date of each increase in the Total Commitment pursuant to this §2.11, (i) the Agent may unilaterally revise Schedule 1.1 to reflect the name and address, Commitment and Commitment Percentage of each Lender following such increase and the Borrower shall execute and deliver to the Agent new Revolving Credit Notes or Term Loan Notes, as applicable, for each Lender whose Commitment has changed so that the principal amount of such Lender’s Revolving Credit Note or Term Loan Note shall equal its Commitment, (ii) the Swing Loan Commitment shall automatically increase to the lesser of (A) an amount equal to ten percent (10%) of the new Total Revolving Credit Commitment and (B) the Commitment of the Swing Loan Lender, and the Borrower shall execute and deliver to the Agent a new Swing Loan Note for the Swing Loan Lender so that the principal amount of Swing Loan Note shall equal the Swing Loan Commitment, and (iii) the Letter of Credit Sublimit shall automatically increase to the lesser of (A) an amount equal to ten percent (10%) of the new Total Revolving Credit Commitment and (B) the Revolving Credit Commitment of the Issuing Lender. The Agent shall deliver such replacement Revolving Credit Note, Term Loan Note and/or Swing Loan Note, as applicable, to the respective Lenders in exchange for the Revolving Credit Notes, Term Loan Notes and/or Swing Loan Note replaced thereby which shall be surrendered by such Lenders. Such new Revolving Credit Notes, Term Loan Notes and/or Swing Loan Note, as applicable, shall provide that they are replacements for the surrendered Revolving Credit Notes, Term Loan Notes and/or Swing Loan Note, as applicable, and that they do not constitute a novation, shall be dated as of the applicable Commitment Increase Date and shall otherwise be in substantially the form of the replaced Revolving Credit Notes, Term Loan Notes and/or Swing Loan Note, as applicable. In connection with the issuance of any new Revolving Credit Notes, Term Loan Note or a new Swing Loan Note, as applicable, pursuant to this §2.11(c), the Borrower shall deliver an opinion of counsel, addressed to the Lenders and the Agent, relating to the due authorization, execution and delivery of such new Revolving Credit Notes, Term Loan Notes and/or Swing Loan Note, as applicable, and the enforceability thereof, in form and substance substantially similar to the opinion delivered in connection with the first disbursement under this Agreement. The surrendered Revolving Credit Notes, Term Loan Notes and/or Swing Loan Note, as applicable, shall be canceled and returned to the Borrower.

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(d)          Notwithstanding anything to the contrary contained herein, the obligation of the Agent and the Lenders to increase the Total Commitment pursuant to this §2.11 shall be conditioned upon satisfaction of the following conditions precedent which must be satisfied prior to the effectiveness of any increase of the Total Commitment:

(i)          Payment of Activation Fee. The Borrower shall pay (A) to the Agent and the Arranger those fees described in and contemplated by the Agreement Regarding Fees with respect to the applicable Commitment Increase, and (B) to the Arranger such facility fees as the Lenders who are providing an additional Commitment, or increasing their respective Commitment, may require to increase the aggregate Commitment, which fees shall, when paid, be fully earned and non-refundable under any circumstances. The Arranger shall pay to the Lenders acquiring the increased Commitment certain fees pursuant to their separate agreement; and

(ii)         No Default. On the date any such increase becomes effective, both immediately before and after the Total Commitment is increased, there shall exist no Default or Event of Default; and

(iii)        Representations True. The representations and warranties made by the Borrower and the Guarantors in the Loan Documents or otherwise made by or on behalf of the Borrower or the Guarantors in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the date of such Increase Notice and on the date the Total Commitment is increased, both immediately before and after the Total Commitment is increased; and

(iv)        Additional Documents and Expenses. The Borrower and the Guarantors shall execute and deliver to the Agent and the Lenders such additional documents, instruments, certifications and opinions as the Agent may reasonably require in its sole and absolute discretion (including, without limitation, in the case of the Borrower, a Compliance Certificate, demonstrating compliance with all covenants, representations and warranties set forth in the Loan Documents after giving effect to the increase).

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§2.12        Extension of Revolving Credit Maturity Date.

(a)          The Borrower shall have the right and option to extend the Revolving Credit Maturity Date a total of two (2) times for a period of one (1) year each time upon satisfaction of the following conditions precedent, which must be satisfied prior to the effectiveness of any extension of the Revolving Credit Maturity Date:

(i)          Extension Request. The Borrower shall deliver written notice of such request (the “Extension Request”) to the Agent not earlier than the date which is one hundred fifty (150) days and not later than the date which is ninety (90) days prior to the Revolving Credit Maturity Date (as determined without regard to such extension).

(ii)         Payment of Extension Fee. The Borrower shall pay to the Agent for the pro rata accounts of the Revolving Credit Lenders in accordance with their respective Commitments an extension fee in an amount equal to twenty-five (25) basis points on the Total Revolving Commitment in effect on the Revolving Credit Maturity Date (as determined without regard to such extension), which fee shall, when paid, be fully earned and non-refundable under any circumstances.

(iii)        No Default. On the date of such extension there shall exist no Default or Event of Default.

(iv)        Representations and Warranties. The representations and warranties made by the Borrower and the Guarantors in the Loan Documents or otherwise made by or on behalf of the Borrower and the Guarantors in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the date of such extension.

For purposes of clarity, if the Borrower exercises its first right and option as provided above to extend the Revolving Credit Maturity Date pursuant to this §2.12 (the “First Extension Option”), the Revolving Credit Maturity Date shall be extended to July 24, 2017, and if the Borrower subsequently exercises its second right and option as provided above to extend the Revolving Credit Maturity Date pursuant to this §2.12 (the “Second Extension Option”), then the Revolving Credit Maturity Date shall be extended to July 24, 2018. Borrower may only exercise the Second Extension Option if it has exercised the First Extension Option in accordance with this §2.12. Any extension option granted pursuant to this §2.12 shall become effective on the day that all the conditions in this §2.12 with respect to such extension are satisfied, provided that such conditions must be satisfied within the time period provided in each such condition, and, in any event, prior to the Revolving Credit Maturity Date (as determined without regard to such extension).

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§2.13        Defaulting Lenders.

(a)          If for any reason any Lender shall be a Defaulting Lender, then, in addition to the rights and remedies that may be available to the Agent or the Borrower under this Agreement or applicable law, such Defaulting Lender’s right to participate in the administration of the Loans, this Agreement and the other Loan Documents, including without limitation, any right to vote in respect of, to consent to or to direct any action or inaction of the Agent or to be taken into account in the calculation of the Majority Lenders, Required Lenders, Required Revolving Credit Lenders or all of the Lenders, shall be suspended during the pendency of such failure or refusal. If a Lender is a Defaulting Lender because it has failed to make timely payment to the Agent of any amount required to be paid to the Agent hereunder (without giving effect to any notice or cure periods), in addition to other rights and remedies which the Agent or the Borrower may have under the immediately preceding provisions or otherwise, the Agent shall be entitled (i) to collect interest from such Defaulting Lender on such delinquent payment for the period from the date on which the payment was due until the date on which the payment is made at the Federal Funds Effective Rate, (ii) to withhold or setoff and to apply in satisfaction of the defaulted payment and any related interest, any amounts otherwise payable to such Defaulting Lender under this Agreement or any other Loan Document and (iii) to bring an action or suit against such Defaulting Lender in a court of competent jurisdiction to recover the defaulted amount and any related interest. Any amounts received by the Agent in respect of a Defaulting Lender’s Loans shall be applied as set forth in §2.13(d).

(b)          Any Non-Defaulting Lender may, but shall not be obligated, in its sole discretion, to acquire all or a portion of a Defaulting Lender’s Commitments. Any Lender desiring to exercise such right shall give written notice thereof to the Agent and the Borrower no sooner than two (2) Business Days and not later than five (5) Business Days after such Defaulting Lender became a Defaulting Lender. If more than one Lender exercises such right, each such Lender shall have the right to acquire an amount of such Defaulting Lender’s Commitments in proportion to the Commitments of the other Lenders exercising such right. If after such fifth Business Day, the Lenders have not elected to purchase all of the Commitments of such Defaulting Lender, then the Borrower (so long as no Default or Event of Default exists) or the Majority Lenders may, by giving written notice thereof to the Agent, such Defaulting Lender and the other Lenders, demand that such Defaulting Lender assign its Commitments to an eligible assignee subject to and in accordance with the provisions of §18.1 for the purchase price provided for below. No party hereto shall have any obligation whatsoever to initiate any such replacement or to assist in finding an eligible assignee. Upon any such purchase or assignment, and any such demand with respect to which the conditions specified in §18.1 have been satisfied, the Defaulting Lender’s interest in the Loans and its rights hereunder (but not its liability in respect thereof or under the Loan Documents or this Agreement to the extent the same relate to the period prior to the effective date of the purchase) shall terminate on the date of purchase, and the Defaulting Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest to the purchaser or assignee thereof, including an appropriate Assignment and Acceptance Agreement. The purchase price for the Commitments of a Defaulting Lender shall be equal to the amount of the principal balance of the Loans outstanding and owed by the Borrower to the Defaulting Lender plus any accrued but unpaid interest thereon (but not on accrued and unpaid fees). Prior to payment of such purchase price to a Defaulting Lender, the Agent shall apply against such purchase price any amounts retained by the Agent pursuant to §2.13(d).

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(c)          During any period in which there is a Defaulting Lender, all or any part of such Defaulting Lender’s obligation to acquire, refinance or fund participations in Letters of Credit pursuant to §2.10(g) or Swing Loans pursuant to §2.5(e) shall be reallocated among the Revolving Credit Lenders that are Non-Defaulting Lenders in accordance with their respective Revolving Credit Commitment Percentages (computed without giving effect to the Revolving Credit Commitment of such Defaulting Lender); provided that (i) each such reallocation shall be given effect only if, at the time of such reallocation, the conditions set forth in §§10 and 11 are satisfied or waived in writing (and, unless the Borrower shall have notified the Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at the time), and (iii) the aggregate obligation of each Revolving Credit Lender that is a Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Loans shall not exceed the positive difference, if any, of (A) the Revolving Credit Commitment of that Non-Defaulting Lender minus (B) the sum of (1) the aggregate outstanding principal amount of the Revolving Credit Loans of that Lender plus (2) such Lender’s pro rata portion in accordance with its Revolving Credit Commitment Percentage of outstanding Letter of Credit Liabilities and Swing Loans. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(d)          Any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise, and including any amounts made available to the Agent for the account of such Defaulting Lender pursuant to §13), shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent (other than with respect to Letter of Credit Liabilities) hereunder; second, to the payment of any amounts owing by such Defaulting Lender to the Issuing Lender (with respect to Letter of Credit Liabilities) and/or the Swing Loan Lender hereunder; third, if so determined by the Agent or requested by the Issuing Lender or the Swing Loan Lender, to be held as cash collateral for future funding obligations of such Defaulting Lender of any participation in any Letter of Credit or Swing Loan; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fifth, if so determined by the Agent and the Borrower, to be held in a non-interest bearing deposit account and released pro rata in order to (x) satisfy obligations of such Defaulting Lender to fund Loans or participations under this Agreement and (y) be held as cash collateral for future funding obligations of such Defaulting Lender of any participation in any Letter of Credit or Swing Loan; sixth, to the payment of any amounts owing to the Agent or the Lenders (including the Issuing Lender and the Swing Loan Lender) as a result of any judgment of a court of competent jurisdiction obtained by the Agent or any Lender (including the Issuing Lender and the Swing Loan Lender) against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (i) such payment is a payment of the principal amount of any Revolving Credit Loans, Term Loans or funded participations in Letters of Credit or Swing Loans in respect of which such Defaulting Lender has not fully funded its appropriate share and (ii) such Revolving Credit Loans, Term Loans or funded participations in Letters of Credit or Swing Loans were made at a time when the conditions set forth in §§10 and 11, to the extent required by this Agreement, were satisfied or waived, such payment shall be applied solely to pay the Revolving Credit Loans or Term Loans of, and funded participations in Letters of Credit or Swing Loans owed to, all Non-Defaulting Lenders on a pro rata basis until such time as all Revolving Credit Loans, Term Loans and funded and unfunded participations in Letters of Credit and Swing Loans are held by the Revolving Credit Lenders and Term Loan Lenders, as applicable, pro rata in accordance with their Revolving Credit Commitment Percentages or Term Loan Commitment Percentages, as applicable, without regard to §2.13(c), prior to being applied to the payment of any Revolving Credit Loans or Term Loans of, or funded participations in Letters of Credit or Swing Loans owed to, such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this §2.13(d) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto, and to the extent allocated to the repayment of principal of the Loan, shall not be considered outstanding principal under this Agreement.

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(e)          Within five (5) Business Days of demand by the Issuing Lender or the Swing Loan Lender from time to time, the Borrower shall deliver to the Agent for the benefit of the Issuing Lender and the Swing Loan Lender cash collateral in an amount sufficient to cover all Fronting Exposure with respect to the Issuing Lender and the Swing Loan Lender (after giving effect to §§2.5(a), 2.10(a) and 2.13(c)) on terms satisfactory to the Issuing Lender and/or the Swing Loan Lender in its good faith determination (and such cash collateral shall be in Dollars). Any such cash collateral shall be deposited in the Collateral Account as collateral (solely for the benefit of the Issuing Lender and/or the Swing Loan Lender) for the payment and performance of each Defaulting Lender’s pro rata portion in accordance with their respective Revolving Credit Commitment Percentages of outstanding Letter of Credit Liabilities and Swing Loans. Moneys in the Collateral Account deposited pursuant to this §2.13(e) shall be applied by the Agent to reimburse the Issuing Lender and/or the Swing Loan Lender immediately for each Defaulting Lender’s pro rata portion in accordance with their respective Revolving Credit Commitment Percentages of any funding obligation with respect to a Letter of Credit or Swing Loan which has not otherwise been reimbursed by the Borrower or such Defaulting Lender.

(f)         (i)          Each Lender that is a Defaulting Lender shall not be entitled to receive any Facility Fee or unused fee pursuant to §2.3 for any period during which that Lender is a Defaulting Lender.

(ii)         Each Revolving Credit Lender that is a Defaulting Lender shall not be entitled to receive Letter of Credit fees pursuant to §2.10(e) for any period during which that Lender is a Defaulting Lender.

(iii)        With respect to any facility unused fee, term loan facility unused fee, Facility Fee or Letter of Credit fees not required to be paid to any Defaulting Lender pursuant to clause (i) or (ii) above, the Borrower shall (x) pay to each Non-Defaulting Lender that is a Revolving Credit Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Liabilities or Swing Loans that has been reallocated to such Non-Defaulting Lender pursuant to §2.13(c), (y) pay to the Issuing Lender and the Swing Loan Lender the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Lender’s or the Swing Loan Lender’s Fronting Exposure to such Defaulting Lender and (z) not be required to pay any remaining amount of any such fee.

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(g)          If the Borrower (so long as no Default or Event of Default exists) and the Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Loans to be held on a pro rata basis by the Lenders in accordance with their Commitments (without giving effect to §2.13(c)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

§3.          REPAYMENT OF THE LOANS.

§3.1         Stated Maturity

The Borrower promises to pay on the Revolving Credit Maturity Date and there shall become absolutely due and payable on the Revolving Credit Maturity Date all of the Revolving Credit Loans, Swing Loans and other Letter of Credit Liabilities Outstanding on such date, together with any and all accrued and unpaid interest thereon.

The Borrower promises to pay on the Term Loan Maturity Date and there shall become absolutely due and payable on the Term Loan Maturity Date all of the Term Loans Outstanding on such date, together with any and all accrued and unpaid interest thereon.

§3.2         Mandatory Prepayments. If at any time (i) the sum of the aggregate outstanding principal amount of the Revolving Credit Loans, the Swing Loans and the Letter of Credit Liabilities exceeds the lesser of (A) the Total Revolving Credit Commitment or (B) the Unencumbered Pool Availability minus the principal amount of the Outstanding Term Loans and the aggregate principal amount of all other Unsecured Indebtedness, or (ii) the sum of the aggregate outstanding principal amount of the Revolving Credit Loans, the Term Loans, the Swing Loans and the Letter of Credit Liabilities exceeds the lesser of (A) Total Commitment or (B) the Unencumbered Pool Availability minus the aggregate principal amount of all other Unsecured Indebtedness, then the Borrower shall, within five (5) Business Days of such occurrence pay the amount of such excess to the Agent for the respective accounts of the Revolving Credit Lenders (in the case of clause (i)(A)) or all of the Lenders (in the case of clauses (i)(B) and (ii)), as applicable, for application to the Revolving Credit Loans and Term Loans as provided in §3.4, together with any additional amounts payable pursuant to §4.7, and deposit in the Collateral Account and pledge to Agent cash in any additional amount necessary to secure the Outstanding Letter of Credit Liabilities, except that the amount of any Swing Loans shall be paid solely to the Swing Loan Lender.

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§3.3          Optional Prepayments.

(a)          The Borrower shall have the right, at its election, to prepay the outstanding amount of the Revolving Credit Loans, Term Loans and Swing Loans, as a whole or in part, at any time without penalty or premium; provided, that if any prepayment of the outstanding amount of any LIBOR Rate Loans pursuant to this §3.3 is made on a date that is not the last day of the Interest Period relating thereto, such prepayment shall be accompanied by the payment of any amounts due pursuant to §4.7.

(b)          The Borrower shall give the Agent, no later than 10:00 a.m. (Cleveland time) at least three (3) days prior written notice of any prepayment pursuant to this §3.3, in each case specifying the proposed date of prepayment of the Loans and the principal amount to be prepaid (provided that any such notice may be revoked or modified upon one (1) day’s prior notice to the Agent). Notwithstanding the foregoing, no prior notice shall be required for the prepayment of any Swing Loan.

§3.4          Partial Prepayments. Each partial prepayment of the Loans under §3.3 shall be in a minimum amount of $1,000,000.00 or an integral multiple of $100,000.00 in excess thereof, shall be accompanied by the payment of accrued interest on the principal prepaid to the date of payment. Each partial payment under §3.2 and §3.3 shall be applied first to the principal of any Outstanding Swing Loans, then, in the absence of instruction by the Borrower, first to the principal of any Outstanding Revolving Credit Loans and then to the principal of any Outstanding Term Loans (and with respect to each category of Loans, first to the principal of Base Rate Loans, and then to the principal of LIBOR Rate Loans).

§3.5          Effect of Prepayments. Amounts of the Revolving Credit Loans prepaid under §§3.2 and 3.3 prior to the Maturity Date may be reborrowed as provided in §2. Any portion of the Term Loans that is prepaid may not be reborrowed.

§4.          CERTAIN GENERAL PROVISIONS.

§4.1          Conversion Options.

(a)          The Borrower may elect from time to time to convert any of its outstanding Revolving Credit Loans or Term Loans to a Revolving Credit Loan or Term Loan, respectively, of another Type and such Revolving Credit Loans or Term Loans shall thereafter bear interest as a Base Rate Loan or a LIBOR Rate Loan, as applicable; provided that (i) with respect to any such conversion of a LIBOR Rate Loan to a Base Rate Loan, the Borrower shall give the Agent at least one (1) Business Day’s prior written notice of such election, and such conversion shall only be made on the last day of the Interest Period with respect to such LIBOR Rate Loan; (ii) with respect to any such conversion of a Base Rate Loan to a LIBOR Rate Loan, the Borrower shall give the Agent at least three (3) LIBOR Business Days’ prior written notice of such election and the Interest Period requested for such Loan, the principal amount of the Loan so converted shall be in a minimum aggregate amount of $1,000,000.00 or an integral multiple of $1,000,000.00 in excess thereof and, after giving effect to the making of such Loan, there shall be no more than six (6) LIBOR Rate Loans outstanding at any one time; and (iii) no Loan may be converted into a LIBOR Rate Loan when any Default or Event of Default has occurred and is continuing. All or any part of the outstanding Revolving Credit Loans or Term Loans of any Type may be converted as provided herein, provided that no partial conversion shall result in a Base Rate Loan in a principal amount of less than $1,000,000.00 or an integral multiple of $100,000.00 or a LIBOR Rate Loan in a principal amount of less than $1,000,000.00 or an integral multiple of $1,000,000.00. On the date on which such conversion is being made, each Lender shall take such action as is necessary to transfer its Commitment Percentage of such Loans to its Domestic Lending Office or its LIBOR Lending Office, as the case may be. Each Conversion/Continuation Request relating to the conversion of a Base Rate Loan to a LIBOR Rate Loan shall be irrevocable by the Borrower.

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(b)          Any LIBOR Rate Loan may be continued as such Type upon the expiration of an Interest Period with respect thereto by compliance by the Borrower with the terms of §4.1; provided that no LIBOR Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Base Rate Loan on the last day of the Interest Period relating thereto ending during the continuance of any Default or Event of Default.

(c)          In the event that the Borrower does not notify the Agent of its election hereunder with respect to any LIBOR Rate Loan, such Loan shall be automatically continued at the end of the applicable Interest Period as a LIBOR Rate Loan with an Interest Period of one month, provided that no circumstance exists which would preclude Borrower from obtaining a LIBOR Rate Loan, or if Borrower would be precluded from obtaining a LIBOR Rate Loan, it shall be converted to a Base Rate Loan at the end of the applicable Interest Period.

§4.2          Fees. The Borrower agrees to pay to KeyBank, the Agent and the Arranger for their own account certain fees for services rendered or to be rendered in connection with the Loans as provided pursuant to that certain fee letter dated April 17, 2013 among the Borrower, KeyBank and Keybanc Capital Markets, Inc. (the “Agreement Regarding Fees”). All such fees shall be fully earned when paid and nonrefundable under any circumstances.

§4.3          Funds for Payments.

(a)          All payments of principal, interest, facility fees, Letter of Credit fees, closing fees and any other amounts due hereunder or under any of the other Loan Documents shall be made to the Agent, for the respective accounts of the Lenders and the Agent, as the case may be, at the Agent’s Head Office, not later than 2:00 p.m. (Cleveland time) on the day when due, in each case in lawful money of the United States in immediately available funds. The Agent is hereby authorized to charge the accounts of the Borrower with KeyBank set forth on Schedule 4.3, on the dates when the amount thereof shall become due and payable, with the amounts of the principal of and interest on the Loans and all fees, charges, expenses and other amounts owing to the Agent and/or the Lenders (including the Swing Loan Lender) under the Loan Documents. Subject to the foregoing, all payments made to the Agent on behalf of the Lenders, and actually received by the Agent, shall be deemed received by the Lenders on the date actually received by the Agent.

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(b)          All payments by the Borrower hereunder and under any of the other Loan Documents shall be made without setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Borrower is compelled by law to make such deduction or withholding. If any such obligation is imposed upon the Borrower to deduct or withhold with respect to any amount payable by it hereunder or under any of the other Loan Documents (other than any deduction or withholding with respect to Excluded Taxes), the Borrower will pay to the Agent, for the account of the Lenders (including the Swing Loan Lender) or (as the case may be) the Agent, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable the Lenders or the Agent to receive the same net amount which the Lenders or the Agent would have received on such due date had no such obligation been imposed upon the Borrower. If any such Lender, to the extent it may lawfully do so, fails to deliver the above forms or other documentation, then the Agent may withhold from any payments to be made to such Lender under any of the Loan Documents such amounts as are required by the Code. If any Governmental Authority asserts that the Agent or the Borrower (as to the Borrower, with respect to Excluded FATCA Taxes only) did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender due to such Lender’s failure to deliver such forms or documentation, such Lender shall indemnify the Agent and/or the Borrower (as to the Borrower, with respect to Excluded FATCA Taxes only) therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Agent or by the Borrower (as to the Borrower, with respect to Excluded FATCA Taxes only) under this §4.3, and costs and expenses (including all reasonable fees and disbursements of any law firm or other external counsel and the allocated cost of internal legal services and all disbursements of internal counsel) of the Agent and the Borrower (as to the Borrower, with respect to Excluded FATCA Taxes only). The obligation of the Lenders under this §4.3(b) shall survive the termination of the Commitments, repayment of all Obligations and all the resignation or replacement of the Agent. Without limitation of this §4.3(b), if a payment made to a Lender under any Loan Document would be subject to United States federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting and document provision requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent, at the time or times prescribed by law and at such time or times reasonably requested by either, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower and/or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA, to determine that such Lender has or has not complied with such Lender obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. The Borrower will deliver promptly to the Agent certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Borrower hereunder or under any other Loan Document.

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(c)          Each Lender that is not a United States Person as defined in Section 7701(a)(30) of the Code (but only so long as such Lender remains lawfully able to do so), shall provide the Borrower and Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or Agent) with such duly executed form(s) or statement(s) which may, from time to time, be prescribed by law and, which, pursuant to applicable provisions of (i) an income tax treaty between the United States and the country of residence of such Lender, (ii) the Code, or (iii) any applicable rules or regulations in effect under (i) or (ii) above, indicates the withholding status of such Lender and allows the Borrower and Agent to determine the withholding or deduction required to be made. Each Lender that is a United States Person as defined under Section 7701(a)(30) of the Code shall provide the Borrower and Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower and Agent), duly executed originals of Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax. Each Lender agrees that if any form or certification it previously delivered pursuant to this §4.3(c) expires or becomes obsolete or inaccurate in any respect, it shall promptly update such form or certification or promptly notify the Borrower and Agent in writing of its legal inability to do so. In the event that the Borrower shall have delivered the certificates or vouchers described above for any payments made by the Borrower and such Lender receives a refund of any taxes paid by the Borrower pursuant to §4.3(b) or §15, such Lender will pay to the Borrower the amount of such refund promptly upon receipt thereof; provided that if at any time thereafter such Lender is required to return such refund, the Borrower shall promptly repay to such Lender the amount of such refund.

(d)          The obligations of the Borrower to the Lenders under this Agreement with respect to Letters of Credit (and of the Lenders to make payments to the Issuing Lender with respect to Letters of Credit and to the Swing Loan Lender with respect to Swing Loans) shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including, without limitation, the following circumstances: (i) any lack of validity or enforceability of this Agreement, any Letter of Credit or any of the other Loan Documents; (ii) any improper use which may be made of any Letter of Credit or any improper acts or omissions of any beneficiary or transferee of any Letter of Credit in connection therewith; (iii) the existence of any claim, set-off, defense or any right which the Borrower or any of its Subsidiaries or Affiliates may have at any time against any beneficiary or any transferee of any Letter of Credit (or persons or entities for whom any such beneficiary or any such transferee may be acting) or the Lenders (other than the defense of payment to the Lenders in accordance with the terms of this Agreement) or any other person, whether in connection with any Letter of Credit, this Agreement, any other Loan Document, or any unrelated transaction; (iv) any draft, demand, certificate, statement or any other documents presented under any Letter of Credit proving to be insufficient, forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever; (v) any breach of any agreement between the Borrower, any Guarantor or any of their Subsidiaries or Affiliates and any beneficiary or transferee of any Letter of Credit; (vi) any irregularity in the transaction with respect to which any Letter of Credit is issued, including any fraud by the beneficiary or any transferee of such Letter of Credit; (vii) payment by the Issuing Lender under any Letter of Credit against presentation of a sight draft, demand, certificate or other document which does not comply with the terms of such Letter of Credit, provided that such payment shall not have constituted gross negligence or willful misconduct on the part of the Issuing Lender as determined by a final non-appealable judgment of court of competent jurisdiction; (viii) any non-application or misapplication by the beneficiary of a Letter of Credit of the proceeds of such Letter of Credit; (ix) the legality, validity, form, regularity or enforceability of the Letter of Credit; (x) the failure of any payment by the Issuing Lender to conform to the terms of a Letter of Credit (if, in the Issuing Lender’s good faith judgment, such payment is determined to be appropriate); (xi) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; (xii) the occurrence of any Default or Event of Default; and (xiii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, provided that such circumstance or happening under this clause (xiii) shall not have occurred as a result of gross negligence or willful misconduct on the part of the Issuing Lender as determined by a final non-appealable judgment of a court of competent jurisdiction.

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§4.4           Computations.  All computations of interest on the Base Rate Loans to the extent applicable shall be based on a three hundred sixty-five (365) or three hundred sixty-six (366)-day year, as applicable, and paid for the actual number of days elapsed. All other computations of interest on the Loans and of other fees to the extent applicable shall be based on a 360-day year and paid for the actual number of days elapsed. Except as otherwise provided in the definition of the term “Interest Period” with respect to LIBOR Rate Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension. The Outstanding Loans and Letter of Credit Liabilities as reflected on the records of the Agent from time to time shall be considered prima facie evidence of such amount absent manifest error.

§4.5           Suspension of LIBOR Rate Loans.  In the event that, prior to the commencement of any Interest Period relating to any LIBOR Rate Loan, the Agent shall determine that adequate and reasonable methods do not exist for ascertaining LIBOR for such Interest Period, or the Agent shall reasonably determine that LIBOR will not accurately and fairly reflect the cost of the Lenders making or maintaining LIBOR Rate Loans for such Interest Period, the Agent shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrower and the Lenders absent manifest error) to the Borrower and the Lenders. In such event (a) any Loan Request with respect to a LIBOR Rate Loan shall be automatically withdrawn and shall be deemed a request for a Base Rate Loan and (b) each LIBOR Rate Loan will automatically, on the last day of the then current Interest Period applicable thereto, become a Base Rate Loan, and the obligations of the Lenders to make LIBOR Rate Loans shall be suspended until the Agent determines that the circumstances giving rise to such suspension no longer exist, whereupon the Agent shall so notify the Borrower and the Lenders.

§4.6           Illegality.  Notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive or the interpretation or application thereof shall make it unlawful, or any central bank or other Governmental Authority having jurisdiction over a Lender or its LIBOR Lending Office shall assert that it is unlawful, for any Lender to make or maintain LIBOR Rate Loans, such Lender shall forthwith give notice of such circumstances to the Agent and the Borrower and thereupon (a) the commitment of the Lenders to make LIBOR Rate Loans shall forthwith be suspended and (b) the LIBOR Rate Loans then outstanding shall be converted automatically to Base Rate Loans on the last day of each Interest Period applicable to such LIBOR Rate Loans or within such earlier period as may be required by law. Notwithstanding the foregoing, before giving such notice, the applicable Lender shall designate a different lending office if such designation will void the need for giving such notice and will not, in the judgment of such Lender, be otherwise materially disadvantageous to such Lender or increase any costs payable by the Borrower hereunder.

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§4.7          Additional Interest.  If any LIBOR Rate Loan or any portion thereof is repaid or is converted to a Base Rate Loan for any reason on a date which is prior to the last day of the Interest Period applicable to such LIBOR Rate Loan, or if repayment of the Loans has been accelerated as provided in §12.1, or if the Borrower fails to draw down on the first day of the applicable Interest Period any amount as to which the Borrower has elected a LIBOR Rate Loan, the Borrower will pay to the Agent upon demand for the account of the applicable Lenders in accordance with their respective Commitment Percentages (or to the Swing Loan Lender with respect to a Swing Loan), in addition to any amounts of interest otherwise payable hereunder, the Breakage Costs. The Borrower understands, agrees and acknowledges the following: (a) no Lender has any obligation to purchase, sell and/or match funds in connection with the use of LIBOR as a basis for calculating the rate of interest on a LIBOR Rate Loan; (b) LIBOR is used merely as a reference in determining such rate; and (c) the Borrower has accepted LIBOR as a reasonable and fair basis for calculating such rate and any Breakage Costs. The Borrower further agrees to pay the Breakage Costs, if any, whether or not a Lender elects to purchase, sell and/or match funds.

§4.8          Additional Costs, Etc.  Notwithstanding anything herein to the contrary, if any present or future applicable law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time (or from time to time) hereafter made upon or otherwise issued to any Lender or the Agent by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:

(a)          subject any Lender or the Agent to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Agreement, the other Loan Documents, such Lender’s Commitment, a Letter of Credit or the Loans (except for taxes covered by §4.3 and any Excluded Taxes payable by such Lender or the Agent), or

(b)          materially change the basis of taxation (except for taxes covered by §4.3 and any Excluded Taxes payable by such Lender or the Agent) of payments to any Lender of the principal of or the interest on any Loans or any other amounts payable to any Lender under this Agreement or the other Loan Documents, or

(c)          impose or increase or render applicable any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law and which are not already reflected in any amounts payable by the Borrower hereunder) against assets held by, or deposits in or for the account of, or loans by, or commitments of an office of any Lender, or

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(d)          impose on any Lender or the Agent any other conditions or requirements with respect to this Agreement, the other Loan Documents, the Loans, such Lender’s Commitment, a Letter of Credit or any class of loans or commitments of which any of the Loans or such Lender’s Commitment forms a part; and the result of any of the foregoing is:

(i)          to increase the cost to any Lender of making, funding, issuing, renewing, extending or maintaining any of the Loans, the Letters of Credit or such Lender’s Commitment, or

(ii)         to reduce the amount of principal, interest or other amount payable to any Lender or the Agent hereunder on account of such Lender’s Commitment or any of the Loans or the Letters of Credit, or

(iii)        to require any Lender or the Agent to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Lender or the Agent from the Borrower hereunder, then, and in each such case, the Borrower will, within fifteen (15) days of demand made by such Lender or (as the case may be) the Agent at any time and from time to time and as often as the occasion therefor may arise, pay to such Lender or the Agent such additional amounts as such Lender or the Agent shall determine in good faith to be sufficient to compensate such Lender or the Agent for such additional cost, reduction, payment or foregone interest or other sum. Each Lender and the Agent in determining such amounts may use any reasonable averaging and attribution methods generally applied by such Lender or the Agent.

§4.9           Capital Adequacy.  If after the date hereof any Lender determines that (a) the adoption of or change in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies or any change in the interpretation or application thereof by any Governmental Authority charged with the administration thereof, or (b) compliance by such Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on such Lender’s or such holding company’s capital as a consequence of such Lender’s commitment to make Loans or participate in Letters of Credit hereunder to a level below that which such Lender or holding company could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may notify the Borrower thereof. The Borrower agrees to pay to such Lender the amount of such reduction in the return on capital as and when such reduction is determined, upon presentation by such Lender of a statement of the amount setting forth the Lender’s calculation thereof. In determining such amount, such Lender may use any reasonable averaging and attribution methods generally applied by such Lender. For purposes of §4.8 and this §4.9, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, publications, orders, guidelines and directives thereunder or issued in connection therewith and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to have been adopted and gone into effect after the date hereof regardless of when adopted, enacted or issued.

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§4.10         Breakage Costs.  The Borrower shall pay all Breakage Costs required to be paid by it pursuant to this Agreement and incurred from time to time by any Lender upon demand within fifteen (15) days from receipt of written notice from the Agent, or such earlier date as may be required by this Agreement.

§4.11         Default Interest.  Following the occurrence and during the continuance of any Event of Default, and regardless of whether or not the Agent or the Lenders shall have accelerated the maturity of the Loans, all Loans shall bear interest payable on demand at a rate per annum equal to two percent (2.0%) above an amount equal to the sum of the Base Rate plus the Applicable Margin in effect from time to time (the “Default Rate”), until such amount shall be paid in full (after as well as before judgment), and the fee payable with respect to Letters of Credit shall be increased to a rate equal to two percent (2%) above the Letter of Credit fee that would otherwise be applicable to such time, or if any of such amounts shall exceed the maximum rate permitted by law, then at the maximum rate permitted by law.

§4.12         Certificate.  A certificate setting forth any amounts payable pursuant to §4.7, §4.8, §4.9, §4.10 or §4.11 and a reasonably detailed explanation of such amounts which are due, submitted by any Lender or the Agent to the Borrower, shall be conclusive in the absence of manifest error, and shall be promptly provided to the Agent and the Borrower upon their written request.

§4.13         Limitation on Interest.  Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, all agreements between or among the Borrower, the Guarantors, the Lenders and the Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Lenders exceed the maximum amount permissible under applicable law. If, from any circumstance whatsoever, interest would otherwise be payable to the Lenders in excess of the maximum lawful amount, the interest payable to the Lenders shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance the Lenders shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of the Obligations, such excess shall be refunded to the Borrower. All interest paid or agreed to be paid to the Lenders shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by applicable law. This §4.13 shall control all agreements between or among the Borrower, the Guarantors, the Lenders and the Agent.

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§4.14         Certain Provisions Relating to Increased Costs and Non-Funding Lenders.  If a Lender gives notice of the existence of the circumstances set forth in §4.8 or any Lender requests compensation for any losses or costs to be reimbursed pursuant to any one or more of the provisions of §§4.3(b) (as a result of the imposition of U.S. withholding taxes on amounts paid to such Lender under this Agreement), 4.8, 4.9, or 15(b), then, upon request of the Borrower, such Lender, as applicable, shall use reasonable efforts to designate another of such Lender’s offices, branches or affiliates for funding or booking its Loans hereunder or assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce such amounts payable or (ii) would not subject Lender to any unreimbursed costs or expenses and would not otherwise be disadvantageous to Lender; the Borrower agreeing to pay all reasonably incurred costs and expenses incurred by such Lender in connection with any such action. Notwithstanding anything to the contrary contained herein, if no Default or Event of Default shall have occurred and be continuing, and if any Lender (a) has given notice of the existence of the circumstances set forth in §4.8 or has requested payment or compensation for any losses or costs to be reimbursed pursuant to any one or more of the provisions of §§4.3(b) (as a result of the imposition of U.S. withholding taxes on amounts paid to such Lender under this Agreement), 4.8, 4.9 or 15(b) and following the request of the Borrower has been unable to take the steps described above to mitigate such amounts (each, an “Affected Lender”), or (b) has failed to make available to Agent its pro rata share of any Loan or participation in a Letter of Credit or Swing Loan and such failure has not been cured (a “Non-Funding Lender”), then, within thirty (30) days after such notice or request for payment or compensation or failure to fund, as applicable, the Borrower shall have the one-time right as to such Affected Lender or Non-Funding Lender, as applicable, to be exercised by delivery of written notice delivered to the Agent and the Affected Lender or Non-Funding Lender, as applicable, within thirty (30) days of receipt of such notice or failure to fund, as applicable, to elect to cause the Affected Lender or Non-Funding Lender, as applicable, to transfer its Commitments and assign its Loans. The Agent shall promptly notify the remaining Lenders that each of such Lenders shall have the right, but not the obligation, to acquire a portion of the Commitments and Loans, pro rata based upon their relevant Commitment Percentages, of the Affected Lender or Non-Funding Lender, as applicable (or if any of such Lenders does not elect to purchase its pro rata share, then to such remaining Lenders in such proportion as approved by the Agent). In the event that the Lenders do not elect to acquire all of the Affected Lender’s or Non-Funding Lender’s Commitments and Loans, then the Agent shall endeavor to obtain a new Lender to acquire such remaining Commitment. Upon any such purchase of the Commitment of the Affected Lender or Non-Funding Lender, as applicable, the Affected Lender’s or Non-Funding Lender’s interest in the Obligations and its rights hereunder and under the Loan Documents shall terminate at the date of purchase, and the Affected Lender or Non-Funding Lender, as applicable, shall promptly execute all documents reasonably requested to surrender and transfer such interest. The purchase price for the Affected Lender’s or Non-Funding Lender’s Commitments and Loans shall equal any and all amounts outstanding and owed by the Borrower to the Affected Lender or Non-Funding Lender, as applicable, including principal, prepayment premium or fee, and all accrued and unpaid interest or fees.

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§4.15         Delay in Requests.  Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to the foregoing §§4.3, 4.8 and 4.9 shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation, provided that Borrower shall not be required to compensate a Lender or the Issuing Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or the Issuing Lender, as the case may be, notifies Borrower of the eligible circumstances giving rise to such increased costs or reductions and of such Lender’s or the Issuing Lender’s intention to claim compensation therefor (except that, if the change in law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).

§5.          UNSECURED OBLIGATIONS; GUARANTY.

§5.1           Unsecured Obligations.  The Lenders have agreed to make the Loans to the Borrower and issue Letters of Credit for the account of the Borrower on an unsecured basis. Notwithstanding the foregoing, the Obligations shall be guaranteed pursuant to the terms of the Guaranty.

§5.2           Additional Subsidiary Guarantors.  In the event that the Borrower shall request that certain Real Estate of a Wholly Owned Subsidiary of the Borrower be included as an Unencumbered Pool Asset, the Borrower shall as a condition thereto, in addition to the requirements of §7.20, cause each such Wholly Owned Subsidiary to execute and deliver to Agent a Joinder Agreement, and such Subsidiary shall become a Guarantor hereunder and thereunder. In addition, in the event any Subsidiary of REIT shall constitute a Material Subsidiary, the Borrower shall cause such Subsidiary, as a condition to such Subsidiary’s becoming a guarantor or other obligor with respect to such other Unsecured Indebtedness described therein, cause each such Subsidiary to execute and deliver to Agent a Joinder Agreement, and such Subsidiary shall become a Subsidiary Guarantor hereunder. Each such Subsidiary shall be specifically authorized, in accordance with its respective organizational documents, to be a Guarantor hereunder and thereunder and to execute the Contribution Agreement. The Borrower shall further cause all representations, covenants and agreements in the Loan Documents with respect to the Guarantors to be true and correct with respect to each such Subsidiary. In connection with the delivery of such Joinder Agreement, the Borrower shall deliver to the Agent such organizational agreements, resolutions, consents, opinions and other documents and instruments as the Agent may reasonably require.

§5.3           Release of a Subsidiary Guarantor.  The Borrower may request in writing that the Agent release, and upon receipt of such request the Agent shall release (subject to the terms hereof), a Subsidiary Guarantor from the Guaranty so long as: (a) no Default or Event of Default shall then be in existence or would occur as a result of such release or the removal of Real Estate referred to in clause (c) below; (b) the Agent shall have received such written request at least five (5) Business Days prior to the requested date of release together with an updated Compliance Certificate and Unencumbered Pool Certificate, each giving effect to such proposed release; and (c) Borrower shall deliver to Agent evidence reasonably satisfactory to Agent that (A) the Borrower has disposed of or simultaneously with such release will dispose of its entire interest in such Subsidiary Guarantor or that substantially all of the assets of such Subsidiary Guarantor have been or simultaneously with such release will be disposed of in compliance with the terms of this Agreement to a Person other than REIT or any of its Subsidiaries or Affiliates, and the net cash proceeds from such disposition are being distributed to the Borrower in connection with such disposition; or (B) if such Subsidiary Guarantor previously directly or indirectly owned an asset included in the calculation of Unencumbered Pool Asset Value, all such assets have been removed from the calculation of the Unencumbered Pool Asset Value in accordance with the terms of the Agreement (and such Subsidiary Guarantor is not otherwise required by the terms of this Agreement to be a Guarantor); or (C) such Subsidiary Guarantor does not directly or indirectly own an asset included in the calculation of the Unencumbered Pool Asset Value and will not, upon giving effect to such requested release, be a Material Subsidiary. Delivery by the Borrower to the Agent of any such request for a release shall constitute a representation by the Borrower that the matters set forth in the preceding sentence (both as of the date of the giving of such request and as of the date of the effectiveness of such request) are true and correct with respect to such request. Notwithstanding the foregoing, the foregoing provisions shall not apply to REIT, which may only be released upon the written approval of Agent and all of the Lenders.

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§6.          REPRESENTATIONS AND WARRANTIES.

The Borrower represents and warrants to the Agent and the Lenders as follows.

§6.1          Corporate Authority, Etc.

(a)          Incorporation; Good Standing. REIT is a Maryland corporation duly organized pursuant to articles of incorporation filed with the Maryland Secretary of State, and is validly existing and in good standing under the laws of Maryland. REIT conducts its business in a manner which enables it to qualify as a real estate investment trust under, and to be entitled to the benefits of, Section 856 of the Code, and has elected to be treated as and is entitled to the benefits of a real estate investment trust thereunder. The Borrower is a Delaware limited partnership duly organized pursuant to its certificate of limited partnership filed with the Delaware Secretary of State, and is validly existing and in good standing under the laws of Delaware. The Borrower (i) has all requisite power to own its property and conduct its business as now conducted and as presently contemplated, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect, and (ii) is in good standing and is duly authorized to do business in (x) the jurisdiction of its organization, and (y) the jurisdiction where the Unencumbered Pool Assets owned or leased by it are located, and (z) in each other jurisdiction where a failure to be so qualified in such other jurisdiction could have a Material Adverse Effect.

(b)          Subsidiaries. Each of the Guarantors and each of the Subsidiaries of the Borrower and the Guarantors (i) is a corporation, limited partnership, general partnership, limited liability company or trust duly organized under the laws of its State of organization and is validly existing and in good standing under the laws thereof, (ii) has all requisite power to own its property and conduct its business as now conducted and as presently contemplated, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, and (iii) is in good standing and is duly authorized to do business in each jurisdiction where it is organized and where an Unencumbered Pool Asset owned or leased by it is located (to the extent required by applicable law) and in each other jurisdiction where a failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

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(c)          Authorization. The execution, delivery and performance of this Agreement and the other Loan Documents to which any of the Borrower or any Guarantor is a party and the transactions contemplated hereby and thereby (i) are within the authority of such Person, (ii) have been duly authorized by all necessary proceedings on the part of such Person, (iii) do not and will not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which such Person is subject or any judgment, order, writ, injunction, license or permit applicable to such Person, (iv) do not and will not conflict with or constitute a default (whether with the passage of time or the giving of notice, or both) under any provision of the partnership agreement, articles of incorporation or other charter documents or bylaws of, or any agreement or other instrument binding upon, such Person or any of its properties, (v) do not and will not result in or require the imposition of any lien or other encumbrance on any of the properties, assets or rights of such Person, and (vi) do not require the approval or consent of any Person other than those already obtained and delivered to the Agent.

(d)          Enforceability. The execution and delivery of this Agreement and the other Loan Documents to which any of the Borrower or any Guarantor is a party are valid and legally binding obligations of such Person enforceable in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and general principles of equity.

§6.2          Governmental Approvals.  The execution, delivery and performance of this Agreement and the other Loan Documents to which the Borrower or any Guarantor is a party and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing or registration with, or the giving of any notice to, any court, department, board, governmental agency or authority other than those already obtained, and filings after the date hereof of disclosures with the SEC, or as may be required hereafter with respect to tenant improvements, repairs or other work with respect to any Real Estate.

§6.3          Title to Properties.  Except as indicated on Schedule 6.3 hereto, REIT and its Subsidiaries own or lease all of the assets reflected in the consolidated balance sheet of the Borrower as of the Balance Sheet Date or acquired or leased since that date (except property and assets sold or otherwise disposed of in the ordinary course of business since that date) subject, in the case of the fee owned properties (and, with respect to the leased properties, its leasehold interest in such properties), only to Permitted Liens and, as to Subsidiaries of the Borrower that are not Subsidiary Guarantors, except for such defects as individually or in the aggregate have not had and could not reasonably be expected to have a Material Adverse Effect.

§6.4          Financial Statements.  The Borrower has furnished to the Agent: (a) the consolidated balance sheet of REIT and its Subsidiaries as of the Balance Sheet Date and the related consolidated statement of income and cash flow for the calendar year then ended certified by the chief financial officer of REIT, (b) an unaudited statement of Net Operating Income for each of the Unencumbered Pool Assets for the period ending March 31, 2013, reasonably satisfactory in form to the Agent and certified by the chief financial officer of REIT as fairly presenting the Net Operating Income for such periods, and (c) certain other financial information relating to the Borrower, the Guarantors and the Real Estate, including, without limitation, the Unencumbered Pool Assets. The balance sheet and statements referred to in clauses (a) and (b) above have been prepared in accordance with generally accepted accounting principles, except as otherwise expressly noted therein, and fairly present the consolidated financial condition of REIT and its Subsidiaries as of such dates and the consolidated results of the operations of REIT and its Subsidiaries for such periods. There are no liabilities, contingent or otherwise, of REIT or any of its Subsidiaries involving material amounts not disclosed in said financial statements and the related notes thereto.

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§6.5           No Material Changes.  Since the Balance Sheet Date or the date of the most recent financial statements delivered pursuant to §7.4, as applicable, there has occurred no materially adverse change in the financial condition, operations or business of REIT and its Subsidiaries taken as a whole as shown on or reflected in the consolidated balance sheet of REIT as of the Balance Sheet Date, or its consolidated statement of income or cash flows for the calendar year then ended, other than changes in the ordinary course of business that have not and could not reasonably be expected to have a Material Adverse Effect. As of the date hereof, except as set forth on Schedule 6.5 hereto, there has occurred no materially adverse change in the financial condition, operations or business activities of REIT, its Subsidiaries or any of the Unencumbered Pool Assets from the condition shown on the statements of income delivered to the Agent pursuant to §6.4 other than changes in the ordinary course of business that have not had any materially adverse effect either individually or in the aggregate on the business, prospects, operations or financial condition of REIT and its Subsidiaries, considered as a whole, or of any of the Unencumbered Pool Assets.

§6.6           Franchises, Patents, Copyrights, Etc.  The Borrower, the Guarantors and their respective Subsidiaries possess all franchises, patents, copyrights, trademarks, trade names, service marks, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of their business substantially as now conducted without known conflict with any rights of others, except, in each case, where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

§6.7           Litigation.  Except as stated on Schedule 6.7, there are no actions, suits, proceedings or investigations of any kind pending or to the knowledge of the Borrower threatened in writing against the Borrower, any Guarantor or any of their respective Subsidiaries before any court, tribunal, arbitrator, mediator or administrative agency or board which question the validity of this Agreement or any of the other Loan Documents, any action taken or to be taken pursuant hereto or thereto, or which, if adversely determined, could reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 6.7, as of the date hereof, there are no judgments, final orders or awards outstanding against or affecting the Borrower, any Guarantor, any of their respective Subsidiaries. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided. As of the Closing Date, none of the Borrower, any Guarantor or any of their respective Subsidiaries or to the Borrower or any Guarantor’s knowledge and operator of any Medical Property, is the subject of an audit by a Governmental Authority or, to the Borrower’s or any Guarantor’s knowledge, any investigation or review by a Governmental Authority concerning the violation or possible violation of any Requirement of Law, including any Healthcare Law.

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§6.8           No Material Adverse Contracts, Etc.  None of the Borrower, any Guarantor or any of their respective Subsidiaries is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation that has or could reasonably be expected to have a Material Adverse Effect. None of the Borrower, any Guarantor or any of their respective Subsidiaries is a party to any contract or agreement that has or could reasonably be expected to have a Material Adverse Effect.

§6.9           Compliance with Other Instruments, Laws, Etc.  None of the Borrower, any Guarantor or any of their respective Subsidiaries is in violation of any provision of its charter or other organizational documents, bylaws, or any agreement or instrument to which it is subject or by which it or any of its properties is bound or any decree, order, judgment, statute, license, rule or regulation, except in such instances in which (a) such provision or decree, order, judgment, statute, license, rule or regulation is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

§6.10         Tax Status.  Each of the Borrower, the Guarantors and their respective Subsidiaries (a) has made or filed all material federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject or has obtained an extension for filing, (b) has paid prior to delinquency all material taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, (c) has paid prior to delinquency all material real estate and other taxes due or purported to be due with respect to the Unencumbered Pool Assets and (d) has set aside on its books provisions reasonably adequate for the payment of all material taxes for periods subsequent to the periods to which such returns, reports or declarations apply or such taxes are due, except, in each case, those which are being contested in good faith by appropriate procedures diligently conducted as permitted by §7.8. Except as set forth on Schedule 6.10, there are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers or partners of such Person know of no basis for any such claim. Except as set forth on Schedule 6.10, as of the date hereof, there are no material audits pending or to the knowledge of the Borrower threatened with respect to any tax returns filed by the Borrower, any Guarantor or their respective Subsidiaries. The taxpayer identification number for the Borrower and the Guarantors as of the date hereof are set forth on Schedule 6.10.

§6.11         No Event of Default.  No Default or Event of Default has occurred and is continuing.

§6.12         Investment Company Act.  None of the Borrower, the Guarantors nor any of their respective Subsidiaries is an “investment company”, or an “affiliated company” or a “principal underwriter” of an “investment company”, as such terms are defined in the Investment Company Act of 1940.

§6.13         Reserved.

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§6.14         Certain Transactions.  Except as disclosed on Schedule 6.14 hereto, none of the partners, officers, trustees, managers, members, directors, or employees of the Borrower, any Guarantor or any of their respective Subsidiaries is, nor shall any such Person become, a party to any transaction with the Borrower, any Guarantor or any of their respective Subsidiaries or Affiliates (other than for services as partners, managers, members, employees, officers and directors), including any agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any partner, officer, trustee, director or such employee or, to the knowledge of the Borrower, any corporation, partnership, trust or other entity in which any partner, officer, trustee, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, which are on terms less favorable to the Borrower, a Guarantor or any of their respective Subsidiaries than those that would be obtained in a comparable arms-length transaction.

§6.15         Employee Benefit Plans.  The Borrower, each Guarantor and each ERISA Affiliate have made all contributions, if any, required under the minimum funding standards of Section 302 of ERISA or Section 412 of the Code with respect to each Employee Benefit Plan or Guaranteed Pension Plan. Each Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan is in compliance in all material respects with the presently applicable provisions of ERISA and the Code. Neither the Borrower, any Guarantor nor any ERISA Affiliate has (a) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Employee Benefit Plan or Guaranteed Pension Plan, (b) failed to make or provide for any contribution or payment required by any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan, or made any amendment to any Employee Benefit Plan or Guaranteed Pension Plan, which has resulted or could reasonably be expected to result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code, or (c) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA. None of the assets of REIT or any of its Subsidiaries, including, without limitation, any Unencumbered Pool Asset, constitutes a “plan asset” (within the meaning of 29 C.F.A. Section 2510.3-101, as modified by Section 3(42) of ERISA) of any Employee Plan, Multiemployer Plan or Guaranteed Pension Plan. The execution, delivery and performance of this Agreement and the other Loan Documents, and the borrowing and repayment of amounts hereunder, do not and will not constitute non-exempt “prohibited transactions” (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) that could subject the Borrower, any Guarantor or any of their respective Subsidiaries to any tax or penalty on prohibited transactions imposed under Section 4975 of the Code or Section 502(i) of ERISA.

§6.16         Disclosure.  All of the representations and warranties made by or on behalf of the Borrower, the Guarantors and their respective Subsidiaries in this Agreement and the other Loan Documents or any document or instrument delivered to the Agent or the Lenders pursuant to or in connection with any of such Loan Documents are true and correct in all material respects, and neither the Borrower nor any Guarantor has failed to disclose such information as is necessary to make such representations and warranties not misleading. All information contained in this Agreement, the other Loan Documents or otherwise furnished to or made available to the Agent or the Lenders by or on behalf of the Borrower, any Subsidiary or any Guarantor, as supplemented to date, is and, when delivered, will be true and correct in all material respects and, as supplemented to date, does not, and when delivered will not, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading. The written information, reports and other papers and data with respect to the Borrower, any Subsidiary, any Guarantor or the Unencumbered Pool Assets (other than projections and estimates) furnished to the Agent or the Lenders in connection with this Agreement or the obtaining of the Commitments of the Lenders hereunder was, at the time so furnished, complete and correct in all material respects, or has been subsequently supplemented by other written information, reports or other papers or data, to the extent necessary to give in all material respects a true and accurate knowledge of the subject matter in all material respects; provided that such representation shall not apply to (a) the accuracy of any appraisal, title commitment, survey, or engineering and environmental reports prepared by third parties or legal conclusions or analysis provided by the Borrower’s or the Guarantors’ counsel (although the Borrower and the Guarantors have no reason to believe that the Agent and the Lenders may not rely on the accuracy thereof) or (b) budgets, projections and other forward-looking speculative information prepared in good faith by the Borrower (except to the extent the related assumptions were when made manifestly unreasonable).

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§6.17        Trade Name; Place of Business.  Neither the Borrower nor any Guarantor uses any trade name and conducts business under any name other than its actual name set forth in the Loan Documents. As of the date hereof, the principal place of business of the Borrower is 405 Park Avenue, Fifteenth Floor, New York, NY 10022.

§6.18        Regulations T, U and X.  No portion of any Loan or Letter or Credit is to be used for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 220, 221 and 224. Neither the Borrower nor any Guarantor is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 220, 221 and 224.

§6.19        Environmental Compliance.

(a)          None of the Borrower, the Guarantors or their respective Subsidiaries nor, to the best knowledge of the Borrower, any operator of the Real Estate, nor, to the best knowledge of the Borrower, any tenant or operations thereon, is in violation, or alleged violation, of any Environmental Law, which violation (i) involves Real Estate (other than the Unencumbered Pool Assets) and has had or could reasonably be expected to have a Material Adverse Effect or (ii) involves an Unencumbered Pool Asset included in the calculation of Unencumbered Pool Asset Value and has had or could reasonably be expected, when taken together with other matters covered by this §6.19 and §8.6, to result in liability, clean-up, remediation, containment, correction or other costs to the Borrower or any Guarantor individually or in the aggregate with other Unencumbered Pool Assets in excess of $1,000,000.00 or could reasonably be expected to materially adversely affect the operation of or ability to use such property or the health and safety of the tenants or other occupants of such property.

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(b)          None of the Borrower, any Guarantor nor any of their respective Subsidiaries has received notice from any third party including, without limitation, any Governmental Authority, (i) that it has been identified by the United States Environmental Protection Agency (“EPA”) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986); (ii) that any Hazardous Substance(s) which it has generated, transported or disposed of have been found at any site at which a federal, state or local agency or other third party has conducted or has ordered that the Borrower, any Guarantor or any of their respective Subsidiaries conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances, which in any case of clause (i) through (iii) above (x) involves Real Estate (other than the Unencumbered Pool Assets) and has had or could reasonably be expected to have a Material Adverse Effect or (y) involves an Unencumbered Pool Asset.

(c)          (i) since the date of acquisition of title to the Real Estate by the Borrower, the Guarantors or their respective Subsidiaries, and, to the best knowledge of the Borrower, prior to such date of acquisition of title, no portion of such Real Estate has been used for the handling, processing, storage or disposal of Hazardous Substances except in accordance with applicable Environmental Laws, and no underground tank or other underground storage receptacle for Hazardous Substances is located on any portion of such Real Estate except those which are being operated and maintained in compliance with Environmental Laws; (ii) in the course of any activities conducted by the Borrower, the Guarantors, their respective Subsidiaries or, to the best knowledge of the Borrower, the tenants and operators of their properties, no Hazardous Substances have been generated or are being used on the Real Estate except in the ordinary course of the Borrower’s, the Guarantors’ and their respective Subsidiaries’, or the tenants’ or operators’ of the Real Estate, respective businesses and in accordance with applicable Environmental Laws; (iii) since the date of acquisition of title to the Real Estate by the Borrower, the Guarantors or their respective Subsidiaries, and, to the best knowledge of the Borrower, prior to such date of acquisition of title, there has been no Release or threatened Release of Hazardous Substances on, upon, into or from such Real Estate; (iv) to the best knowledge of the Borrower without any independent investigation, there have been no Releases on, upon, from or into any real property in the vicinity of any of the Real Estate which, through soil or groundwater contamination, may have come to be located on, and which could be reasonably anticipated to have a material adverse effect on the value of, the Real Estate; and (v) since the date of acquisition of title to the Real Estate by the Borrower, the Guarantors or their respective Subsidiaries, and, to the best knowledge of the Borrower, prior to such date of acquisition of title, any Hazardous Substances that have been generated on any of such Real Estate have been transported off site in accordance with all applicable Environmental Laws (except with respect to the foregoing in this §6.19(c) as to (A) any Real Estate (other than the Unencumbered Pool Assets included in the calculation of Unencumbered Pool Asset Value) where the foregoing has not had or could not reasonably be expected to have a Material Adverse Effect and (B) any Unencumbered Pool Asset included in the calculation of Unencumbered Pool Asset Value where the foregoing has had or could reasonably be expected, when taken together with other matters covered by this §6.19 and §8.6, to result in liability, clean up, remediation, containment, correction or other costs to the Borrower or any Guarantor individually or in the aggregate with other Unencumbered Pool Asset Value in excess of $1,000,000.00 or could reasonably be expected to materially adversely affect the operation of or ability to use such property or the health and safety of the tenants or other occupants of such property).

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(d)          Reserved.

(e)          There are no existing or closed sanitary landfills, solid waste disposal sites, or hazardous waste treatment, storage or disposal facilities (i) on or, to the best knowledge of the Borrower, affecting the Real Estate (other than the Unencumbered Pool Assets) except where such existence has not had or could not be reasonably be expected to have a Material Adverse Effect, or (ii) on or, to the best knowledge of the Borrower, affecting an Unencumbered Pool Asset.

(f)          There has been no written claim by any party that any use, operation, or condition of the Real Estate has caused any nuisance or any other liability or adverse condition on any other property that remains outstanding or unresolved, nor to the best of Borrower’s knowledge is there any reasonable basis for such a claim.

§6.20        Subsidiaries; Organizational Structure.  Schedule 6.20(a) sets forth, as of the date hereof, all of the Subsidiaries of REIT, the form and jurisdiction of organization of each of the Subsidiaries, and REIT’s direct and indirect ownership interests therein. Schedule 6.20(b) sets forth, as of the date hereof, all of the Unconsolidated Affiliates of the Borrower and its Subsidiaries, the form and jurisdiction of organization of each of the Unconsolidated Affiliates, REIT’s or its Subsidiary’s ownership interest therein and the other owners of the applicable Unconsolidated Affiliate. As of the date hereof, no Person owns any legal, equitable or beneficial interest in any of the Persons set forth on Schedules 6.20(a) and 6.20(b) except as set forth on such Schedules.

§6.21        Leases.  There are no rights to terminate a Ground Lease with respect to an Unencumbered Pool Asset other than the applicable ground lessor’s right to terminate by reason of default, casualty, condemnation or other reasons, in each case as expressly set forth in the applicable Ground Lease. Each Ground Lease with respect to an Unencumbered Pool Asset is in full force and effect, and, to the best knowledge of Borrower, no breach or default or event that with the giving of notice or passage of time would constitute a breach or default under the applicable Ground Lease with respect to an Unencumbered Pool Asset (a “Ground Lease Default”) exists or has occurred on the part of the Borrower or any Guarantor or on the part of the ground lessor under any such Ground Lease. The Borrower and the Guarantors have not received any written notice that a Ground Lease Default has occurred or exists, or, to the Borrower’s or the Guarantors’ best knowledge, that any ground lessor or any third party alleges the same to have occurred or exist. Borrower or a Subsidiary Guarantor is the exclusive holder of the lessee’s interest under and pursuant to each Ground Lease with respect to an Unencumbered Pool Asset has not assigned, transferred or encumbered its interest in, to, or under such Ground Lease, except for an encumbrance resulting from Liens which are expressly contemplated in §§8.2(i) and 8.2(iv).

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§6.22         Property.  All of the Unencumbered Pool Assets, and all major building systems located thereon, are structurally sound, in good condition and working order and free from material defects, subject to ordinary wear and tear. All of the other improvement components of the Real Estate of the Borrower, the Guarantors and their respective Subsidiaries are structurally sound, in good condition and working order, subject to ordinary wear and tear, except where such defects have not had and could not reasonably be expected to have a Material Adverse Effect. Each of the Unencumbered Pool Assets, and the use and operation thereof, is in material compliance with all applicable federal and state law and governmental regulations and any local ordinances, orders or regulations, including without limitation, laws, regulations and ordinances relating to zoning, building codes, subdivision, fire protection, health, safety, handicapped access, historic preservation and protection, wetlands and tidelands (but excluding, for purposes of this §6.22, Environmental Laws). There are no unpaid or outstanding real estate or other taxes or assessments on or against any of the Unencumbered Pool Assets which are payable by the Borrower or any Guarantor (except only real estate or other taxes or assessments, that are not yet delinquent or are being protested as permitted by this Agreement).

§6.23         Brokers.  None of REIT nor any of its Subsidiaries has engaged or otherwise dealt with any broker, finder or similar entity in connection with this Agreement or the Loans contemplated hereunder.

§6.24         Other Debt. As of the date of this Agreement, (a) none of the Borrower, any Guarantor nor any of their respective Subsidiaries is in default of (i) the payment of any Indebtedness, the performance of any related agreement, mortgage, deed of trust, security agreement, financing agreement, indenture or lease to which any of them is a party, and (b) no Indebtedness of the Borrower, any Guarantor or any of their respective Subsidiaries has been accelerated. Neither the Borrower nor any Guarantor is a party to or bound by any agreement, instrument or indenture that may require the subordination in right or time or payment of any of the Obligations to any other indebtedness or obligation of the Borrower or any Guarantor. Schedule 6.24 hereto sets forth as of the date of this Agreement all agreements, mortgages, deeds of trust, financing agreements or other material agreements binding upon the Borrower and each Guarantor or their respective properties and entered into by the Borrower and/or such Guarantor as of the date of this Agreement with respect to any Indebtedness of the Borrower or any Guarantor in an amount greater than $2,000,000.00, and the Borrower has notified the Agent of such documents and provided the Agent with such true, correct and complete copies thereof if such documents have not been filed with the SEC.

§6.25         Solvency. As of the Closing Date and after giving effect to the transactions contemplated by this Agreement and the other Loan Documents, including all Loans made or to be made hereunder, neither the Borrower nor any Guarantor is insolvent on a balance sheet basis such that the sum of such Person’s assets exceeds the sum of such Person’s liabilities, the Borrower and each Guarantor is able to pay its debts as they become due, and the Borrower and each Guarantor has sufficient capital to carry on its business.

§6.26         No Bankruptcy Filing. Neither the Borrower nor any Guarantor is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or for the liquidation of its assets or property, and the Borrower has no knowledge of any Person contemplating the filing of any such petition against it or any Guarantor.

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§6.27         No Fraudulent Intent. Neither the execution and delivery of this Agreement or any of the other Loan Documents nor the performance of any actions required hereunder or thereunder is being undertaken by the Borrower, any Guarantor or any of their respective Subsidiaries with or as a result of any actual intent by any of such Persons to hinder, delay or defraud any entity to which any of such Persons is now or will hereafter become indebted.

§6.28         Transaction in Best Interests of the Borrower and Guarantors; Consideration. The transaction evidenced by this Agreement and the other Loan Documents is in the best interests of the Borrower, each Guarantor and their respective Subsidiaries. The Borrower and the Guarantors are engaged in common business enterprises related to those of the Borrower and each Guarantor will derive substantial direct and indirect benefit from the effectiveness and existence of this Agreement. The direct and indirect benefits to inure to the Borrower, each Guarantor and their respective Subsidiaries pursuant to this Agreement and the other Loan Documents constitute substantially more than “reasonably equivalent value” (as such term is used in Section 548 of the Bankruptcy Code) and “valuable consideration,” “fair value,” and “fair consideration” (as such terms are used in any applicable state fraudulent conveyance law), in exchange for the benefits to be provided by the Borrower, the Guarantors and their respective Subsidiaries pursuant to this Agreement and the other Loan Documents, and but for the willingness of each Guarantor to guaranty the Loan, the Borrower would be unable to obtain the financing contemplated hereunder which financing will enable the Borrower, each Guarantor and their respective Subsidiaries to have available financing to conduct and expand their business.

§6.29         Contribution Agreement. The Borrower and the Guarantors have executed and delivered the Contribution Agreement, and the Contribution Agreement constitutes the valid and legally binding obligations of such parties enforceable against them in accordance with the terms and provisions thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

§6.30         Representations and Warranties of Guarantors. The Borrower has no knowledge that any of the representations or warranties of any Guarantor contained in any Loan Document to which such Guarantor is a party are untrue or inaccurate in any material respect.

§6.31         OFAC. None of the Borrower or the Guarantors (i) is (or will be) a person with whom any Lender is restricted from doing business under OFAC (including, those Persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action or (ii) is engaged (or will engage) in any dealings or transactions or otherwise be associated with such persons. In addition, the Borrower hereby agrees to provide to the Lenders any additional information that a Lender reasonably deems necessary from time to time in order to ensure compliance with all applicable laws concerning money laundering and similar activities.

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§6.32        Healthcare Representations.

(a)          Each Healthcare Representation Unencumbered Pool Asset (i) is in material conformance with all insurance, reimbursement and cost reporting requirements, (ii) for those Healthcare Representation Unencumbered Pool Assets where Operator is required by applicable laws to maintain a provider agreement pursuant to Medicare and/or Medicaid, said provider agreement is in full force and effect under Medicare and Medicaid, and (iii) is in material compliance with all other applicable laws including, without limitation, (A) Healthcare Laws, (B) licensure requirements, (C) staffing requirements, (D) health and fire safety codes, including quality and safety standards, (E) those relating to the prevention of fraud and abuse, (F) Third Party Payor program requirements and disclosure of ownership and related information requirements, (G) requirements of applicable Governmental Authorities, including those relating to the Healthcare Representation Unencumbered Pool Assets’ physical structure, environment, quality and adequacy of medical care and licensing, and (H) those related to reimbursement for the type of care or services provided by Operators with respect to the Healthcare Representation Unencumbered Pool Assets. There is no existing, pending or, to the Borrower’s knowledge, threatened in writing, revocation, suspension, termination, probation, restriction, limitation, or nonrenewal proceeding by any third-party payor under a Third-Party Payor Program, other than those which have been disclosed to the Agent, if any.

(b)          All Primary Licenses and material Permits necessary for using and operating the Healthcare Representation Unencumbered Pool Assets are held by the Borrower, the applicable Subsidiary Guarantor, or the applicable Operator, as required under applicable law, and are in full force and effect.

(c)          Except as set forth on Schedule 6.32 hereof, with respect to any of the Healthcare Representation Unencumbered Pool Assets, Borrower has received no notice of any Healthcare Investigations in each case by or with respect to (i) any Governmental Authority, (ii) any Third Party Payor Program, or (iii) any other third party (including, but not limited to, whistleblower suits, or suits brought pursuant to federal or state “false claims acts” and Medicaid, Medicare or state fraud and/or abuse laws).

(d)          With respect to any Healthcare Representation Unencumbered Pool Asset, except as set forth on Schedule 6.32, (i) there are no presently existing circumstances that would result or likely would result in a material violation of any Healthcare Law, (ii) no Healthcare Representation Unencumbered Pool Asset has received a notice of violation at a level that under applicable law requires the filing of a plan of correction, and no statement of charges or deficiencies has been made or penalty enforcement action has been undertaken against any Healthcare Representation Unencumbered Pool Asset, (iii) no Operator currently has any violation imposed, and no statement of charges or deficiencies has been made or penalty enforcement action has been undertaken, in each case, that remains outstanding against any Healthcare Representation Unencumbered Pool Asset, any Operator or against any officer, director, partner, member or stockholder of any Operator, by any Governmental Authority or Third Party Payor Program, and (iv) there have been no violations threatened in writing against any Healthcare Representation Unencumbered Pool Asset’s, or any Operator’s, certification for participation in Medicare, Medicaid or any other Third-Party Payor Program that remain open or unanswered that are, in each case of clauses (i) through (iv), reasonably likely to result in a Material Adverse Effect.

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(e)          With respect to any Healthcare Representation Unencumbered Pool Asset, Borrower has received no notice of any current, pending or outstanding Governmental Authority or Third-Party Payor Program reimbursement audits, appeals, reviews, suspensions or recoupment efforts actually pending at any Healthcare Representation Unencumbered Pool Asset that would result in a Material Adverse Effect, and there are no years that are subject to an open audit in respect of any Third-Party Payor Program that would, in each case, have a Material Adverse Effect on the Borrower, any Guarantor or Operator, other than customary audit rights pursuant to Medicare/Medicaid/TRICARE programs or other Third Party Payor Programs.

The representations and warranties set forth in this §6.32 are, with respect to Operators that are not affiliated with the Borrower, to the best of the Borrower’s knowledge.

§6.33       Unencumbered Pool Assets. Schedule 1.2 is a correct and complete list of all Unencumbered Pool Assets as of the Closing Date. Each of the Unencumbered Pool Assets included by the Borrower in calculation of the compliance of the covenants set forth in §9 satisfies all of the requirements contained in this Agreement for the same to be included therein.

§7.          AFFIRMATIVE COVENANTS.

The Borrower covenants and agrees that, so long as any Loan, Note or Letter of Credit is outstanding or any Lender has any obligation to make any Loans or issue Letters of Credit:

§7.1         Punctual Payment. The Borrower will duly and punctually pay or cause to be paid the principal and interest on the Loans and all interest and fees provided for in this Agreement, all in accordance with the terms of this Agreement and the Notes, as well as all other sums owing pursuant to the Loan Documents.

§7.2         Maintenance of Office. The Borrower and each Guarantor will maintain their respective chief executive office at 405 Park Avenue, Fifteenth Floor, New York, NY 10022, or at such other place in the United States of America as the Borrower or any Guarantor shall designate upon five (5) days prior written notice to the Agent and the Lenders, where notices, presentations and demands to or upon the Borrower or such Guarantor in respect of the Loan Documents may be given or made.

§7.3         Records and Accounts. The Borrower and each Guarantor will (a) keep, and cause each of their respective Subsidiaries to keep true and accurate records and books of account in which full, true and correct entries will be made in accordance with GAAP and (b) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation and amortization of its properties and the properties of their respective Subsidiaries, contingencies and other reserves. Neither the Borrower, any Guarantor nor any of their respective Subsidiaries shall, without the prior written consent of the Agent, (x) make any material change to the accounting policies/principles used by such Person, except with respect to changes in GAAP as set forth in §1.2(k), in preparing the financial statements and other information described in §6.4 or 7.4, or (y) change its fiscal year. The Agent and the Lenders acknowledge that REIT’s fiscal year is a calendar year.

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§7.4          Financial Statements, Certificates and Information. The Borrower will deliver or cause to be delivered to the Agent, in form and substance satisfactory to the Agent, with sufficient copies for each of the Lenders:

(a)          (i) within ten (10) days of the filing of REIT’s Form 10-K with the SEC, but in any event not later than ninety (90) days after the end of each calendar year, the audited consolidated balance sheet of REIT and its Subsidiaries at the end of such year, and the related audited consolidated statements of income, shareholders’ equity, changes in capital and cash flows for such year, setting forth in comparative form the figures for the previous fiscal year and all such statements to be in reasonable detail, prepared in accordance with GAAP, together with a certification by the chief financial officer of the Borrower or chief financial officer of REIT, on the Borrower’s behalf, that the information contained in such financial statements fairly presents the financial position of REIT and its Subsidiaries, and accompanied by an auditor’s report prepared without qualification as to the scope of the audit by a nationally recognized accounting firm; provided, however, the Borrower may satisfy its obligations to deliver the financial statements described in this §7.4(a) by furnishing to the Agent a copy of its annual report on Form 10-K in respect of such fiscal year together with the financial statements required to be attached thereto, provided the Borrower is required to file such annual report on Form 10-K with the Securities and Exchange Commission and such filing is actually made;

(b)          within ten (10) days of the filing of REIT’s Form 10-Q with the SEC, if applicable, but in any event not later than forty-five (45) days after the end of each of the first three (3) calendar quarters of each year, copies of the unaudited consolidated balance sheet of REIT and its Subsidiaries, at the end of such quarter, and the related unaudited consolidated statements of income, unaudited consolidated balance sheet and cash flows for the portion of REIT’s fiscal year then elapsed, all in reasonable detail and prepared in accordance with GAAP, together with a certification by the chief financial officer of REIT or the chief financial officer of REIT, on the Borrower’s behalf, that the information contained in such financial statements fairly presents the financial position of REIT and its Subsidiaries on the date thereof (subject to year-end adjustments and absence of footnotes); provided, however, the Borrower may satisfy its obligations to deliver the financial statements described in this §7.4(b) by furnishing to the Agent a copy of its annual report on Form 10-Q in respect of such fiscal year together with the financial statements required to be attached thereto, provided the Borrower is required to file such annual report on Form 10-Q with the Securities and Exchange Commission and such filing is actually made;

(c)          simultaneously with the delivery of the financial statements referred to in §§7.4(a) and 7.4(b), (i) a statement (a “Compliance Certificate”) certified by the chief financial officer or treasurer of the Borrower or the chief financial officer or treasurer of REIT, on the Borrower’s behalf, in the form of Exhibit I hereto (or in such other form as the Agent may approve from time to time) setting forth in reasonable detail computations evidencing compliance or non-compliance (as the case may be) with the covenants contained in §9 and the other covenants described in such certificate and (if applicable) setting forth reconciliations to reflect changes in GAAP since the Balance Sheet Date and (ii) a statement of Funds From Operations and Modified FFO for the relevant period. The Borrower shall submit with the Compliance Certificate an Unencumbered Pool Certificate in the form of Exhibit H attached hereto (a “Unencumbered Pool Certificate”) pursuant to which the Borrower shall calculate the amount of the Unencumbered Pool Availability as of the end of the immediately preceding calendar quarter. All income, expense and value associated with Real Estate or other Investments acquired or disposed of during any quarter will be adjusted, where applicable. Such Unencumbered Pool Certificate shall specify whether there are any defaults under leases at an Unencumbered Pool Asset;

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(d)          promptly following the Agent’s request, but no more frequently than once per fiscal quarter, (i) a Rent Roll for each of the Unencumbered Pool Assets and a summary thereof in form satisfactory to the Agent as of the end of each calendar quarter (including the fourth calendar quarter in each year), together with a listing of each tenant that has taken occupancy of each such Unencumbered Pool Asset during each calendar quarter (including the fourth calendar quarter in each year), (ii) if such Unencumbered Pool Asset has been part of the Unencumbered Pool Availability for twelve (12) months or more, an operating statement for each of the Unencumbered Pool Assets for each such calendar quarter and year to date and a consolidated operating statement for Unencumbered Pool Asset for each such calendar quarter and year to date (such statements and reports to be in form reasonably satisfactory to the Agent), and (iii) financial information from each tenant of a Unencumbered Pool Asset or any other evidence reasonably required by the Agent to determine compliance with the covenants contained in §9 and the other covenants covered by the Compliance Certificate;

(e)          simultaneously with the delivery of the financial statements referred to in §§7.4(a) and 7.4(b) above, a statement (i) listing the Real Estate owned by REIT and its Subsidiaries (or in which REIT or any of its Subsidiaries owns an interest) and stating the location thereof, the date acquired, the aggregate acquisition cost for all such Real Estate, (ii) listing the Indebtedness of REIT and its Subsidiaries (excluding Indebtedness of the type described in §§8.1(a) through 8.1(d) and 8.1(f)), and (iii) listing the properties of the Borrower, the Guarantors and their Subsidiaries which are Land Assets or Development Properties, and if a Development Property providing a brief summary of the status of such development;

(f)          promptly following the Agent’s request, after they are filed with the Internal Revenue Service, copies of all annual federal income tax returns and amendments thereto of the Borrower and REIT;

(g)          notice of any material audits pending or threatened in writing with respect to any tax returns filed by REIT or any of its Subsidiaries promptly following notice of such audit;

(h)          upon the Agent’s or any Lender’s written request, evidence reasonably satisfactory to the Agent of the timely payment of all real estate taxes for the Unencumbered Pool Assets;

(i)          within five (5) Business Days of receipt, copies of any written claim made with respect to any Non-Recourse Exclusion; and

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(j)          promptly upon the request of Agent, copies of any registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and any annual, quarterly or monthly reports and other statements of REIT which are not publicly available;

(k)          promptly upon becoming aware thereof, notice of a change in the Credit Rating given by a Rating Agency or any announcement that any rating is “under review” or that such rating has been placed on a watch list or that any similar action has been taken by a Rating Agency;

(l)          from time to time, such other financial data and information in the possession of REIT or its Subsidiaries (including without limitation auditors’ management letters, status of litigation or investigations against REIT or any of its Subsidiaries and any settlement discussions relating thereto, property inspection and environmental reports and information as to zoning and other legal and regulatory changes affecting REIT or any of its Subsidiaries) as the Agent may reasonably request.

Any material to be delivered pursuant to this §7.4 may be delivered electronically directly to the Agent and the Lenders, provided that such material is in a format reasonably acceptable to the Agent, and such material shall be deemed to have been delivered to the Agent and the Lenders upon the Agent’s receipt thereof. Upon the request of the Agent, the Borrower shall deliver paper copies thereof to the Agent and the Lenders. The Borrower authorizes the Agent and the Arranger to disseminate any such materials through the use of Intralinks, SyndTrak or any other electronic information dissemination system, and the Borrower releases the Agent and the Lenders from any liability in connection therewith.

§7.5          Notices.

(a)          Defaults. The Borrower will promptly upon becoming aware of same notify the Agent in writing of the occurrence of any Default or Event of Default, which notice shall describe such occurrence with reasonable specificity and shall state that such notice is a “notice of default”.

(b)          Environmental Events. The Borrower will give notice to the Agent within ten (10) Business Days of becoming aware of (i) any potential or known Release, or threat of Release, of any Hazardous Substances in violation of any applicable Environmental Law; (ii) any violation of any Environmental Law that the Borrower, any Guarantor or any of their respective Subsidiaries reports in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any federal, state or local environmental agency or (iii) any inquiry, proceeding, investigation, or other action, including a notice from any agency of potential environmental liability, of any federal, state or local environmental agency or board, that in any case involves an Unencumbered Pool Asset, or any other Real Estate and could reasonably be expected to have a Material Adverse Effect.

(c)          Notice of Material Adverse Events. The Borrower will give notice to the Agent within five (5) Business Days of becoming aware of any matter, including (i) breach or non-performance of, or any default under, any provision of any security issued by REIT, Borrower or any of their respective Subsidiaries or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound; (ii) any dispute, litigation, investigation, proceeding or suspension between REIT, Borrower or any of their respective Subsidiaries and any governmental authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting REIT, Borrower or any of their respective Subsidiaries, in each case that has resulted or could reasonably be expected to result in a Material Adverse Effect.

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(d)          Notice of Litigation and Judgments. The Borrower will give notice to the Agent in writing within ten (10) Business Days of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting the Borrower, any Guarantor or any of their respective Subsidiaries or to which the Borrower, any Guarantor or any of their respective Subsidiaries is or is to become a party involving an uninsured claim against the Borrower, any Guarantor or any of their respective Subsidiaries that could either reasonably be expected to cause a Default or could reasonably be expected to have a Material Adverse Effect and stating the nature and status of such litigation or proceedings. The Borrower will give notice to the Agent, in writing, in form and detail reasonably satisfactory to the Agent and each of the Lenders, within ten (10) days of any judgment not covered by insurance, whether final or otherwise, against the Borrower, Guarantors or any of their respective Subsidiaries in an amount in excess of $5,000,000.00.

(e)          Ground Lease. The Borrower will promptly notify the Agent in writing of any default by a Fee Owner in the performance or observance of any of the terms, covenants and conditions on the part of a Fee Owner to be performed or observed under a Ground Lease related to an Unencumbered Pool Asset. The Borrower will promptly deliver to the Agent copies of all material notices, certificates, requests, demands and other instruments received from or given by a Fee Owner to the Borrower or a Subsidiary Guarantor under a Ground Lease related to an Unencumbered Pool Asset.

(f)          ERISA. The Borrower will give notice to the Agent within ten (10) Business Days after REIT or any ERISA Affiliate (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043(c) of ERISA) with respect to any Guaranteed Pension Plan, Multiemployer Plan or Employee Benefit Plan, other than any event for which the thirty (30) day notice period has been waived, or knows that the plan administrator of any such plan has given or is required to give notice of any such reportable event; (ii) gives a copy of any notice of complete or partial withdrawal liability under Title IV of ERISA; or (iii) receives any notice from the PBGC under Title IV or ERISA of an intent to terminate or appoint a trustee to administer any such plan.

(g)          Governmental Authority Notices. The Borrower will give notice to the Agent within ten (10) Business Days of receiving any documents, correspondence or notice from any Governmental Authority that regulates the operation of any Unencumbered Pool Asset where such document, correspondence or notice relates to threatened or actual change or development that would be materially adverse to any Unencumbered Pool Asset, its Operator or the Subsidiary Guarantor that owns such Unencumbered Pool Asset, or could reasonably be expected to have a Material Adverse Effect on the Borrower or any other Guarantor.

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(h)          Notification of Lenders. Within five (5) Business Days after receiving any notice under this §7.5, the Agent will forward a copy thereof to each of the Lenders, together with copies of any certificates or other written information that accompanied such notice.

§7.6          Existence; Maintenance of Properties.

(a)          Except as permitted under §§8.4 and 8.8, the Borrower and each Guarantor will (i) preserve and keep in full force and effect their legal existence in the jurisdiction of its incorporation or formation and (ii) will cause each of their respective Subsidiaries that are not Guarantors to preserve and keep in full force and effect their legal existence in the jurisdiction of its incorporation or formation except where such failure has not had and could not reasonably be expected to have a Material Adverse Effect. The Borrower and each Guarantor will preserve and keep in full force all of their rights and franchises and those of their respective Subsidiaries, the preservation of which is necessary to the conduct of their business (except with respect to Subsidiaries of the Borrower that are not Guarantors, where such failure has not had and could not reasonably be expected to have a Material Adverse Effect). REIT shall at all times comply with all requirements and applicable laws and regulations necessary to maintain REIT Status and shall continue to receive REIT Status. The REIT may elect to list the common stock of REIT for trading on NASDAQ, the New York Stock Exchange or another nationally recognized exchange, and the common stock of REIT shall at all times after the date of such election be listed for trading and be traded on such nationally recognized exchange unless otherwise consented to by the Majority Lenders. The Borrower shall continue to own directly or indirectly one hundred percent (100%) of the Subsidiary Guarantors.

(b)          The Borrower and each Guarantor (i) will cause all of its properties and those of its Subsidiaries used or useful in the conduct of its business or the business of its Subsidiaries to be maintained and kept in good condition, repair and working order in all material respects (ordinary wear and tear excepted) and supplied with all necessary equipment, and (ii) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, except with respect to Real Estate (other than the Unencumbered Pool Assets) to the extent that noncompliance with such covenants could not reasonably be expected to have a Material Adverse Effect;

§7.7          Insurance. The Borrower, the Guarantors and their respective Subsidiaries (as applicable) will procure and maintain or cause to be procured and maintained insurance covering the Borrower, the Guarantors and their respective Subsidiaries (as applicable) and the Real Estate in such amounts and against such risks and casualties as are customary for properties of similar character and location, due regard being given to the type of improvements thereon, their construction, location, use and occupancy; it being understood and agreed that the foregoing shall not modify any obligation of a tenant under a Lease with regard to the placement and maintenance of insurance. The Borrower shall pay all premiums on insurance policies.

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§7.8           Taxes; Liens. The Borrower and the Guarantors will, and will cause their respective Subsidiaries to, duly pay and discharge, or cause to be paid and discharged, before the same shall become delinquent, all material taxes, assessments and other governmental charges imposed upon them or upon the Unencumbered Pool Assets or the other Real Estate, sales and activities, or any part thereof, or upon the income or profits therefrom as well as all claims for labor, materials or supplies that if unpaid might by law become a lien or charge upon any of its property or other property of the Borrower, the Guarantors or their respective Subsidiaries and all non-governmental assessments, levies, maintenance and other charges, whether resulting from covenants, conditions and restrictions or otherwise, water and sewer rents and charges assessments on any water stock, utility charges and assessments and owner association dues, fees and levies, provided that any such tax, assessment, charge or levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings which shall suspend the collection thereof with respect to such property and the Borrower or applicable Guarantor shall not be subject to any fine, suspension or loss of privileges or rights by reason of such proceeding, neither such property nor any portion thereof or interest therein would be in any danger of sale, forfeiture, loss or suspension of operation by reason of such proceeding and the Borrower, such Guarantor or any such Subsidiary shall have set aside on its books adequate reserves in accordance with GAAP; and provided, further, that forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor, the Borrower, such Guarantor or any such Subsidiary either (i) will provide a bond issued by a surety reasonably acceptable to the Agent and sufficient to stay all such proceedings or (ii) if no such bond is provided, will pay each such tax, assessment, charge or levy.

§7.9           Inspection of Properties and Books. The Borrower and the Guarantors will, and will cause their respective Subsidiaries to, permit the Agent and the Lenders, at the Borrower’s expense, upon reasonable prior notice, to visit and inspect any of the properties of the Borrower, each Guarantor or any of their respective Subsidiaries (subject to the rights of tenants under their Leases), to examine the books of account of the Borrower, any Guarantor and their respective Subsidiaries (and to make copies thereof and extracts therefrom) and to discuss the affairs, finances and accounts of the Borrower, any Guarantor and their respective Subsidiaries with, and to be advised as to the same by, their respective officers, partners or members, all at such reasonable times and intervals as the Agent or any Lender may reasonably request, provided that so long as no Default or Event of Default shall then have occurred and be continuing, the Borrower shall not be required to pay for such visits and inspections. In the event that the Agent or a Lender shall visit and inspect a property of a Subsidiary of the Borrower which is not a Guarantor, such visit and inspection shall be made with a representative of the Borrower (and the Borrower agrees to use reasonable efforts to make such representative available). The Lenders shall use good faith efforts to coordinate such visits and inspections so as to minimize the interference with and disruption to the normal business operations of such Persons.

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§7.10        Compliance with Laws, Contracts, Licenses, and Permits. The Borrower and the Guarantors will, and will cause each of their respective Subsidiaries to, and, to the extent permitted by the terms of the applicable Leases, will cause the Operators of the Unencumbered Pool Assets to, comply in all material respects (provided that the foregoing qualification shall not limit other provisions of this Agreement) with (a) all applicable laws and regulations now or hereafter in effect wherever its business is conducted, including all Environmental Laws, (b) the provisions of its corporate charter, partnership agreement, limited liability company agreement or declaration of trust, as the case may be, and other charter documents and bylaws, (c) all agreements and instruments to which it is a party or by which it or any of its properties may be bound, (d) all applicable decrees, orders, and judgments, and (e) all licenses and permits required by applicable laws and regulations for the conduct of its business or the ownership, use or operation of its properties, except where failure to so comply with either clause (a) or (e) would not result in the material non-compliance with the items described in such clauses. If any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that the Borrower, any Guarantor or their respective Subsidiaries may fulfill any of its obligations hereunder, the Borrower, such Guarantor or such Subsidiary will promptly take or cause to be taken all reasonable steps necessary to obtain such authorization, consent, approval, permit or license and furnish the Agent and the Lenders with evidence thereof. The Borrower shall develop and implement such programs, policies and procedures as are necessary to comply with the Patriot Act and shall promptly advise the Agent in writing in the event that the Borrower shall determine that any investors in the Borrower are in violation of such act.

§7.11        Further Assurances. The Borrower and each Guarantor will, and will cause each of their respective Subsidiaries to, cooperate with the Agent and the Lenders and execute such further instruments and documents as the Lenders or the Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Agreement and the other Loan Documents.

§7.12        Limiting Agreements

(a)          Neither Borrower, the Guarantors nor any of their respective Subsidiaries shall enter into, any agreement, instrument or transaction which has or may have the effect of prohibiting or limiting Borrower’s, the Guarantors’ or any of their respective Subsidiaries’ ability to pledge to Agent any Unencumbered Pool Assets as security for the Obligations (provided that a requirement to maintain a pool of unencumbered properties to support other Unsecured Indebtedness permitted by this Agreement shall not violate the foregoing covenant). Borrower will not take, and will not permit the Guarantors or any of their respective Subsidiaries to take, any action that would impair the right and ability of Borrower, the Guarantors and their respective Subsidiaries to pledge such assets as security for the Obligations without any such pledge after the date hereof causing or permitting the acceleration (after the giving of notice or the passage of time, or otherwise) of any other Indebtedness of Borrower, the Guarantors or any of their respective Subsidiaries.

(b)          Borrower shall, upon demand, provide to the Agent such evidence as the Agent may reasonably require to evidence compliance with this §7.12, which evidence shall include, without limitation, copies of any agreements or instruments which would in any way restrict or limit the Borrower’s, any Guarantor’s or any Subsidiary’s ability to pledge Unencumbered Pool Assets as security for Indebtedness, or which provide for the occurrence of a default (after the giving of notice or the passage of time, or otherwise) if Unencumbered Pool Assets are pledged in the future as security for Indebtedness of the Borrower or any Guarantor.

§7.13        Reserved.

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§7.14        Business Operations. REIT and its Subsidiaries shall operate their respective businesses in substantially the same manner and in substantially the same fields and lines of business as such business is now conducted and such other lines of business that are reasonably related or incidental or ancillary thereto and in compliance with the terms and conditions of this Agreement and the Loan Documents. Neither REIT nor the Borrower will, or permit any of their respective Subsidiaries to, directly or indirectly, engage in any line of business other than the ownership, operation and development of Medical Properties and such other lines of business that are reasonably related or incidental or ancillary thereto and in compliance with the terms and conditions of this Agreement and the other Loan Documents.

§7.15        Healthcare Laws and Covenants.

(a)          Without limiting the generality of any other provision of this Agreement, the Borrower and each Subsidiary Guarantor, and their employees and contractors (other than contracted agencies) in the exercise of their duties on behalf of the Borrower or the Subsidiary Guarantors (with respect to its operation of the Unencumbered Pool Assets), shall be in compliance in all material respects with all applicable Healthcare Laws and accreditation and registration standards and requirements of the applicable state department of health or other applicable state regulatory agency (each, a “State Regulator”), in each case, as are now in effect and which may be imposed upon the Borrower, a Subsidiary Guarantor or an Operator or the maintenance, use or operation of the Unencumbered Pool Assets or the provision of services to the occupants of the Unencumbered Pool Assets. The Borrower and each Subsidiary Guarantor have maintained and shall continue to maintain in all material respects all records required to be maintained by any Governmental Authority or Third Party Payor Program or otherwise under the Healthcare Laws and there are no presently existing circumstances which would result or likely would result in material violations of the Healthcare Laws. The Borrower and the Subsidiary Guarantors have and will maintain all Primary Licenses and material Permits necessary under applicable laws to own and/or operate the Unencumbered Pool Assets, as applicable (including such Primary Licenses and material Permits as are required under such Healthcare Laws).

(b)          The Borrower represents that none of the Borrower or any Subsidiary Guarantor is (i) a “covered entity” or a “business associate” within the meaning of HIPAA or submits claims or reimbursement requests to Third-Party Payor Programs “electronically” (within the meaning of HIPAA) or (ii) is subject to the “Administrative Simplification” provisions of HIPAA. If the Borrower or any Subsidiary Guarantor at any time becomes a “covered entity”, "business associate" or subject to the “Administrative Simplification” provisions of HIPAA, then such Persons (x) will promptly undertake all necessary surveys, audits, inventories, reviews, analyses and/or assessments (including any necessary risk assessments) of all areas of its business and operations required by HIPAA and/or that could be adversely affected by the failure of such Person(s) to be HIPAA Compliant (as defined below); (y) will promptly develop a detailed plan and time line for becoming HIPAA Compliant (a “HIPAA Compliance Plan”); and (z) will implement those provisions of such HIPAA Compliance Plan in all material respects necessary to ensure that such Person(s) are or become HIPAA Compliant. For purposes hereof, “HIPAA Compliant” shall mean that the Borrower and each Subsidiary Guarantor, as applicable (A) are or will be in material compliance with each of the applicable requirements of the so-called “Administrative Simplification” provisions of HIPAA on and as of each date that any party thereof, or any final rule or regulation thereunder, becomes effective in accordance with its or their terms, as the case may be (each such date, a “HIPAA Compliance Date”), if and to the extent the Borrower or any Subsidiary Guarantor are subjected to such provisions, rules or regulations, and (B) are not and could not reasonably be expected to become, as of any date following any such HIPAA Compliance Date, the subject of any civil or criminal penalty, process, claim, action or proceeding, or any administrative or other regulatory review, survey, process or proceeding (other than routine surveys or reviews conducted by any government health plan or other accreditation entity) that could result in any of the foregoing or that could reasonably be expected to materially adversely affect the Borrower’s or any Subsidiary Guarantor’s business, operations, assets, properties or condition (financial or otherwise), in connection with any actual or potential violation by the Borrower or any Subsidiary Guarantor of the then effective provisions of HIPAA.

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(c)          The Borrower shall not, nor shall the Borrower permit any Subsidiary Guarantor to, do (or suffer to be done) any of the following with respect to any Unencumbered Pool Asset:

(i)          Transfer any Primary Licenses relating to such Unencumbered Pool Asset to any location other than to another Unencumbered Pool Asset;

(ii)         Amend the Primary Licenses in such a manner that results in a material adverse effect on the rates charged, or otherwise diminish or impair the nature, tenor or scope of the Primary Licenses without the Agent’s consent;

(iii)        Transfer all or any part of any Unencumbered Pool Asset’s units or beds to another site or location other than to another Unencumbered Pool Asset; or

(iv)        Voluntarily transfer or encourage the transfer of any resident of any Unencumbered Pool Asset to any other facility (other than to another Unencumbered Pool Asset), unless such transfer is (A) at the request of the resident, (B) for reasons relating to the health, required level of medical care or safety of the resident to be transferred or the residents remaining at the such Unencumbered Pool Asset or (C) as a result of the disruptive behavior of the transferred resident that is detrimental to the Unencumbered Pool Asset.

(d)          If and when the Borrower or a Subsidiary Guarantor participates in any Medicare or Medicaid or other Third-Party Payor Programs with respect to the Unencumbered Pool Assets, the Unencumbered Pool Assets will remain in compliance with all requirements necessary for participation in Medicare, Medicaid and such other Third-Party Payor Programs. If and when an Operator participates in any Medicare, Medicaid or other Third-Party Payor Programs with respect to the Unencumbered Pool Assets, where expressly empowered by the applicable Lease, the Borrower or such Subsidiary Guarantor, as applicable, shall enforce the express obligation of such Operator (if any) to cause its Unencumbered Pool Asset to remain in compliance with all requirements necessary for participation in Medicare, Medicaid and such other Third-Party Payor Programs. Where expressly empowered by the applicable Lease, the Borrower or such Subsidiary Guarantor, as applicable, shall enforce the obligations of the Operator thereunder (if any) to cause its Unencumbered Pool Asset to remain in conformance in all material respects with Healthcare Laws, as well as all insurance, reimbursement and cost reporting requirements, and, if applicable, to have such Operator maintain its current provider agreement(s) in full force and effect with Medicare, Medicaid and any other Third Party Payor Programs in which it participates.

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(e)          If the Borrower or any Subsidiary Guarantor receives written notice of any Healthcare Investigation after the Closing Date, the Borrower will promptly obtain and provide to the Agent the following information with respect thereto, to the extent the Borrower or any Subsidiary Guarantor has such information or can obtain it pursuant to the applicable Lease or by law: (i) number of records requested, (ii) dates of service, (iii) dollars at risk, (iv) date records submitted, (v) determinations, findings, results and denials (including number, percentage and dollar amount of claims denied, (vi) additional remedies proposed or imposed, (vii) status update, including appeals, and (viii) any other pertinent information related thereto.

§7.16         Reserved.

§7.17         Ownership of Real Estate. Without the prior written consent of the Agent, all Real Estate and all interests (whether direct or indirect) of REIT or the Borrower in any Real Estate assets now owned or leased or acquired or leased after the date hereof shall be owned or leased directly by the Borrower or a Wholly-Owned Subsidiary of the Borrower; provided, however that the Borrower shall be permitted to own or lease interests in Real Estate through non Wholly-Owned Subsidiaries and Unconsolidated Affiliates of the Borrower as permitted by §8.3(l).

§7.18         Distributions of Income to the Borrower. The Borrower shall cause all of its Subsidiaries (subject to the terms of any loan documents under which such Subsidiary is the borrower, including, without limitation, any restrictions on distributions of such Subsidiary set forth in instruments evidencing property-level Secured Indebtedness of such Subsidiary) to promptly distribute to the Borrower (but not less frequently than once each calendar quarter, unless otherwise approved by the Agent), whether in the form of dividends, distributions or otherwise, all profits, proceeds or other income relating to or arising from its Subsidiaries’ use, operation, financing, refinancing, sale or other disposition of their respective assets and properties after (a) the payment by each Subsidiary of its debt service, operating expenses, any U.S. federal, state and local taxes payable by such Subsidiary, capital improvements and leasing commissions for such quarter, (b) the establishment of reasonable reserves for the payment of (i) operating expenses not paid on at least a quarterly basis, (ii) capital improvements and tenant improvements to be made to such Subsidiary’s assets and properties approved by such Subsidiary in the course of its business consistent with its past practices and (iii) any U.S. federal, state or local taxes payable by such Subsidiary, and (c) with respect to any Subsidiary which is a taxable REIT subsidiary, retention of such funds as Guarantor may reasonably determine to the extent that such distribution could reasonably be expected to affect the REIT’s ability to satisfy the income tests in Section 856(c) of the Code. Neither the Borrower, the Guarantors or any of their Subsidiaries shall enter into any agreement that limits the ability of any Subsidiary to make a Dividend or distribution payment to the Borrower or any Guarantor or to otherwise transfer any property to the Borrower or any Guarantor, provided, however, that this sentence shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under §8.1(g) and §8.1(h)(B) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness.

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§7.19        Plan Assets. The Borrower, the Guarantors and each of their respective Subsidiaries will do, or cause to be done, all things necessary to ensure that none of its Real Estate will be deemed to be Plan Assets at any time.

§7.20        Unencumbered Pool Assets.

(a)          The Eligible Unencumbered Pool Assets included in the calculation of the Unencumbered Pool Availability and inclusion as Unencumbered Pool Assets shall at all times satisfy all of the following conditions (unless otherwise permitted pursuant to §7.20(b)):

(i)          the Eligible Unencumbered Pool Assets shall be owned one hundred percent (100%) in fee simple, or leased under a Ground Lease as to which no Ground Lease Default has occurred, by the Borrower or a Subsidiary Guarantor, in each case free and clear of all Liens other than the Liens permitted in §8.2(i), (iv), (ix) and (x), and such Eligible Unencumbered Pool Asset shall not have applicable to it any restriction on the sale, pledge, transfer, mortgage or assignment of such property (including any restrictions contained in any applicable organizational documents);

(ii)         none of the Eligible Unencumbered Pool Assets shall have any material title, survey, environmental, structural or other defects that would give rise to a materially adverse effect as to the value, use of or ability to sell or refinance such property, and all representations and warranties with respect to such Eligible Unencumbered Pool Asset shall be true and correct in all material respects without giving effect to any knowledge qualifier with respect to any such representation or warranty;

(iii)        if such Eligible Unencumbered Pool Asset is held by a Subsidiary Guarantor, the only asset of such Subsidiary Guarantor shall be the Eligible Unencumbered Pool Asset included in the calculation of the Unencumbered Pool Availability and inclusion as an Unencumbered Pool Asset;

(iv)        such Eligible Unencumbered Pool Asset is self-managed by the Borrower, the Subsidiary Guarantor or is managed by the Property Manager pursuant to a Management Agreement;

(v)         each tenant under a Lease at such Eligible Unencumbered Pool Asset must not be past due with respect to any payment obligation more than ninety (90) days and in material compliance with all other obligations under its lease, and not subject to any Insolvency Event; provided, however, that if such Eligible Unencumbered Pool Asset is a multi-tenant facility and a tenant thereof is subject to an Insolvency Proceeding, such Eligible Unencumbered Pool Asset may be included in the calculation of the Unencumbered Pool Availability if such tenant does not lease more than forty percent (40%) of the Net Rentable Area of such Eligible Unencumbered Pool Asset;

(vi)        no Eligible Unencumbered Pool Assets which are subject to a lease or leases to any single tenant or any Affiliate thereof shall account for more than twenty-five percent (25%) of the Unencumbered Pool Asset Value (and any excess shall be excluded from the Unencumbered Pool Asset Value) (for the purposes hereof, tenants shall not be considered Affiliates of each other solely by virtue of having common ownership by an equity fund provided that their financial results are not consolidated with a common parent entity);

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(vii)       the aggregate Unencumbered Pool Asset Value of the Eligible Unencumbered Pool Assets constituting LTACs, Rehabs, ASCs, hospitals or other healthcare facilities shall not exceed thirty-five percent (35%) of the Unencumbered Pool Asset Value (and any excess shall be excluded from the Unencumbered Pool Asset Value);

(viii)      the Primary License of such Eligible Unencumbered Pool Asset shall not have been revoked or the subject of any revocation proceeding or, with respect to an SNF, the Operator thereof is no longer entitled to reimbursement under Medicare or Medicaid;

(ix)         the Eligible Unencumbered Pool Assets included in the calculation of the Unencumbered Pool Asset Value shall consist of not less than fifteen (15) Unencumbered Pool Assets having a Capitalized Value of not less than Two Hundred Million Dollars ($200,000,000);

(x)          no more than twenty-five percent (25%) of the Unencumbered Pool Asset Value shall be attributable to any single MSA (and any excess shall be excluded from the Unencumbered Pool Asset Value);

(xi)         not less than thirty-five percent (35%) of the Unencumbered Pool Asset Value shall be attributable to Eligible Unencumbered Pool Assets constituting MOBs;

(xii)        the Borrower shall have delivered to the Agent (A) a written request to include such Eligible Unencumbered Pool Asset in the calculation of the Unencumbered Pool Availability, (B) the Eligible Unencumbered Pool Asset Qualification Documents, and such Eligible Unencumbered Pool Asset Qualification Documents shall have been approved by the Agent, (C) a certification as to the matters covered under §7.20(a)(i)-(xi), and (D) such other information as the Agent may reasonably require with respect to such Eligible Unencumbered Pool Asset, including, but not limited to, any information required by the Agent to determine the Unencumbered Pool Asset Value attributable to such Eligible Unencumbered Pool Asset and compliance with this §7.20;

(xiii)       the Eligible Unencumbered Pool Assets shall have had a minimum average occupancy of at least eighty percent (80%) for the three (3) month period prior to the time of inclusion of such Eligible Unencumbered Pool Assets as Unencumbered Pool Assets;

(xiv)      such Eligible Unencumbered Pool Asset has not been removed from the calculation of the Unencumbered Pool Availability pursuant to §7.20(c), §7.20(d) or §7.20(e);

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(xv)       with respect to any Unencumbered Pool Asset that is leased to or operated by a Non-Investment Grade Operator, such Unencumbered Pool Asset shall have a ratio of (a) EBITDAR for such tenant or operator to (b) all base rent and additional rent due and payable by a tenant under any Lease, in each case, during the previous twelve (12) calendar months, of not less than (x) 1.40 to 1.00 for any such Unencumbered Pool Asset that is a Rehab, SNF, LTAC, ASC, hospital or other healthcare facility, and (y) 1.25 to 1.00 for any such Unencumbered Pool Asset that is an ILF or ALF (provided that for the purposes of this §7.20(a)(xv), a Non-Investment Grade Operator shall not include a taxable REIT Subsidiary of REIT that leases such Unencumbered Pool Asset from Borrower or a Subsidiary Guarantor), it being understood that compliance with the foregoing covenant shall be determined on the basis of financial information provided by such Non-Investment Grade Operator regarding which no Borrower or Guarantor makes any representation or warranty; and provided that Borrower may exclude from compliance with the foregoing covenant Unencumbered Pool Assets subject to this §7.20(a)(xv) whose Unencumbered Pool Asset Value does not in the aggregate exceed ten percent (10%) of total Unencumbered Pool Asset Value to the extent that the applicable Operators’ Agreement existing at the time of acquisition of such Unencumbered Pool Asset by Borrower or its Subsidiaries does not require the delivery of financial information sufficient to permit calculation of the foregoing covenant, or with respect to any Operators’ Agreement the Operator fails to deliver financial information to permit calculation of the foregoing covenant; and

(xvi)      the Eligible Unencumbered Pool Assets leased to a single tenant or operator shall at all times have on a collective basis a weighted average remaining lease term (calculated by weighting the remaining lease term of each such Eligible Unencumbered Pool Asset (without regard to any extension options at the tenant’s discretion) by the Unencumbered Pool Asset Value attributable to such Eligible Unencumbered Pool Asset) of not less than six (6) years.

(b)          Notwithstanding the foregoing, in the event any Real Estate does not qualify as an Eligible Unencumbered Pool Asset or satisfy the requirements of §7.20(a), such Real Estate shall be included in the calculation of the Unencumbered Pool Availability so long as the Agent shall have received the prior written consent of each of the Required Lenders to the inclusion of such Real Estate in the calculation of the Unencumbered Pool Availability.

(c)          In the event that all or any material portion of any Eligible Unencumbered Pool Asset included in the calculation of the Unencumbered Pool Availability shall be damaged in any material respect or taken by condemnation, then such property shall no longer be included in the calculation of the Unencumbered Pool Availability unless and until (i) any damage to such real estate is repaired or restored, such real estate becomes fully operational and the Agent shall receive evidence satisfactory to the Agent of the value of such real estate following such repair or restoration (both at such time and prospectively) or (ii) the Agent shall receive evidence satisfactory to the Agent that the value of such real estate (both at such time and prospectively) shall not be materially adversely affected by such damage or condemnation. In the event that such damage or condemnation only partially affects such Eligible Unencumbered Pool Asset included in the calculation of the Unencumbered Pool Availability, then the Required Lenders may in good faith reduce the Unencumbered Pool Availability attributable thereto based on such damage until such time as the Required Lenders receive evidence satisfactory to the Required Lenders that the value of such real estate (both at such time and prospectively) shall no longer be materially adversely affected by such damage or condemnation.

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(d)          Upon any asset ceasing to qualify to be included in the calculation of the Unencumbered Pool Availability, such asset shall no longer be included in the calculation of the Unencumbered Pool Availability unless otherwise approved in writing by the Required Lenders. Within five (5) Business Days after becoming aware of any such disqualification, the Borrower shall deliver to the Agent a certificate reflecting such disqualification, together with the identity of the disqualified asset, a statement as to whether any Default or Event of Default arises as a result of such disqualification, and a calculation of the Unencumbered Pool Availability attributable to such asset. Simultaneously with the delivery of the items required pursuant above, the Borrower shall deliver to the Agent an updated Unencumbered Pool Certificate demonstrating, after giving effect to such removal or disqualification, compliance with the conditions and covenants contained in §9.1.

(e)          In addition, the Borrower may voluntarily remove any Real Estate from the calculation of the Unencumbered Pool Availability by delivering to the Agent, no later than five (5) Business Days prior to date on which such removal is to be effected, notice of such removal, together with a statement that no Default or Event of Default then exists or would, upon the occurrence of such event or with passage of time, result from such removal, the identity of the Unencumbered Pool Asset being removed, and a calculation of the value attributable to such Unencumbered Pool Asset. Simultaneously with the delivery of the items required pursuant above, the Borrower shall deliver to the Agent a pro forma Compliance Certificate and Unencumbered Pool Certificate demonstrating, after giving effect to such removal or disqualification, compliance with the covenants contained in §7.20 and §9.1.

§8.          NEGATIVE COVENANTS.

The Borrower covenants and agrees that, so long as any Loan, Note or Letter of Credit is outstanding or any of the Lenders has any obligation to make any Loans or issue any Letter of Credit:

§8.1          Restrictions on Indebtedness. The Borrower will not, and will not permit any Guarantor or their respective Subsidiaries to, create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:

(a)          Indebtedness to the Lenders arising under any of the Loan Documents;

(b)          current liabilities of the Borrower, the Guarantors or their respective Subsidiaries incurred in the ordinary course of business but not incurred through (i) the borrowing of money, or (ii) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;

(c)          Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of §7.8;

(d)          Indebtedness in respect of judgments only to the extent, for the period and for an amount not resulting in a Default;

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(e)          endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business; and

(f)          subject to the provisions of §9, Indebtedness of the Borrower in respect of Derivatives Contracts that are entered into in the ordinary course of business and not for speculative purposes;

(g)          subject to the provisions of §9, Non-Recourse Indebtedness that is secured by Real Estate (other than the Unencumbered Pool Assets or interest therein) and related assets; and

(h)          subject to the provisions of §9, (A) Recourse Indebtedness, and (B) Secured Recourse Indebtedness (provided that no such Secured Recourse Indebtedness shall be secured by any Unencumbered Pool Asset or interest therein).

Notwithstanding anything in this Agreement to the contrary, (i) none of the Indebtedness described in §8.1(g) and §8.1(h) above shall have any of the Unencumbered Pool Assets or any interest therein or any direct or indirect ownership interest in the Borrower or any Subsidiary Guarantor as collateral, a borrowing base, asset pool or any similar form of credit support for such Indebtedness, (ii) none of the Subsidiary Guarantors which own an Unencumbered Pool Asset shall create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness (including, without limitation, pursuant to any conditional or limited guaranty or indemnity agreement creating liability with respect to usual and customary exclusions from the non-recourse limitations governing the Non-Recourse Indebtedness of any Person, or otherwise) other than Indebtedness described in §§8.1(a), 8.1(b), 8.1(c), 8.1(d) and 8.1(e) or Indebtedness in connection with a guaranty of Unsecured Indebtedness permitted by this Agreement, (iii) in no event shall the aggregate amount of variable rate Indebtedness (excluding the Obligations) of REIT and its Subsidiaries that is not subject to a Derivatives Contract for the purpose of hedging the exposure of REIT and its Subsidiaries to fluctuations in interest rates exceed an amount equal to twenty percent (20%) of the Consolidated Total Indebtedness and (iv) in no event shall the aggregate amount of Indebtedness of REIT and its Subsidiaries consisting of completion or other guarantees (other than guarantees of the Obligations), whether incurred, directly, indirectly, or otherwise, exceed an amount equal to ten percent (10%) of the Consolidated Total Assets.

§8.2           Restrictions on Liens, Etc. The Borrower will not, and will not permit any Guarantor or their respective Subsidiaries to create or incur or suffer to be created or incurred or to exist any Lien upon any of their respective property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; provided that notwithstanding anything to the contrary contained herein, the Borrower, any Guarantor or any such Subsidiary may create or incur or suffer to be created or incurred or to exist:

(i)          Liens on properties to secure taxes, assessments and other governmental charges (excluding any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws) or claims for labor, material or supplies incurred in the ordinary course of business in respect of obligations not then delinquent or which are being contested as permitted under this Agreement;

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(ii)         Liens on assets other than (A) the Unencumbered Pool Assets, and (B) any direct or indirect interest of the Borrower, any Guarantor or any Subsidiary of the Borrower in any Guarantor in respect of judgments permitted by §8.1(d);

(iii)        deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pensions or other social security obligations;

(iv)        encumbrances on properties consisting of easements, rights of way, zoning restrictions, leases and other occupancy agreements, restrictions on the use of real property and defects and irregularities in the title thereto, landlord’s or lessor’s liens under leases to which the Borrower, a Subsidiary Guarantor or a Subsidiary of such Person is a party, and other minor non-monetary liens or encumbrances none of which interferes materially with the use of the property affected in the ordinary conduct of the business of the Borrower, the Subsidiary Guarantors or their Subsidiaries, which defects do not individually or in the aggregate have a materially adverse effect on the business of the Borrower or any Subsidiary Guarantor individually or on the Unencumbered Pool Assets;

(v)         Liens on properties or interests therein (but excluding (A) Unencumbered Pool Assets or any interest therein, or (B) any direct or indirect interest of the Borrower, any Subsidiary Guarantor or any Subsidiary of the Borrower or any Subsidiary Guarantor) to secure Non-Recourse Indebtedness of Subsidiaries of the Borrower that are not Subsidiary Guarantors which own an Unencumbered Pool Asset permitted by §8.1(g) and Secured Recourse Indebtedness permitted by §8.1(h);

(vi)        rights of setoff or bankers’ liens upon deposits of cash in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts in the ordinary course of business;

(vii)       Liens of Capitalized Leases;

(viii)      Liens securing obligations in the nature of the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(ix)         such other title and survey exceptions as Administrative Agent has approved in writing in Administrative Agent’s reasonable discretion; and

(x)          Liens arising under any of the Loan Documents.

Notwithstanding anything in this Agreement to the contrary, (A) no Guarantor shall create or incur or suffer to be created or incurred or to exist any Lien other than Liens contemplated in (i) with respect to any Subsidiary Guarantor which owns an Unencumbered Pool Asset, §§8.2(i), (iv), (vi), (ix) and (x), and (ii) with respect to REIT, §§8.2(i), (ii), (iii), (vi), (ix) and (x); and (B) the Borrower shall not create or incur or suffer to be created or incurred or to exist any Lien on any legal, equitable or beneficial interest of the Borrower in any of the Subsidiary Guarantors, including, without limitation, any Distributions or rights to Distributions on account thereof.

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§8.3          Restrictions on Investments. Neither the Borrower will, nor will it permit any Guarantor or any of its Subsidiaries to, make or permit to exist or to remain outstanding any Investment except Investments:

(a)          in marketable direct or guaranteed obligations of the United States of America that mature within one (1) year from the date of purchase by the Borrower or its Subsidiary;

(b)          in marketable direct obligations of any of the following: Federal Home Loan Mortgage Corporation, Student Loan Marketing Association, Federal Home Loan Banks, Federal National Mortgage Association, Government National Mortgage Association, Bank for Cooperatives, Federal Intermediate Credit Banks, Federal Financing Banks, Export-Import Bank of the United States, Federal Land Banks, or any other agency or instrumentality of the United States of America;

(c)          in demand deposits, certificates of deposit, bankers acceptances and time deposits of United States banks having total assets in excess of $100,000,000;

(d)          in commercial paper assigned the highest rating by two (2) or more national credit rating agencies and maturing not more than ninety (90) days from the date of creation thereof;

(e)          in bonds or other obligations having a short term unsecured debt rating of not less than A-1+ by S&P and P-1+ by Moody’s and having a long term debt rating of not less than A by S&P and A1 by Moody’s issued by or by authority of any state of the United States, any territory or possession of the United States, including the Commonwealth of Puerto Rico and agencies thereof, or any political subdivision of any of the foregoing;

(f)          in repurchase agreements having a term not greater than ninety (90) days and fully secured by securities described in the foregoing §8.3(a), 8.3(b) or 8.3(c) with banks described in the foregoing §8.3(c) or with financial institutions or other corporations having total assets in excess of $500,000,000; and

(g)          in shares of so-called “money market funds” registered with the SEC under the Investment Company Act of 1940 which maintain a level per-share value, invest principally in investments described in the foregoing §§8.3(a) through 8.3(f) and have total assets in excess of $50,000,000.

(h)          consisting of the acquisition of fee or leasehold interests by the Borrower or its Subsidiaries in (i) Real Estate which is utilized for Medical Properties located in the continental United States or the District of Columbia and businesses and investments incidental thereto, and (ii) subject to the restrictions set forth in this §8.3, the acquisition of Land Assets to be developed for the foregoing purpose;

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(i)          by the Borrower and its Wholly-Owned Subsidiaries in Subsidiaries that are directly or indirectly one hundred percent (100%) owned by such Person or jointly with the Borrower or its Wholly-Owned Subsidiaries;

(j)          in Land Assets, provided that the aggregate Investment therein shall not exceed five percent (5%) of Consolidated Total Asset Value;

(k)          in Mortgage Note Receivables secured by properties of the type described in §8.3(h)(i), provided that the aggregate Investment therein shall not exceed fifteen percent (15%) of Consolidated Total Asset Value;

(l)          in non-Wholly-Owned Subsidiaries and Unconsolidated Affiliates to purchase ILFs, ALFs and SNFs, provided that the aggregate Investment therein shall not exceed twenty percent (20%) of Consolidated Total Asset Value; provided, further, that the foregoing proviso shall not apply in the event the Borrower owns ninety percent (90%) or more of the Equity Interests of such Person and is the controlling member thereof;

(m)          in Development Properties for properties of the type described in §8.3(h)(i), provided that the aggregate construction and development budget for Development Properties (including land) shall not exceed five percent (5%) of Consolidated Total Asset Value;

(n)          consisting of advances to officers, directors and employees of Borrower and Subsidiaries for travel, entertainment, relocation and analogous ordinary business purposes;

(o)          in connection with a merger, consolidation or stock acquisition pursuant to §8.4, (i) made in the ordinary course of business and subject to the other investment limits contained in this §8.3, constituting all of the Equity Interests of any Person the assets of which (other than immaterial assets) constitute real property assets and which Investments do not constitute or include the assumption of Indebtedness of such Person or a guarantee of Indebtedness of such Person (in each case other than Non-Recourse Indebtedness) or (ii) all of the Equity Interests in any other Person so long as (A) unless the assets of such Person (other than immaterial assets) constitute real property assets, Borrower shall have given the Agent and the Lenders at least 30 days’ prior written notice of such Investment; (B) immediately prior thereto, and immediately thereafter and after giving effect thereto, no Default or Event of Default has occurred or would result therefrom and (C) prior to consummating such Investment, Borrower shall have delivered to the Agent for distribution to each of the Lenders a Compliance Certificate, calculated on a pro forma basis based on information then available to the Borrower, evidencing the continued compliance by the Borrower and Guarantors with the terms and conditions of this Agreement and the other Loan Documents, including, without limitation, the financial covenants contained in §9, after giving effect to such Investment;

(p)          in readily marketable common shares, preferred shares or senior notes issued by publicly traded companies, provided that the aggregate Investment therein shall not exceed two and one-half percent (2.5%) of Consolidated Total Asset Value; and

(q)          other short term liquid Investments approved in writing by the Agent.

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Notwithstanding the foregoing, in no event shall the aggregate value of the holdings of the Borrower, any Guarantor and their Subsidiaries in the Investments described in §8.3(j), (k) and (m) exceed twenty percent (20%) of Consolidated Total Asset Value at any time.

For the purposes of this §8.3, the Investment of REIT or any of its Subsidiaries in any non-Wholly-Owned Subsidiaries and Unconsolidated Affiliates will equal (without duplication) the sum of (i) such Person’s pro rata share of Development Property of their non-Wholly-Owned Subsidiaries and Unconsolidated Affiliates, plus (ii) such Person’s pro rata share of their non-Wholly-Owned Subsidiaries and Unconsolidated Affiliates’ Investment in Land Assets; plus (iii) such Person’s pro rata share of any other Investments valued at the lower of GAAP book value or market value.

§8.4           Merger, Consolidation. Other than with respect to or in connection with any disposition permitted under §8.8, the Borrower will not nor will it permit the Guarantors or any of their respective Subsidiaries to dissolve, liquidate, dispose of all or substantially all of its assets or business, merge, reorganize, consolidate or enter into any other business combination to effect any asset acquisition, stock acquisition or other acquisition individually or in a series of transactions which may have a similar effect as any of the foregoing, in each case without the prior written consent of the Agent and the Majority Lenders. Notwithstanding the foregoing, so long as no Default or Event of Default has occurred and is continuing immediately before and after giving effect thereto, the following shall be permitted without the consent of the Agent or any Lender: (i) the merger or consolidation of one or more of the Subsidiaries of the Borrower (other than any Subsidiary that is a Guarantor) with and into the Borrower (it being understood and agreed that in any such event the Borrower, as applicable, will be the surviving Person), (ii) the merger or consolidation of two or more Subsidiaries of the Borrower; provided that no such merger or consolidation shall involve any Subsidiary that is a Guarantor unless such Guarantor will be the surviving Person, (iii) the liquidation or dissolution of any Subsidiary of the Borrower that does not own any assets so long as such Subsidiary is not a Guarantor (or if such Subsidiary is a Guarantor, so long as the Borrower and such Subsidiary comply with the provisions of §5.3), (iv) the merger or consolidation of a Subsidiary Guarantor into (A) REIT or Borrower, provided that REIT or Borrower, as applicable, shall be the continuing or surviving Person, (B) another Subsidiary Guarantor, or (C) any other Person, directly or indirectly or as contemplated in §8.3(o), subject to compliance with the terms of this Agreement and provided that, if it owns an Unencumbered Pool Asset and is not the surviving entity, then Borrower has complied with §7.20(e) to remove such Unencumbered Pool Asset from being included in the calculation of the Unencumbered Pool Availability; and (v) the merger or consolidation, directly or indirectly or as contemplated in §8.3(o), of REIT or Borrower with any other Person so long as (A) REIT or Borrower, as applicable, shall be the continuing and surviving Person; (B) Borrower shall have given the Agent and the Lenders at least 30 days’ prior written notice of such consolidation or merger; and (C) Borrower shall have delivered to the Agent for distribution to each of the Lenders a Compliance Certificate, calculated on a pro forma basis based on information then available to the Borrower, evidencing the continued compliance by the Borrower and Guarantors with the terms and conditions of this Agreement and the other Loan Documents, including, without limitation, the financial covenants contained in §9, after giving effect to such consolidation or merger, together with any documentation and information reasonably requested by the Lenders in connection with “know your customer” laws or policies. Nothing in this §8.4 shall prohibit the dissolution of a Subsidiary which has disposed of its assets in accordance with this Agreement. A Subsidiary of the Borrower may sell all of its assets (and may effectuate such sale by merger or consolidation with another Person, with such other Person being the surviving entity) subject to compliance with the terms of this Agreement (including, without limitation, §5.3 and 8.8), and after any such permitted sale, may dissolve.

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§8.5           Sale and Leaseback. The Borrower and the Guarantors will not, and will not permit their respective Subsidiaries, to enter into any arrangement, directly or indirectly, whereby the Borrower, any Guarantor or any such Subsidiary shall sell or transfer any Real Estate owned by it in order that then or thereafter the Borrower or any such Subsidiary shall lease back such Real Estate without the prior written consent of Agent, such consent not to be unreasonably withheld.

§8.6           Compliance with Environmental Laws. None of the Borrower nor any Guarantor will, nor will any of them permit any of their respective Subsidiaries or any other Person to, do any of the following: (a) use any of the Real Estate or any portion thereof as a facility for the handling, processing, storage or disposal of Hazardous Substances, except for quantities of Hazardous Substances used in the ordinary course of operating Medical Properties as permitted under this Agreement and in material compliance with all applicable Environmental Laws, (b) cause or permit to be located on any of the Real Estate any underground tank or other underground storage receptacle for Hazardous Substances except in compliance with applicable Environmental Laws, (c) generate any Hazardous Substances on any of the Real Estate except in compliance with applicable Environmental Laws, (d) conduct any activity at any Real Estate or use any Real Estate in any manner that could reasonably be contemplated to cause a Release of Hazardous Substances on, upon or into the Real Estate or any surrounding properties or any threatened Release of Hazardous Substances which could reasonably be expected to give rise to liability under CERCLA or any other Environmental Law, or (e) directly or indirectly transport or arrange for the transport of any Hazardous Substances (except in compliance with all applicable Environmental Laws), except, in each case under this §8.6, (i) with respect to any Real Estate that is not an Unencumbered Pool Asset, where any such use, generation, conduct or other activity has not had and could not reasonably be expected to have a Material Adverse Effect, and (ii) with respect to any Unencumbered Pool Asset included in the calculation of Unencumbered Pool Asset Value where such use, generation, conduct or other activity has not had and could not reasonably be expected, when taken with other matters covered by §6.19 or this §8.6, to result in liability, clean-up, remediation, containment, correction or other costs to Borrower or any Guarantor individually or in the aggregate with other Unencumbered Pool Assets in excess of $1,000,000.00 or materially adversely affect the operation of or ability to use such property or the health and safety of the tenants or other occupants of such property; provided, that Borrower shall diligently use commercially reasonable efforts to pursue corrective, remedial and other actions required to bring such Unencumbered Pool Asset into compliance with applicable Environmental Laws.

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The Borrower and the Guarantors shall, and shall cause their respective Subsidiaries to:

(i)          in the event of any change in applicable Environmental Laws governing the assessment, release or removal of Hazardous Substances, take reasonable action (including, without limitation, the conducting of engineering tests at the sole expense of the Borrower) to confirm that no Hazardous Substances which are the subject of such change in applicable Environmental Laws were Released or disposed of on the Unencumbered Pool Assets in violation of applicable Environmental Laws, except with respect to any issues which have been previously remediated in compliance with applicable Environmental Laws; and

(ii)         if any Release or disposal of Hazardous Substances which any Person may be legally obligated to contain, correct or otherwise remediate or which may be reasonably likely otherwise to expose it to liability shall occur or shall have occurred on the Unencumbered Pool Assets (including, without limitation, any such Release or disposal occurring prior to the acquisition or leasing of such Unencumbered Pool Asset by the Borrower or any Guarantor), the Borrower shall, after obtaining knowledge thereof, cause the prompt containment and removal of such Hazardous Substances and remediation of the Unencumbered Pool Assets as required and in full compliance with all applicable Environmental Laws; provided, that each of the Borrower and a Guarantor shall be deemed to be in compliance with Environmental Laws for the purpose of this clause (ii) so long as it or a responsible third party with sufficient financial resources is taking reasonable action to remediate or manage any event of noncompliance to the extent required under applicable Environmental Laws to the reasonable satisfaction of the Agent and no action shall have been commenced or filed by any enforcement agency. The Agent may engage its own Environmental Engineer to review the environmental assessments and the compliance with the covenants contained herein.

(iii)        At any time after an Event of Default shall have occurred hereunder, the Agent may at its election (and will at the request of the Majority Lenders) obtain such environmental assessments of any or all of the Unencumbered Pool Assets prepared by an Environmental Engineer as may be necessary or advisable for the purpose of evaluating or confirming (A) whether any Hazardous Substances are present in the soil or water at or migrating to or from any such Unencumbered Pool Asset in violation of applicable Environmental Laws and (B) whether the use and operation of any such Unencumbered Pool Asset complies with all applicable Environmental Laws to the extent required by the Loan Documents. Additionally, at any time that the Agent or the Majority Lenders shall have reasonable grounds to believe that a Release or threatened Release of Hazardous Substances which any Person may be legally obligated to contain, correct or otherwise remediate or which otherwise may be reasonably likely to expose such Person to liability may have occurred, relating to any Unencumbered Pool Asset, or that any of the Unencumbered Pool Assets is not in compliance with applicable Environmental Laws to the extent required by the Loan Documents, the Borrower shall promptly upon the request of the Agent obtain and deliver to the Agent such environmental assessments of such Unencumbered Pool Asset prepared by an Environmental Engineer as may be necessary or advisable for the purpose of evaluating or confirming (A) whether any Hazardous Substances are present in the soil or water at or migrating to or from such Unencumbered Pool Asset in violation of applicable Environmental Laws and (B) whether the use and operation of such Unencumbered Pool Asset comply with all applicable Environmental Laws to the extent required by the Loan Documents. Environmental assessments may include detailed visual inspections of such Unencumbered Pool Asset including, without limitation, any and all storage areas, storage tanks, drains, dry wells and leaching areas, and the taking of soil samples, as well as such other investigations or analyses as are reasonably necessary or appropriate for a determination of the compliance of such Unencumbered Pool Asset and the use and operation thereof with all applicable Environmental Laws. All environmental assessments contemplated by this §8.6 shall be at the sole cost and expense of the Borrower.

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§8.7        Distributions.

(a)          The Borrower shall not pay any Distribution to the partners, members or other owners of the Borrower, and REIT shall not pay any Distribution to its partners, members or other owners of REIT, to the extent that the aggregate amount of such Distributions paid in any fiscal quarter, when added to the aggregate amount of all other Distributions paid in the same fiscal quarter and the preceding three (3) fiscal quarters, exceeds ninety-five percent (95%) of such Person’s Modified FFO for such period; provided that the limitations contained in this §8.7(a) shall not preclude the Borrower or REIT from making Distributions in an amount equal to the minimum distributions required under the Code to maintain the REIT Status of REIT, as evidenced by a certification of the principal financial officer or accounting officer of REIT containing calculations in detail reasonably satisfactory in form and substance to the Agent. Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing or would result therefrom, including an Event of Default related to any financial covenant set forth in this Agreement, (i) Borrower and REIT may request the Majority Lenders’ consent to a Distribution that is not a Distribution permitted by the immediately preceding sentence, which consent shall be granted or withheld in the sole, but good faith, business judgment of the Majority Lenders, (ii) Borrower and REIT may make a one-time election by delivering written notice thereof to Agent upon which the limitations contained in this §8.7(a) shall not apply for two consecutive fiscal quarters, provided that, any Distributions paid by Borrower or REIT to their respective partners, members or other owners during such period described in clause (ii) shall nonetheless be considered in the calculation of the limitations contained in this §8.7(a) after the end of such period, (iii) Borrower and REIT may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue (occurring in under thirty (30) days) of new Equity Interests, (iv) Borrower, REIT and each Subsidiary may make payments in lieu of the issuance of fractional shares representing insignificant interests in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of REIT, Borrower or any Subsidiary, (v) Borrower, REIT and each Subsidiary may make non-cash Distributions in connection with the implementation of or pursuant to any retirement, health, stock option and other benefit plans, bonus plans, performance-based incentive plans, and other similar forms of compensation for the benefit of the directors, officers and employees of REIT, Borrower and the Subsidiaries, (vi) REIT may, and Borrower may make Distributions to allow REIT to, make payments for share repurchase programs in connection with the listing of REIT on an exchange, provided that such payments shall be made within ninety (90) days of such listing and shall not exceed $300,000,000.00 in the aggregate, and (vii) Borrower or any Guarantor may make any Distribution of non-core assets (or the Equity Interest of any Subsidiary of which the sole assets are non-core assets) acquired as permitted under §§8.3(o) or 8.4 provided that (A) such Distribution shall be made within one year of such acquisition, (b) immediately prior thereto, and immediately thereafter and after giving effect thereto, no Default or Event of Default has occurred or would result therefrom and (C) the Loan Parties will remain in pro forma compliance with the covenants set forth in §9 after giving effect to such Distribution. For purposes of this §8.7(a), Distributions shall not include any Dividend Reinvestment Proceeds.

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(b)          If a Default or Event of Default shall have occurred and be continuing, the Borrower shall make no Distributions to its partners, members or other owners, other than Distributions in an amount equal to the minimum distributions required under the Code to maintain the REIT Status of the Borrower, as evidenced by a certification of the principal financial or accounting officer of the Borrower containing calculations in detail reasonably satisfactory in form and substance to the Agent.

(c)          Notwithstanding the foregoing, at any time when an Event of Default under §§12.1(a) or 12.1(b) shall have occurred, an Event of Default as to the Borrower or REIT under §§12.1(g), 12.1(h) or 12.1(i) shall have occurred, or the maturity of the Obligations has been accelerated, neither the Borrower nor REIT shall make any Distributions whatsoever, directly or indirectly.

§8.8        Asset Sales. The Borrower will not, and will not permit the Guarantors or their respective Subsidiaries to, sell, transfer or otherwise dispose of any material asset other than (a) pursuant to a bona fide arm’s length transaction, (b) sales, transfers or other dispositions of obsolete or worn out property, whether now owned or hereafter acquired, (c) as permitted by §8.4, (d) sales, transfers or other dispositions otherwise permitted by the Loan Documents, and (e) sales to the Borrower or any Guarantor. In addition, neither the Borrower, the Guarantors nor any Subsidiary thereof shall sell, transfer, or otherwise dispose of any assets in a single or a series of related transactions with an aggregate value greater than twenty percent (20%) of the Consolidated Total Asset Value without the prior written approval of the Majority Lenders, provided that Borrower, Guarantors or any of their Subsidiaries may sell, transfer or otherwise dispose of such assets in an arm’s length transaction, so long as (i) if such asset is an Unencumbered Pool Asset, then Borrower shall have complied with §7.20(e) and (ii) Borrower and REIT will remain in pro forma compliance with the covenants set forth in §8 and §9 after giving effect to such transaction.

§8.9        Restriction on Prepayment of Indebtedness. The Borrower and the Guarantors will not, and will not permit their respective Subsidiaries to, (a) during the existence of any Default arising from Borrower’s failure to pay any amounts due under the Loan Documents or any Event of Default, prepay, redeem, defease, purchase or otherwise retire the principal amount, in whole or in part, of any Indebtedness other than the Obligations; provided, that the foregoing shall not prohibit (x) the prepayment of Indebtedness which is financed solely from the incurrence of Indebtedness which would otherwise be permitted by the terms of §8.1; and (y) the prepayment, redemption, defeasance or other retirement of the principal of Indebtedness secured by Real Estate which is satisfied solely from the proceeds of a sale of the Real Estate securing such Indebtedness; or (b) modify any document evidencing any Indebtedness (other than the Obligations) to accelerate the maturity date or required payments of principal of such Indebtedness during the existence of an Event of Default.

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§8.10      Reserved.

§8.11      Derivatives Contracts. Neither the Borrower, the Guarantors nor any of their respective Subsidiaries shall contract, create, incur, assume or suffer to exist any Derivatives Contracts except for interest rate swap, collar, cap or similar agreements providing interest rate protection and currency swaps and currency options made in the ordinary course of business and permitted pursuant to §8.1.

§8.12      Transactions with Affiliates. The Borrower shall not, and shall not permit any Guarantor or Subsidiary of any of them to, permit to exist or enter into, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (but not including the Borrower or any Guarantor), except (i) transactions in connection with Management Agreements or other property management agreements relating to Real Estate other than the Unencumbered Pool Assets, (ii) transactions set forth on Schedule 6.14 attached hereto, (iii) transactions in the ordinary course of business pursuant to the reasonable requirements of the business of such Person and upon fair and reasonable terms which are no less favorable to such Person than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate, (iv) reasonable and customary fees paid to, and indemnification arrangements with, members of the board of directors (or similar governing body) of any of the Loan Parties or the issuance of directors’ or nominees’ qualifying shares, and (v) compensation and indemnification arrangements for directors (or equivalent), officers and employees of REIT, Borrower and the Subsidiaries, including retirement, health, option and other benefit plans, bonuses, performance-based incentive plans, and other similar forms of compensation, the granting of Equity Interests to directors (or equivalent), officers and employees of REIT, Borrower and the Subsidiaries in connection with the implementation of any such arrangement, and the funding of any such arrangement.

§8.13      Advisory Fees. The Borrower shall not pay, and shall not permit any Guarantor to pay, any advisory fees or other payments to the Advisor, in the event that a Default or an Event of Default shall have occurred and be continuing; provided, that, for the avoidance of doubt, any such fees or other payments shall continue to accrue.

§9.     FINANCIAL COVENANTS.

The Borrower covenants and agrees that, so long as any Loan, Note or Letter of Credit is outstanding or any Lender has any obligation to make any Loans or issue any Letter of Credit:

§9.1        Unencumbered Pool Availability. The Borrower shall not at any time permit the Unsecured Indebtedness (including the sum of the outstanding principal balance of the Revolving Credit Loans, Term Loans, Swing Loans and the Letter of Credit Liabilities) to be greater than the Unencumbered Pool Availability; provided, however, that upon a violation of this §9.1 by the Borrower, no Event of Default shall exist hereunder in the event the Borrower cures such Default within five (5) Business Days of the occurrence of such event.

§9.2        Consolidated Total Indebtedness to Consolidated Total Asset Value. The Borrower will not at any time permit the ratio of Consolidated Total Indebtedness to Consolidated Total Asset Value (expressed as a percentage) to exceed fifty-five percent (55%), provided, however, that the Borrower may make a one-time election by delivering written notice thereof to Agent upon which the Borrower may permit such ratio to be as high as sixty percent (60%) for a period of two (2) consecutive fiscal quarters.

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§9.3        Adjusted Consolidated EBITDA to Consolidated Fixed Charges. The Borrower will not at any time permit the ratio of Adjusted Consolidated EBITDA to Consolidated Fixed Charges for the most recently ended four (4) fiscal quarters to be less than 1.60 to 1.00.

§9.4        Total Secured Indebtedness Ratio. The Borrower will not at any time permit Consolidated Total Secured Indebtedness to exceed thirty-five (35%) of Consolidated Total Asset Value.

§9.5        Minimum Consolidated Tangible Net Worth. The Borrower will not at any time permit Consolidated Tangible Net Worth to be less than the sum of (i) $945,698,000.00, plus (ii) eighty percent (80%) of the sum of any additional Net Offering Proceeds after March 31, 2013.

§9.6        Reserved.

§9.7        Recourse Indebtedness. The Borrower shall not, and shall not permit any Guarantor or their respective Subsidiaries to, create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Recourse Indebtedness (excluding the Obligations) which would cause the aggregate amount of such Recourse Indebtedness (excluding the Obligations) to exceed ten percent (10%) of Consolidated Total Asset Value.

§10.       CLOSING CONDITIONS.

The obligation of the Lenders to make the Loans or issue the Letter(s) of Credit shall be subject to the satisfaction of the following conditions precedent:

§10.1      Loan Documents. Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto and shall be in full force and effect. The Agent shall have received a fully executed counterpart of each such document, except that each Revolving Credit Lender shall have received the fully-executed original of its Revolving Credit Note and each Term Loan Lender shall have received the fully-executed original of its Term Loan Note.

§10.2      Certified Copies of Organizational Documents. The Agent shall have received from the Borrower and each Guarantor a copy, certified as of a recent date by the appropriate officer of each State in which such Person is organized and (with respect to any Guarantor that owns an Unencumbered Pool Asset) in which such Unencumbered Pool Asset is located and a duly authorized officer, partner or member of such Person, as applicable, to be true and complete, of the partnership agreement, corporate charter or operating agreement and/or other organizational agreements of the Borrower and each such Guarantor, as applicable, and its qualification to do business, as applicable, as in effect on such date of certification.

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§10.3      Resolutions. All action on the part of the Borrower and each Guarantor, as applicable, necessary for the valid execution, delivery and performance by such Person of this Agreement and the other Loan Documents to which such Person is or is to become a party shall have been duly and effectively taken, and evidence thereof reasonably satisfactory to the Agent shall have been provided to the Agent.

§10.4      Incumbency Certificate; Authorized Signers. The Agent shall have received from the Borrower and each Guarantor an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of such Person and giving the name and bearing a specimen signature of each individual who shall be authorized to sign, in the name and on behalf of such Person, each of the Loan Documents to which such Person is or is to become a party. The Agent shall have also received from the Borrower a certificate, dated as of the Closing Date, signed by a duly authorized representative of the Borrower and giving the name and specimen signature of each Authorized Officer who shall be authorized to make Loan Requests, Letter of Credit Requests and Conversion/Continuation Requests and to give notices and to take other action on behalf of the Borrower under the Loan Documents.

§10.5      Opinion of Counsel. The Agent shall have received an opinion addressed to the Lenders and the Agent and dated as of the Closing Date from counsel to the Borrower and each Guarantor in form and substance reasonably satisfactory to the Agent.

§10.6      Payment of Fees. The Borrower shall have paid to the Agent the fees payable pursuant to §4.2.

§10.7      Performance; No Default. The Borrower and each Guarantor shall have performed and complied with all terms and conditions herein required to be performed or complied with by it on or prior to the Closing Date, and on the Closing Date there shall exist no Default or Event of Default.

§10.8      Representations and Warranties. The representations and warranties made by the Borrower and each Guarantor in the Loan Documents or otherwise made by or on behalf of the Borrower, the Guarantors and their respective Subsidiaries in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the Closing Date.

§10.9      Proceedings and Documents. All proceedings in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be reasonably satisfactory to the Agent and the Agent’s counsel in form and substance, and the Agent shall have received all information and such counterpart originals or certified copies of such documents and such other certificates, opinions, assurances, consents, approvals or documents as the Agent and the Agent’s counsel may reasonably require.

§10.10    Eligible Unencumbered Pool Asset Qualification Documents. The Eligible Unencumbered Pool Asset Qualification Documents for each Eligible Unencumbered Pool Asset that is an Unencumbered Pool Asset as of the Closing Date shall have been delivered to the Agent at the Borrower’s expense and shall be in form and substance reasonably satisfactory to the Agent.

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§10.11    Compliance Certificate. The Agent shall have received a Compliance Certificate and an Unencumbered Pool Certificate dated as of the date of the Closing Date demonstrating compliance with each of the covenants calculated therein as of the most recent calendar quarter for which the Borrower has provided financial statements under §6.4.

§10.12    Consents. The Agent shall have received evidence reasonably satisfactory to the Agent that all necessary stockholder, partner, member or other consents required in connection with the consummation of the transactions contemplated by this Agreement and the other Loan Documents have been obtained.

§10.13    Contribution Agreement. The Agent shall have received an executed counterpart of the Contribution Agreement.

§10.14    Subordination of Advisory Agreement. The Agent shall have received an executed counterpart of a Subordination of Advisory Agreement with respect to the Advisory Agreement.

§10.15    Other. The Agent shall have reviewed such other documents, instruments, certificates, opinions, assurances, consents and approvals as the Agent or the Agent’s Special Counsel may reasonably have requested.

§11.       CONDITIONS TO ALL BORROWINGS.

The obligations of the Lenders to make any Loan or issue any Letter of Credit, whether on or after the Closing Date, shall also be subject to the satisfaction of the following conditions precedent:

§11.1      Prior Conditions Satisfied. On the Closing Date, all conditions set forth in §10 have been satisfied or waived in writing.

§11.2      Representations True; No Default. Each of the representations and warranties made by or on behalf of the Borrower, the Guarantors or any of their respective Subsidiaries contained in this Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Agreement shall be true and correct in all material respects as of the time of the making of such Loan or the issuance of such Letter of Credit, with the same effect as if made at and as of that time, except to the extent of changes resulting from transactions permitted by the Loan Documents (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date), and no Default or Event of Default shall have occurred and be continuing.

§11.3      Borrowing Documents. The Agent shall have received a fully completed Loan Request for such Loan and the other documents and information as required by §2.7, or a fully completed Letter of Credit Request required by §2.10, as applicable.

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§12.       EVENTS OF DEFAULT; ACCELERATION; ETC.

§12.1      Events of Default and Acceleration. If any of the following events (subject to §12.2, “Events of Default” or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, “Defaults”) shall occur:

(a)          the Borrower shall fail to pay any principal of the Loans when the same shall become due and payable, whether by mandatory prepayment, at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(b)          the Borrower shall fail to pay any interest on the Loans, any reimbursement obligations with respect to the Letters of Credit or any fees or other sums due hereunder or under any of the other Loan Documents when the same shall become due and payable, whether by mandatory prepayment, at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(c)          the Borrower shall fail to perform any term, covenant or agreement contained in §9;

(d)          any of the Borrower, the Guarantors or any of their respective Subsidiaries shall fail to perform any other term, covenant or agreement contained herein or in any of the other Loan Documents which they are required to perform (other than those specified in the other subsections or clauses of this §12 or in the other Loan Documents);

(e)          any representation or warranty made by or on behalf of the Borrower, the Guarantors or any of their respective Subsidiaries in this Agreement or any other Loan Document, or any report, certificate, financial statement, request for a Loan, Letter of Credit Request, or in any other document or instrument delivered pursuant to or in connection with this Agreement, any advance of a Loan, the issuance of any Letter of Credit or any of the other Loan Documents shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated;

(f)          the Borrower, any Guarantor or any of their Subsidiaries shall fail to pay when due (including, without limitation, at maturity), or within any applicable period of grace, any obligation for borrowed money or credit received or other Indebtedness (including under any Derivatives Contract), or shall fail to observe or perform any term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing any obligation for borrowed money or credit received or other Indebtedness (including under any Derivatives Contract) for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof or require the prepayment, redemption, purchase, termination or other settlement thereof; provided, however, that the events described in this §12.1(f) shall not constitute an Event of Default unless such failure to perform, together with other failures to perform as described in §12.1(g), involves singly or in the aggregate obligations for Indebtedness totaling in excess of $20,000,000.00;

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(g)         any of the Borrower, the Guarantors, or any of their respective Subsidiaries, (i) shall make an assignment for the benefit of creditors, or admit in writing its general inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver for it or any substantial part of its assets, (ii) shall commence any case or other proceeding relating to it under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or (iii) shall take any action to authorize or in furtherance of any of the foregoing; provided that the events described in this §12.1(g) as to any Subsidiary of the Borrower that is not a Guarantor shall not constitute an Event of Default unless the value of the assets of any such Subsidiary or Subsidiaries that is not a Guarantor (calculated, to the extent applicable, consistent with the calculation of Consolidated Total Asset Value) subject to an event or events described in §12.1(g), 12.1(h) or 12.1(i) individually exceeds $15,000,000.00 or in the aggregate exceeds $30,000,000.00;

(h)         a petition or application shall be filed for the appointment of a trustee or other custodian, liquidator or receiver of any of the Borrower, the Guarantors, or any of their respective Subsidiaries or any substantial part of the assets of any thereof, or a case or other proceeding shall be commenced against any such Person under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, and any such Person shall indicate its approval thereof, consent thereto or acquiescence therein or such petition, application, case or proceeding shall not have been dismissed within sixty (60) days following the filing or commencement thereof; provided that the events described in this §12.1(h) as to any Subsidiary of the Borrower that is not a Guarantor shall not constitute an Event of Default unless the value of the assets of any such Subsidiary or Subsidiaries that is not a Guarantor (calculated, to the extent applicable, consistent with the calculation of Consolidated Total Asset Value) subject to an event or events described in §12.1(g), 12.1(h) or 12.1(i) individually exceeds $15,000,000.00 or in the aggregate exceeds $30,000,000.00;

(i)          a decree or order is entered appointing a trustee, custodian, liquidator or receiver for any of the Borrower, the Guarantors, or any of their respective Subsidiaries or adjudicating any such Person, bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of any such Person in an involuntary case under federal bankruptcy laws as now or hereafter constituted; provided that the events described in this §12.1(i) as to any Subsidiary of the Borrower that is not a Guarantor shall not constitute an Event of Default unless the value of the assets of any such Subsidiary or Subsidiaries that is not a Guarantor (calculated, to the extent applicable, consistent with the calculation of Consolidated Total Asset Value) subject to an event or events described in §12.1(g), 12.1(h) or 12.1(i) individually exceeds $15,000,000.00 or in the aggregate exceeds $30,000,000.00;

(j)          there shall remain in force, undischarged, unsatisfied and unstayed, for more than thirty (30) days, whether or not consecutive, one (1) or more uninsured or unbonded final judgments against the Borrower, any Guarantor or any of their respective Subsidiaries that, either individually or in the aggregate, exceed $20,000,000.00 per occurrence or during any twelve (12) month period;

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(k)          any of the Loan Documents or the Contribution Agreement (if any) shall be disavowed, canceled, terminated, revoked or rescinded otherwise than in accordance with the terms thereof or the express prior written agreement, consent or approval of the Lenders, or any action at law, suit in equity or other legal proceeding to disavow, cancel, revoke or rescind any of the Loan Documents or the Contribution Agreement (if any), or to contest or challenge the validity or enforceability of any of the Loan Documents or the Contribution Agreement (if any) shall be commenced by or on behalf of the Borrower or any of the Guarantors, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination, or issue a judgment, order, decree or ruling, to the effect that any one or more of the Loan Documents or the Contribution Agreement (if any) is illegal, invalid or unenforceable in accordance with the terms thereof;

(l)          [reserved];

(m)        with respect to any Guaranteed Pension Plan, an ERISA Reportable Event shall have occurred and the Majority Lenders shall have determined in their reasonable discretion that such event reasonably could be expected to result in liability of the Borrower, the Guarantors or any of their respective Subsidiaries to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $5,000,000.00 and (x) such event in the circumstances occurring reasonably could constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan; or (y) a trustee shall have been appointed by the United States District Court to administer such Plan; or (z) the PBGC shall have instituted proceedings to terminate such Guaranteed Pension Plan;

(n)         [reserved];

(o)         any Guarantor denies that it has any liability or obligation under the Guaranty or any other Loan Document, or shall notify the Agent or any of the Lenders of such Guarantor’s intention to attempt to cancel or terminate the Guaranty or any other Loan Document, or shall fail to observe or comply with any term, covenant, condition or agreement under any Guaranty or any other Loan Document;

(p)         [reserved];

(q)         [reserved];

(r)          REIT shall fail to comply at any time with all requirements and applicable laws and regulations necessary to maintain REIT Status and shall continue to receive REIT Status;

(s)         REIT shall fail to comply, in any material respect, with any SEC reporting requirements;

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(t)          any Change of Control shall occur; or

(u)         an Event of Default under any of the other Loan Documents shall occur;

then, and in any such event, the Agent may, and, upon the request of the Majority Lenders, shall by notice in writing to the Borrower declare all amounts owing with respect to this Agreement, the Notes, the Letters of Credit and the other Loan Documents to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; provided that in the event any Event of Default specified in §12.1(g), §12.1(h) or §12.1(i) shall occur with respect to the Borrower, REIT or any Subsidiary Guarantor, all such amounts shall become immediately due and payable automatically and without any requirement of presentment, demand, protest or other notice of any kind from any of the Lenders or the Agent, the Borrower hereby expressly waiving any right to notice of intent to accelerate and notice of acceleration. Upon demand by the Agent or the Required Revolving Credit Lenders in their absolute and sole discretion after the occurrence and during the continuance of an Event of Default, and regardless of whether the conditions precedent in this Agreement for a Revolving Credit Loan have been satisfied, the Revolving Credit Lenders will cause a Revolving Credit Loan to be made in the undrawn amount of all Letters of Credit. The proceeds of any such Revolving Credit Loan will be pledged to and held by the Agent as security for any amounts that become payable under the Letters of Credit and all other Obligations. In the alternative, if demanded by the Agent in its absolute and sole discretion after the occurrence and during the continuance of an Event of Default, the Borrower will deposit into the Collateral Account and pledge to the Agent cash in an amount equal to the amount of all undrawn Letters of Credit. Such amounts will be pledged to and held by the Agent for the benefit of the Lenders as security for any amounts that become payable under the Letters of Credit and all other Obligations. Upon any draws under Letters of Credit, at the Agent’s sole discretion, the Agent may apply any such amounts to the repayment of amounts drawn thereunder and upon the expiration of the Letters of Credit any remaining amounts will be applied to the payment of all other Obligations or if there are no outstanding Obligations and the Revolving Credit Lenders have no further obligation to make Revolving Credit Loans or issue Letters of Credit or if such excess no longer exists, such proceeds deposited by the Borrower will be released to the Borrower.

§12.2      Certain Cure Periods; Limitation of Cure Periods.

(a)          Notwithstanding anything contained in §12.1 to the contrary, (i) no Event of Default shall exist hereunder upon the occurrence of any failure described in §12.1(b) in the event that the Borrower cures such Default within five (5) Business Days after the date such payment is due (or, with respect to any payments other than interest on the Loans, any reimbursement obligations with respect to the Letters of Credit or any fees due under the Loan Documents, within five (5) Business Days after written notice thereof shall have been given to the Borrower by the Agent), provided, however, that the Borrower shall not be entitled to receive more than two (2) grace or cure periods in the aggregate pursuant to this clause (i) in any period of 365 days ending on the date of any such occurrence of Default, and provided further, that no such cure period shall apply to any payments due upon the maturity of the Notes, (ii) no Event of Default shall exist hereunder upon the occurrence of any failure described in §12.1(d) in the event that the Borrower cures (or causes to be cured) such Default within thirty (30) days following receipt of written notice of such default, provided that the provisions of this clause (ii) shall not pertain to defaults consisting of a failure to comply with §§7.4(c), 7.12, 7.15, 7.18, 7.19, 7.20, 8.1, 8.2, 8.4, 8.7, or 8.8, or to any Default excluded from any provision of cure of defaults contained in any other of the Loan Documents, and (iii) no Event of Default shall exist hereunder upon the occurrence of any failure described in §12.1(s) in the event that the Borrower cures (or causes to be cured) such failure within thirty (30) days of becoming aware of such failure. In the event that any Unencumbered Pool Asset shall fail to satisfy the requirements set forth in §§7.20(a)(i)-(v), (viii), (xi), (xv) and (xvi), and such Real Estate asset has not otherwise been included in the calculation of the Unencumbered Pool Availability pursuant to §7.20(b) notwithstanding such particular non-compliance, such failure shall not constitute a Default or Event of Default if such Unencumbered Pool Asset is removed from the calculation of the Unencumbered Asset Value pursuant to §7.20(d).

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(b)          In the event that there shall occur any Default that affects only certain Unencumbered Pool Assets or the owner(s) thereof, then the Borrower may elect to cure such Default (so long as no other Default or Event of Default would arise as a result) by electing to have the Agent remove such Unencumbered Pool Assets from the calculation of the Unencumbered Pool Asset Value and by reducing the outstanding Loans and Letters of Credit so that no Default exists under this Agreement, in which event such removal and reduction shall be completed within ten (10) Business Days after receipt of notice of such Default from the Agent or the Majority Lenders; provided, however, that in the event such Default occurs as a result of a representation or warranty under §6.32 being false (without regard to any knowledge qualifier) in any material respect with respect to an Operator not affiliated with the Borrower, such removal and reduction shall be completed within thirty (30) days after receipt of notice of such Default from the Agent or the Majority Lenders.

§12.3     Termination of Commitments. If any one or more Events of Default specified in §12.1(g), 12.1(h), or 12.1(i) shall occur, then immediately and without any action on the part of the Agent or any Lender any unused portion of the credit hereunder shall terminate and the Lenders shall be relieved of all obligations to make Loans or issue Letters of Credit to the Borrower. If any other Event of Default shall have occurred, the Agent may, and upon the election of the Required Revolving Credit Lenders, shall, by notice to the Borrower terminate the commitments to make Revolving Credit Loans to and issue Letters of Credit for the Borrower. No termination under this §12.3 shall relieve the Borrower or the Guarantors of their obligations to the Lenders arising under this Agreement or the other Loan Documents.

§12.4     Remedies. In case any one or more Events of Default shall have occurred and be continuing, and whether or not the Lenders shall have accelerated the maturity of the Loans pursuant to §12.1, the Agent, on behalf of the Lenders may, and upon the direction of the Majority Lenders, shall proceed to protect and enforce their rights and remedies under this Agreement, the Notes and/or any of the other Loan Documents by suit in equity, action at law or other appropriate proceeding, including to the full extent permitted by applicable law the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents, the obtaining of the ex parte appointment of a receiver, and, if any amount shall have become due, by declaration or otherwise, the enforcement of the payment thereof. No remedy herein conferred upon the Agent or the holder of any Note is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law. Notwithstanding the provisions of this Agreement providing that the Loans may be evidenced by multiple Notes in favor of the Lenders, the Lenders acknowledge and agree that only the Agent may exercise any remedies arising by reason of a Default or Event of Default. If the Borrower or any Guarantor fails to perform any agreement or covenant contained in this Agreement or any of the other Loan Documents beyond any applicable period for notice and cure, the Agent may itself perform, or cause to be performed, any agreement or covenant of such Person contained in this Agreement or any of the other Loan Documents which such Person shall fail to perform, and the out-of-pocket costs of such performance, together with any reasonable expenses, including reasonable attorneys’ fees actually incurred (including attorneys’ fees incurred in any appeal) by the Agent in connection therewith, shall be payable by the Borrower upon demand and shall constitute a part of the Obligations and shall if not paid within thirty (30) days after demand bear interest at the Default Rate. In the event that all or any portion of the Obligations is collected by or through an attorney-at-law, the Borrower shall pay all costs of collection including, but not limited to, reasonable attorney’s fees.

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§12.5     Distribution of Proceeds. In the event that, following the occurrence and during the continuance of any Event of Default, any monies are received in connection with the enforcement of any of the Loan Documents, or otherwise with respect to the realization upon any of the assets of the Borrower or the Guarantors, such monies shall be distributed for application as follows:

(a)          First, to the payment of, or (as the case may be) the reimbursement of the Agent for or in respect of, all reasonable out-of-pocket costs, expenses, disbursements and losses which shall have been paid, incurred or sustained by the Agent in connection with the collection of such monies by the Agent, for the exercise, protection or enforcement by the Agent of all or any of the rights, remedies, powers and privileges of the Agent or the Lenders under this Agreement or any of the other Loan Documents or in support of any provision of adequate indemnity to the Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Agent or the Lenders to such monies;

(b)          Second, to all other Obligations (including any interest, expenses or other obligations incurred after the commencement of a bankruptcy) in such order or preference as the Majority Lenders shall determine; provided, that (i) Swing Loans shall be repaid first, (ii) distributions in respect of such other Obligations shall include, on a pari passu basis, any Agent’s fee payable pursuant to §4.2, (iii) in the event that any Lender is a Defaulting Lender, payments to such Lender shall be governed by §2.13, and (iv) except as otherwise provided in clause (iii), Obligations owing to the Lenders with respect to each type of Obligation such as interest, principal, fees and expenses (but excluding the Swing Loans) shall be made among the Lenders, pro rata, and as between the Revolving Credit Loans and Term Loans pro rata; and provided, further that the Majority Lenders may in their discretion make proper allowance to take into account any Obligations not then due and payable; and

(c)          Third, the excess, if any, shall be returned to the Borrower or to such other Persons as are entitled thereto.

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§12.6     Collateral Account.

(a)          As collateral security for the prompt payment in full when due of all Letter of Credit Liabilities, Swing Loans and the other Obligations, the Borrower hereby pledges and grants to the Agent, for the ratable benefit of the Agent and the Lenders as provided herein, a security interest in all of its right, title and interest in and to the Collateral Account and the balances from time to time in the Collateral Account (including the investments and reinvestments therein provided for below). The balances from time to time in the Collateral Account shall not constitute payment of any Letter of Credit Liabilities or Swing Loans until applied by the Agent as provided herein. Anything in this Agreement to the contrary notwithstanding, funds held in the Collateral Account shall be subject to withdrawal only as provided in this §12.6.

(b)          Amounts on deposit in the Collateral Account shall be invested and reinvested by the Agent in such Cash Equivalents as the Agent shall determine in its sole discretion. All such investments and reinvestments shall be held in the name of and be under the sole dominion and control of the Agent for the ratable benefit of the Lenders. The Agent shall exercise reasonable care in the custody and preservation of any funds held in the Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Agent accords other funds deposited with the Agent, it being understood that the Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any funds held in the Collateral Account.

(c)          If a drawing pursuant to any Letter of Credit occurs on or prior to the expiration date of such Letter of Credit, the Borrower and the Lenders authorize the Agent to use the monies deposited in the Collateral Account to make payment to the beneficiary with respect to such drawing or the payee with respect to such presentment. If a Swing Loan is not refinanced as a Base Rate Loan as provided in §2.5 above, then the Agent is authorized to use monies deposited in the Collateral Account to make payment to the Swing Loan Lender with respect to any participation not funded by a Defaulting Lender.

(d)          If an Event of Default exists, the Required Revolving Credit Lenders may, in their discretion, at any time and from time to time, instruct the Agent to liquidate any such investments and reinvestments and apply proceeds thereof to the Obligations in accordance with §12.5.

(e)          So long as no Default or Event of Default exists, and to the extent amounts on deposit in the Collateral Account exceed the aggregate amount of the Letter of Credit Liabilities then due and owing and the pro rata share of any Letter of Credit Obligations and Swing Loans of any Defaulting Lender after giving effect to §2.13(c), the Agent shall, from time to time, at the request of the Borrower, deliver to the Borrower within 10 Business Days after the Agent’s receipt of such request from the Borrower, against receipt but without any recourse, warranty or representation whatsoever, such of the balances in the Collateral Account as exceed the aggregate amount of the Letter of Credit Liabilities and Swing Loans at such time.

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(f)          The Borrower shall pay to the Agent from time to time such fees as the Agent normally charges for similar services in connection with the Agent’s administration of the Collateral Account and investments and reinvestments of funds therein. The Borrower authorizes the Agent to file such financing statements as the Agent may reasonably require in order to perfect the Agent’s security interest in the Collateral Account, and the Borrower shall promptly upon demand execute and deliver to the Agent such other documents as the Agent may reasonably request to evidence its security interest in the Collateral Account.

§13.       SETOFF.

Regardless of the adequacy of any collateral, during the continuance of any Event of Default under §12.1(a) or §12.1(b), including in connection with any acceleration of the Obligations, any deposits (general or specific, time or demand, provisional or final, regardless of currency, maturity, or the branch where such deposits are held) or other sums credited by or due from any Lender to the Borrower or the Guarantors and any securities or other property of the Borrower or the Guarantors in the possession of such Lender may, without notice to the Borrower or any Guarantor (any such notice being expressly waived by the Borrower and each Guarantor) but with the prior written approval of the Agent, be applied to or set off against the payment of Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Borrower or the Guarantors to such Lender. Each of the Lenders agrees with each other Lender that if such Lender shall receive from the Borrower or a Guarantor, whether by voluntary payment, exercise of the right of setoff, or otherwise, and shall retain and apply to the payment of the Note or Notes held by such Lender (but excluding the Swing Loan Note) any amount in excess of its ratable portion of the payments received by all of the Lenders with respect to the Notes held by all of the Lenders, such Lender will make such disposition and arrangements with the other Lenders with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Lender receiving in respect of the Notes held by it its proportionate payment as contemplated by this Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Lender, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest. In the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of this Agreement and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent and the Lenders, and (b) such Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

§14.      THE AGENT.

§14.1     Authorization. The Agent is authorized to take such action on behalf of each of the Lenders and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to the Agent, together with such powers as are reasonably incident thereto, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Agent. The obligations of the Agent hereunder are primarily administrative in nature, and nothing contained in this Agreement or any of the other Loan Documents shall be construed to constitute the Agent as a trustee for any Lender or to create an agency or fiduciary relationship. The Agent shall act as the contractual representative of the Lenders hereunder, and notwithstanding the use of the term “Agent”, it is understood and agreed that the Agent shall not have any fiduciary duties or responsibilities to any Lender by reason of this Agreement or any other Loan Document and is acting as an independent contractor, the duties and responsibilities of which are limited to those expressly set forth in this Agreement and the other Loan Documents. The Borrower and any other Person shall be entitled to conclusively rely on a statement from the Agent that it has the authority to act for and bind the Lenders pursuant to this Agreement and the other Loan Documents.

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§14.2     Employees and Agents. The Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Agreement and the other Loan Documents. The Agent may utilize the services of such Persons as the Agent may reasonably determine, and all reasonable fees and expenses of any such Persons shall be paid by the Borrower.

§14.3     No Liability. Neither the Agent nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent, or employee thereof, shall be liable for (a) any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Agent or such other Person, as the case may be, shall be liable for losses due to its willful misconduct or gross negligence as determined by a final non-appealable judgment of a court of competent jurisdiction or (b) any action taken or not taken by the Agent with the consent or at the request of the Majority Lenders or the Required Revolving Credit Lenders, as applicable. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless the Agent has received notice from a Lender or the Borrower referring to the Loan Documents and describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default”.

§14.4     No Representations. The Agent shall not be responsible for the execution or validity or enforceability of this Agreement, the Notes, any of the other Loan Documents or any instrument at any time constituting, or intended to constitute, collateral security for the Notes, or for the value of any such collateral security or for the validity, enforceability or collectability of any such amounts owing with respect to the Notes, or for any recitals or statements, warranties or representations made herein, or any agreement, instrument or certificate delivered in connection therewith or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of the Borrower, the Guarantors or any of their respective Subsidiaries, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any of the other Loan Documents. The Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by the Borrower, the Guarantors or any holder of any of the Notes shall have been duly authorized or is true, accurate and complete. The Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Lenders, with respect to the creditworthiness or financial condition of the Borrower, the Guarantors or any of their respective Subsidiaries, or the value of any collateral or any other assets of the Borrower, any Guarantor or any of their respective Subsidiaries. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender, based upon such information and documents as it deems appropriate at the time, continue to make its own credit analysis and decisions in taking or not taking action under this Agreement and the other Loan Documents. The Agent’s Special Counsel has only represented the Agent and KeyBank in connection with the Loan Documents and the only attorney client relationship or duty of care is between the Agent’s Special Counsel and the Agent or KeyBank. Each Lender has been independently represented by separate counsel on all matters regarding the Loan Documents.

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§14.5     Payments.

(a)          A payment by the Borrower or any Guarantor to the Agent hereunder or under any of the other Loan Documents for the account of any Lender shall constitute a payment to such Lender. The Agent agrees to distribute to each Lender not later than one (1) Business Day after the Agent’s receipt of good funds, determined in accordance with the Agent’s customary practices, such Lender’s pro rata share of payments received by the Agent for the account of the Lenders except as otherwise expressly provided herein or in any of the other Loan Documents. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, each payment by the Borrower hereunder shall be applied in accordance with §2.13(d).

(b)          If in the opinion of the Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making such distribution until its right to make such distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court. In the event that the Agent shall refrain from making any distribution of any amount received by it as provided in this §14.5(b), the Agent shall endeavor to hold such amounts in an interest bearing account and at such time as such amounts may be distributed to the Lenders, the Agent shall distribute to each Lender, based on their respective Commitment Percentages, its pro rata share of the interest or other earnings from such deposited amount.

§14.6     Holders of Notes. Subject to the terms of §18, the Agent may deem and treat the payee of any Note as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.

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§14.7     Indemnity. The Lenders ratably agree hereby to indemnify and hold harmless the Agent from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which the Agent has not been reimbursed by the Borrower and the Guarantors as required by §15), and liabilities of every nature and character arising out of or related to this Agreement, the Notes, or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or the Agent’s actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by the Agent’s willful misconduct or gross negligence as determined by a final non-appealable judgment of a court of competent jurisdiction. The agreements in this §14.7 shall survive the payment of all amounts payable under the Loan Documents.

§14.8     The Agent as Lender. In its individual capacity, KeyBank shall have the same obligations and the same rights, powers and privileges in respect to its Commitment and the Loans made by it, and as the holder of any of the Notes as it would have were it not also the Agent.

§14.9     Resignation. The Agent may resign at any time by giving thirty (30) calendar days’ prior written notice thereof to the Lenders and the Borrower. Any such resignation may at the Agent’s option also constitute the Agent’s resignation as the Issuing Lender and the Swing Loan Lender. Upon any such resignation, the Majority Lenders, subject to the terms of §18.1, shall have the right to appoint as a successor Agent and, if applicable, Issuing Lender and Swing Loan Lender, any Lender or any bank whose senior debt obligations are rated not less than “A” or its equivalent by Moody’s or not less than “A” or its equivalent by S&P and which has a net worth of not less than $500,000,000.00. Unless a Default or Event of Default shall have occurred and be continuing, such successor Agent and, if applicable, Issuing Lender and Swing Loan Lender, shall be reasonably acceptable to the Borrower. If no successor Agent shall have been appointed and shall have accepted such appointment within ten (10) days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be any Lender or any bank whose senior debt obligations are rated not less than “A2” or its equivalent by Moody’s or not less than “A” or its equivalent by S&P and which has a net worth of not less than $500,000,000.00. Upon the acceptance of any appointment as the Agent and, if applicable, the Issuing Lender and the Swing Loan Lender, hereunder by a successor Agent and, if applicable, Issuing Lender and Swing Loan Lender, such successor Agent and, if applicable, Issuing Lender and Swing Loan Lender, shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and, if applicable, Issuing Lender and Swing Loan Lender, and the retiring Agent and, if applicable, Issuing Lender and Swing Loan Lender, shall be discharged from its duties and obligations hereunder as the Agent and, if applicable, the Issuing Lender and the Swing Loan Lender. After any retiring Agent’s resignation, the provisions of this Agreement and the other Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent, the Issuing Lender and the Swing Loan Lender. If the resigning Agent shall also resign as the Issuing Lender, such successor Agent shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or shall make other arrangements satisfactory to the current Issuing Lender, in either case, to assume effectively the obligations of the current Agent with respect to such Letters of Credit. Upon any change in the Agent under this Agreement, the resigning Agent shall execute such assignments of and amendments to the Loan Documents as may be necessary to substitute the successor Agent for the resigning Agent.

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§14.10   Duties in the Case of Enforcement. In case one or more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Obligations shall have occurred, the Agent may and, if (a) so requested by the Majority Lenders and (b) the Lenders have provided to the Agent such additional indemnities and assurances in accordance with their respective Commitment Percentages against expenses and liabilities as the Agent may reasonably request, shall proceed to exercise all or any legal and equitable and other rights or remedies as it may have; provided, however, that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem to be in the best interests of the Lenders. Without limiting the generality of the foregoing, if the Agent reasonably determines payment is in the best interest of all the Lenders, the Agent may without the approval of the Lenders pay taxes and insurance premiums and spend money for maintenance, repairs or other expenses which may be necessary to be incurred, and the Agent shall promptly thereafter notify the Lenders of such action. Each Lender shall, within thirty (30) days of request therefor, pay to the Agent its Commitment Percentage of the reasonable costs incurred by the Agent in taking any such actions hereunder to the extent that such costs shall not be promptly reimbursed to the Agent by the Borrower or the Guarantors within such period. The Majority Lenders may direct the Agent in writing as to the method and the extent of any such exercise, the Lenders hereby agreeing to indemnify and hold the Agent harmless in accordance with their respective Commitment Percentages from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions, provided that the Agent need not comply with any such direction to the extent that the Agent reasonably believes the Agent’s compliance with such direction to be unlawful in any applicable jurisdiction or commercially unreasonable under the UCC as enacted in any applicable jurisdiction.

§14.11    Bankruptcy. In the event a bankruptcy or other insolvency proceeding is commenced by or against the Borrower or any Guarantor with respect to the Obligations, the Agent shall have the sole and exclusive right to file and pursue a joint proof claim on behalf of all Lenders. Any votes with respect to such claims or otherwise with respect to such proceedings shall be subject to the vote of the Majority Lenders, Required Lenders or all of the Lenders as required by this Agreement. Each Lender irrevocably waives its right to file or pursue a separate proof of claim in any such proceedings unless the Agent fails to file such claim within thirty (30) days after receipt of written notice from the Lenders requesting that the Agent file such proof of claim.

§14.12    Reliance by the Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by an Authorized Officer. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan or issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender, the Agent (or Issuing Lender, as applicable) may presume that such condition is satisfactory to such Lender unless the Agent (or Issuing Lender, as applicable) shall have received notice to the contrary from such Lender prior to the making of such Loan or issuance of such Letter of Credit. The Agent may consult with legal counsel (who may be counsel for the Borrower and/or the Guarantors), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

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§14.13    Approvals. If consent is required for some action under this Agreement, or except as otherwise provided herein an approval of the Lenders, the Majority Lenders, the Required Lenders or the Required Revolving Lenders is required or permitted under this Agreement, each Lender agrees to give the Agent, within ten (10) Business Days of receipt of the request for action from the Agent together with all reasonably requested information related thereto (or such lesser period of time required by the terms of the Loan Documents), notice in writing of approval or disapproval (collectively, “Directions”) in respect of any action requested or proposed in writing pursuant to the terms hereof. To the extent that any Lender does not approve any recommendation of the Agent, such Lender shall in such notice to the Agent describe the actions that would be acceptable to such Lender. If consent is required for the requested action, any Lender’s failure to respond to a request for Directions within the required time period shall be deemed to constitute a Direction to take such requested action. In the event that any recommendation is not approved by the requisite number of Lenders and a subsequent approval on the same subject matter is requested by the Agent, then for the purposes of this paragraph each Lender shall be required to respond to a request for Directions within five (5) Business Days of receipt of such request. The Agent and each Lender shall be entitled to assume that any officer of the other Lenders delivering any notice, consent, certificate or other writing is authorized to give such notice, consent, certificate or other writing unless the Agent and such other Lenders have otherwise been notified in writing.

§14.14    The Borrower Not Beneficiary. Except for the provisions of §14.9 relating to the appointment of a successor Agent, the provisions of this §14 are solely for the benefit of the Agent and the Lenders, may not be enforced by the Borrower or any Guarantor, and except for the provisions of §14.9, may be modified or waived without the approval or consent of the Borrower.

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§15.       EXPENSES.

The Borrower agrees to pay (a) the reasonable costs of producing and reproducing this Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (b) any taxes (including any interest and penalties in respect thereto) payable by the Agent or any of the Lenders, including any taxes payable on or with respect to the transactions contemplated by this Agreement, and further including any such taxes payable by the Agent or any of the Lenders after the Closing Date (the Borrower hereby agreeing to indemnify the Agent and each Lender with respect thereto except for Excluded Taxes), (c) the reasonable fees, expenses and disbursements of a single counsel to the Agent and each Arranger and a single local counsel per jurisdiction to the Agent incurred in connection with the preparation, administration, or interpretation of the Loan Documents and other instruments mentioned herein, and amendments, modifications, approvals, consents or waivers hereto or hereunder, (d) the out-of-pocket fees, costs, expenses and disbursements of the Agent and each Arranger incurred in connection with the syndication and/or participation (by KeyBank) of the Loans, (e) all other reasonable out of pocket fees, expenses and disbursements of the Agent incurred by the Agent in connection with the preparation or interpretation of the Loan Documents and other instruments mentioned herein, the making of each advance hereunder, the issuance of Letters of Credit, and the syndication of the Commitments pursuant to §18 (without duplication of those items addressed in clause (d) above), (f) all out of pocket expenses (including reasonable attorneys’ fees and costs, and fees and costs of appraisers, engineers, investment bankers or other experts retained by the Agent) incurred by any Lender or the Agent in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against the Borrower or the Guarantors or the administration thereof after the occurrence of a Default or Event of Default, and (ii) any litigation, proceeding or dispute arising under the Loan Documents, provided, that, in connection with the attorney’s fees and costs payable by Borrower under this clause (f), Borrower shall only be obligated to pay for the reasonable attorney’s fees and costs of a counsel to the Agent (which at the Agent’s discretion may include any local counsel or any other counsel to the Agent which the Agent may retain) and a single law firm for the Lenders (provided that in the event of a conflict of interest with respect to counsel for the Lenders, Borrower shall also pay the reasonable fees and costs of an additional single law firm for such Lenders), (g) all reasonable out-of-pocket fees, expenses and disbursements (including reasonable attorneys’ fees and costs) which may be incurred by KeyBank in connection with the execution and delivery of this Agreement and the other Loan Documents (without duplication of any of the items listed above), and (h) all expenses relating to the use of Intralinks, SyndTrak or any other similar system for the dissemination and sharing of documents and information in connection with the Loans. The covenants of this §15 shall survive the repayment of the Loans and the termination of the obligations of the Lenders hereunder.

§16.       INDEMNIFICATION.

The Borrower agrees to indemnify and hold harmless the Agent, the Lenders and each Arranger and each director, officer, employee, agent, Attorney and Affiliate thereof and Person who controls the Agent, or any Lender or either Arranger against any and all claims, actions and suits, whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of or relating to this Agreement or any of the other Loan Documents or the transactions contemplated hereby and thereby including, without limitation, (a) any and all claims for brokerage, leasing, finders or similar fees which may be made relating to the Unencumbered Pool Assets, other Real Estate or the Loans, (b) any condition of the Unencumbered Pool Assets or any other Real Estate, (c) any actual or proposed use by the Borrower of the proceeds of any of the Loans or Letters of Credit, (d) any actual or alleged infringement of any patent, copyright, trademark, service mark or similar right of the Borrower, any Guarantor or any of their respective Subsidiaries, (e) the Borrower entering into or performing this Agreement or any of the other Loan Documents, (f) any actual or alleged violation of any law, ordinance, code, order, rule, regulation, approval, consent, permit or license relating to the Unencumbered Pool Assets or any other Real Estate, (g) with respect to the Borrower, the Guarantors and their respective Subsidiaries and their respective properties and assets, the violation of any Environmental Law, the Release or threatened Release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to, claims with respect to wrongful death, personal injury, nuisance or damage to property), and (h) any use of Intralinks, SyndTrak or any other system for the dissemination and sharing of documents and information, in each case including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding; provided, however, that the Borrower shall not be obligated under this §16 to indemnify any Person for liabilities arising from such Person’s own gross negligence or willful misconduct as determined in a final non-appealable judgment by a court of competent jurisdiction. In litigation, or the preparation therefor, the Lenders and the Agent shall be entitled to select a single law firm as their own counsel and, in addition to the foregoing indemnity, the Borrower agrees to pay promptly the reasonable fees and expenses of such counsel. If, and to the extent that the obligations of the Borrower under this §16 are unenforceable for any reason, the Borrower hereby agree to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law. The provisions of this §16 shall survive the repayment of the Loans, the return of the Letters of Credit and the termination of the obligations of the Lenders hereunder.

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§17.       SURVIVAL OF COVENANTS, ETC.

All covenants, agreements, representations and warranties made herein, in the Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrower, the Guarantors or any of their respective Subsidiaries pursuant hereto or thereto shall be deemed to have been relied upon by the Lenders and the Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Lenders of any of the Loans and issuance of any Letters of Credit, as herein contemplated, and shall continue in full force and effect so long as any amount due under this Agreement or the Notes or any of the other Loan Documents (other than any indemnification obligations which survive the termination of this Agreement and/or the full repayment of the Loans and any other amounts due under this Agreement or the other Loan Documents) remains outstanding or any Letters of Credit remain outstanding or any Lender has any obligation to make any Loans or issue any Letters of Credit. The indemnification obligations of the Borrower provided herein and in the other Loan Documents shall survive the full repayment of amounts due and the termination of the obligations of the Lenders hereunder and thereunder to the extent provided herein and therein. All statements contained in any certificate delivered to any Lender or the Agent at any time by or on behalf of the Borrower, any Guarantor or any of their respective Subsidiaries pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by such Person hereunder.

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§18.       ASSIGNMENT AND PARTICIPATION.

§18.1     Conditions to Assignment by Lenders. Except as provided herein, each Lender may assign to one or more banks or other entities all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment Percentage and Commitment and the same portion of the Loans at the time owing to it and the Notes held by it); provided that (a) the Agent, the Issuing Lender and, so long as no Default or Event of Default exists hereunder, the Borrower shall have each given its prior written consent to such assignment, which consent shall not be unreasonably withheld or delayed, and if the Borrower does not respond to any such request for consent within ten (10) Business Days, the Borrower shall be deemed to have consented (provided that such consent shall not be required for any assignment to another Lender, to a Related Fund, to a lender or an Affiliate of a Lender which controls, is controlled by or is under common control with the assigning Lender or to a wholly-owned Subsidiary of such Lender), (b) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Lender’s rights and obligations under this Agreement with respect to the Revolving Credit Commitment in the event an interest in the Revolving Credit Loans is assigned, or of a constant, and not a varying, percentage of all the assigning Lender’s rights and obligations under this Agreement with respect to the Term Loans and the Term Loan Commitment in the event an interest in the Term Loans is assigned, and if such Lender holds both a Revolving Credit Commitment and a Term Loan Commitment, such Lender shall assign an equal percentage of its Revolving Credit Commitment and Term Loan Commitment, (c) the parties to such assignment shall execute and deliver to the Agent, for recording in the Register (as hereinafter defined) an assignment and acceptance agreement in the form of Exhibit J attached hereto (an “Assignment and Acceptance Agreement”), together with any Notes subject to such assignment, (d) in no event shall any assignment be to any natural person or any Person controlling, controlled by or under common control with, or which is not otherwise free from influence or control by the Borrower or any Guarantor or be to a Defaulting Lender or an Affiliate of a Defaulting Lender, (e) such assignee of a portion of the Revolving Credit Loans shall have a net worth or unfunded commitment as of the date of such assignment of not less than $100,000,000.00 (unless otherwise approved by the Agent and, so long as no Default or Event of Default exists hereunder, the Borrower), (f) such assignee shall acquire an interest in the Loans of not less than $5,000,000.00 and integral multiples of $1,000,000.00 in excess thereof (or if less, the remaining Loans of the assignor), unless waived by the Agent, and so long as no Default or Event of Default exists hereunder, the Borrower and (g) if such assignment is less than the assigning Lender’s entire Commitment, the assigning Lender shall retain an interest in the Loans of not less than $5,000,000.00. Upon execution, delivery, acceptance and recording of such Assignment and Acceptance Agreement, (i) the assignee thereunder shall be a party hereto and all other Loan Documents executed by the Lenders and, to the extent provided in such Assignment and Acceptance Agreement, have the rights and obligations of a Lender hereunder, (ii) the assigning Lender shall, upon payment to the Agent of the registration fee referred to in §18.2, be released from its obligations under this Agreement arising after the effective date of such assignment with respect to the assigned portion of its interests, rights and obligations under this Agreement, and (iii) the Agent may unilaterally amend Schedule 1.1 to reflect such assignment. In connection with each assignment, the assignee shall represent and warrant to the Agent, the assignor and each other Lender as to whether such assignee is controlling, controlled by, under common control with or is not otherwise free from influence or control by, the Borrower and/or any Guarantor and whether such assignee is a Defaulting Lender or an Affiliate of a Defaulting Lender. In connection with any assignment of rights and obligations of any Defaulting Lender, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or actions, including funding, with the consent of the Borrower and the Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Loans in accordance with its Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs. Notwithstanding the foregoing, if a Default exists hereunder, no assignment pursuant to this §18.1 shall be to another real estate investment trust which owns and/or operates healthcare facilities and could reasonably be considered a competitor of REIT or any Affiliate thereof (a “Competitor REIT”); provided, however, that the foregoing restriction shall not apply if an Event of Default has occurred and is continuing.

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§18.2     Register. The Agent shall maintain on behalf of the Borrower a copy of each assignment delivered to it and a register or similar list (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment Percentages of and principal amount of the Loans owing to the Lenders from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Guarantors, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and the Lenders at any reasonable time and from time to time upon reasonable prior notice. Upon each such recordation, the assigning Lender agrees to pay to the Agent a registration fee in the sum of $3,500.00.

§18.3     New Notes. Upon its receipt of an Assignment and Acceptance Agreement executed by the parties to such assignment, together with each Note subject to such assignment, the Agent shall record the information contained therein in the Register. Within five (5) Business Days after receipt of notice of such assignment from the Agent, the Borrower, at the applicable assignee’s own expense, shall execute and deliver to the Agent, in exchange for each surrendered original Note (or an indemnity agreement, as provided in §31), a new Note to the order of such assignee in an amount equal to the amount assigned to such assignee pursuant to such Assignment and Acceptance Agreement and, if the assigning Lender has retained some portion of its obligations hereunder, a new Note to the order of the assigning Lender in an amount equal to the amount retained by it hereunder. Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such Assignment and Acceptance Agreement and shall otherwise be in substantially the form of the assigned Notes. The surrendered original Notes shall be canceled and returned to the Borrower (or the Borrower shall receive an indemnity agreement, as provided in §31).

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§18.4     Participations. Each Lender may sell participations to one or more Lenders or other entities in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents; provided that (a) any such sale or participation shall not affect the rights and duties of the selling Lender hereunder, (b) such participation shall not entitle such participant to any rights or privileges under this Agreement or any Loan Documents, including without limitation, rights granted to the Lenders under §§4.8, 4.9, 4.10 and 13, (c) such participation shall not entitle the participant to the right to approve waivers, amendments or modifications, (d) such participant shall have no direct rights against the Borrower, (e) such sale is effected in accordance with all applicable laws, and (f) such participant shall not be a Person controlling, controlled by or under common control with, or which is not otherwise free from influence or control by the Borrower and/or any Guarantor and shall not be a Defaulting Lender or an Affiliate of a Defaulting Lender and, provided that no Event of Default has occurred or is continuing, shall not be a Competitor REIT; provided, however, such Lender may agree with the participant that it will not, without the consent of the participant, agree to (i) increase, or extend the term or extend the time or waive any requirement for the reduction or termination of, such Lender’s Commitment, (ii) extend the date fixed for the payment of principal of or interest on the Loans or portions thereof owing to such Lender (other than pursuant to an extension of the Maturity Date pursuant to §2.12), (iii) reduce the amount of any such payment of principal, (iv) reduce the rate at which interest is payable thereon or (v) release any Guarantor (except as otherwise permitted under this Agreement). Any Lender which sells a participation shall promptly notify the Agent of such sale and the identity of the purchaser of such interest. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans, or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

§18.5     Pledge by Lender. Any Lender may at any time pledge all or any portion of its interest and rights under this Agreement (including all or any portion of its Note) to any of the twelve Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. §341 or to such other Person as the Agent may approve to secure obligations of such Lender. No such pledge or the enforcement thereof shall release the pledgor Lender from its obligations hereunder or under any of the other Loan Documents.

§18.6     No Assignment by the Borrower. The Borrower shall not assign or transfer any of its rights or obligations under this Agreement or the Loan Documents without the prior written consent of each of the Lenders.

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§18.7     Disclosure. The Borrower and the Guarantors each agree to promptly cooperate with any Lender in connection with any proposed assignment or participation of all or any portion of its Commitment. The Borrower and the Guarantors each agree that in addition to disclosures made in accordance with standard banking practices any Lender may disclose information obtained by such Lender pursuant to this Agreement to assignees or participants and potential assignees or participants hereunder. Each Lender agrees for itself that it shall use reasonable efforts in accordance with its customary procedures to hold confidential all non-public information obtained from the Borrower or any Guarantor that has been identified in writing as confidential by any of them, and shall use reasonable efforts in accordance with its customary procedures to not disclose such information to any other Person, it being understood and agreed that, notwithstanding the foregoing, a Lender may make (a) disclosures to its participants (provided such Persons are advised of the provisions of this §18.7), (b) disclosures to its directors, officers, employees, Affiliates, accountants, appraisers, legal counsel and other professional advisors of such Lender (provided that such Persons who are not employees of such Lender are advised of the provision of this §18.7), (c) disclosures customarily provided or reasonably required by any potential or actual bona fide assignee, transferee or participant or their respective directors, officers, employees, Affiliates, accountants, appraisers, legal counsel and other professional advisors in connection with a potential or actual assignment or transfer by such Lender of any Loans or any participations therein (provided such Persons are advised of the provisions of this §18.7), (d) disclosures to bank regulatory authorities or self-regulatory bodies with jurisdiction over such Lender, or (e) disclosures required or requested by any other Governmental Authority or representative thereof or pursuant to legal process; provided that, unless specifically prohibited by applicable law or court order, each Lender shall notify the Borrower of any request by any Governmental Authority or representative thereof prior to disclosure (other than any such request in connection with any examination or oversight of such Lender by such Governmental Authority or other requests by regulators that are not part of an examination) for disclosure of any such non-public information prior to disclosure of such information. In addition, each Lender may make disclosure of such information to any contractual counterparty in swap agreements or such contractual counterparty’s professional advisors (so long as such contractual counterparty or professional advisors agree to be bound by the provisions of this §18.7). Notwithstanding the foregoing, no Lender shall disclose such non-public information to a Competitor REIT unless an Event of Default has occurred and is continuing or the Borrower has consented to such disclosure (or is deemed to have consented pursuant to §18.1). Non-public information shall not include any information which is or subsequently becomes publicly available other than as a result of a disclosure of such information by a Lender, or prior to the delivery to such Lender is within the possession of such Lender if such information is not known by such Lender to be subject to another confidentiality agreement with or other obligations of secrecy to the Borrower or the Guarantors, is or becomes available to Agent, any Lender or any of their Affiliates on a non-confidential basis, or is disclosed with the prior approval of the Borrower or the Guarantors. Nothing herein shall prohibit the disclosure of non-public information to the extent necessary to enforce the Loan Documents.

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§18.8     Mandatory Assignment. In the event the Borrower requests that certain amendments, modifications or waivers be made to this Agreement or any of the other Loan Documents which request requires approval of all of the Lenders, the Required Lenders or all of the Lenders directly affected thereby or another group of requisite Lenders and is approved by the Majority Lenders, but is not approved by one or more of the Lenders (any such non-consenting Lender shall hereafter be referred to as the “Non-Consenting Lender”), then, within thirty (30) Business Days after the Borrower’s receipt of notice of such disapproval by such Non-Consenting Lender, the Borrower shall have the right as to such Non-Consenting Lender, to be exercised by delivery of written notice delivered to the Agent and the Non-Consenting Lender within thirty (30) Business Days of receipt of such notice, to elect to cause the Non-Consenting Lender to transfer its Commitment. The Agent shall promptly notify the remaining Lenders that each of such Lenders shall have the right, but not the obligation, to acquire a portion of the Commitment, pro rata based upon their relevant Commitment Percentages, of the Non-Consenting Lender (or if any of such Lenders does not elect to purchase its pro rata share, then to such remaining Lenders in such proportion as approved by the Agent). In the event that the Lenders do not elect to acquire all of the Non-Consenting Lender’s Commitment, then the Agent shall endeavor to find a new Lender or Lenders to acquire such remaining Commitment. Upon any such purchase of the Commitment of the Non-Consenting Lender, the Non-Consenting Lender’s interests in the Obligations and its rights hereunder and under the Loan Documents shall terminate at the date of purchase, and the Non-Consenting Lender shall promptly execute and deliver any and all documents reasonably requested by the Agent to surrender and transfer such interest, including, without limitation, an Assignment and Acceptance Agreement and such Non-Consenting Lender’s original Note. The purchase price for the Non-Consenting Lender’s Commitment shall equal any and all amounts outstanding and owed by the Borrower to the Non-Consenting Lender, including principal and all accrued and unpaid interest or fees, plus any applicable amounts payable pursuant to §4.7 which would be owed to such Non-Consenting Lender if the Loans were to be repaid in full on the date of such purchase of the Non-Consenting Lender’s Commitment (provided that the Borrower may pay to such Non-Consenting Lender any interest, fees or other amounts (other than principal) owing to such Non-Consenting Lender).

§18.9     Amendments to Loan Documents. Upon any such assignment, the Borrower and the Guarantors shall, upon the request of the Agent, enter into such documents as may be reasonably required by the Agent to modify the Loan Documents to reflect such assignment.

§18.10     Titled Agents. The Titled Agents shall not have any additional rights or obligations under the Loan Documents, except for those rights, if any, as a Lender.

§19.       NOTICES.

Each notice, demand, election or request provided for or permitted to be given pursuant to this Agreement (hereinafter in this §19 referred to as “Notice”), must be in writing and shall be deemed to have been properly given or served by personal delivery or by sending same by overnight courier or by depositing same in the United States Mail, postpaid and registered or certified, return receipt requested, or as expressly permitted herein, by telegraph, telecopy, telefax or telex, and addressed as follows:

If to the Agent or KeyBank:

KeyBank National Association
4910 Tiedeman Road, 3rd Floor
Brooklyn, Ohio 44144
Attn: Amy L. MacLearie
Telecopy No.: (216) 357-6383

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With a copy to:

KeyBank National Association
127 Public Square, 8th Floor
Cleveland, OH 44114
Attn: Wayne Horvath, SVP
Telecopy No.: (216) 689-5970

and

McKenna Long & Aldridge LLP
Suite 5300
303 Peachtree Street, N.E.
Atlanta, Georgia 30308
Attn: William F. Timmons, Esq.
Telecopy No.: (404) 527-4198

If to the Borrower:

American Realty Capital Healthcare Trust Operating Partnership, L.P.
405 Park Avenue
Fifteenth Floor
New York, NY 10022
Attn: General Counsel
Telecopy No.: (212) 421-5799

With a copy to:

American Realty Capital Healthcare Trust Operating Partnership, L.P.
405 Park Avenue
Fifteenth Floor
New York, NY 10022
Attn: Chief Financial Officer
Telecopy No.: (212) 421-5799

to any other Lender which is a party hereto, at the address for such Lender set forth on its signature page hereto, and to any Lender which may hereafter become a party to this Agreement, at such address as may be designated by such Lender. Each Notice shall be effective upon being personally delivered or upon being sent by overnight courier or upon being deposited in the United States Mail as aforesaid, or if transmitted by telegraph, telecopy, telefax or telex is permitted, upon being sent and confirmation of receipt. The time period in which a response to such Notice must be given or any action taken with respect thereto (if any), however, shall commence to run from the date of receipt if personally delivered or sent by overnight courier, or if so deposited in the United States Mail, the earlier of three (3) Business Days following such deposit or the date of receipt as disclosed on the return receipt. Rejection or other refusal to accept or the inability to deliver because of changed address for which no notice was given shall be deemed to be receipt of the Notice sent. By giving at least fifteen (15) days prior Notice thereof, the Borrower, a Lender or the Agent shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses and each shall have the right to specify as its address any other address within the United States of America.

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§20.       RELATIONSHIP.

Neither the Agent nor any Lender has any fiduciary relationship with or fiduciary duty to the Borrower, any Guarantor or their respective Subsidiaries arising out of or in connection with this Agreement or the other Loan Documents or the transactions contemplated hereunder and thereunder, and the relationship between each Lender and the Agent, and the Borrower is solely that of a lender and borrower, and nothing contained herein or in any of the other Loan Documents shall in any manner be construed as making the parties hereto partners, joint venturers or any other relationship other than lender and borrower.

§21.       GOVERNING LAW; CONSENT TO JURISDICTION AND SERVICE.

THIS AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED HEREIN OR THEREIN, SHALL, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW SECTION 5- 1401, BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. THE BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN ANY COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK SITTING IN THE COUNTY OF NEW YORK (INCLUDING ANY FEDERAL COURT SITTING THEREIN). THE BORROWER FURTHER ACCEPTS, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF SUCH COURTS AND ANY RELATED APPELLATE COURT AND IRREVOCABLY (a) AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY WITH RESPECT TO THIS AGREEMENT AND ANY OF THE OTHER LOAN DOCUMENTS AND (b) WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH A COURT IS AN INCONVENIENT FORUM. THE BORROWER FURTHER AGREES THAT SERVICE OF PROCESS IN ANY SUCH SUIT MAY BE MADE UPON THE BORROWER IN THE MANNER PROVIDED FOR NOTICES IN §19. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER, ANY GUARANTOR OR ANY OF THEIR PROPERTIES IN THE COURTS OF ANY JURISDICTION. THE BORROWER CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURTS AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER IN THE MANNER PROVIDED FOR NOTICES IN §19.

§22.       HEADINGS.

The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

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§23.       COUNTERPARTS.

This Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

§24.       ENTIRE AGREEMENT, ETC.

This Agreement and the Loan Documents is intended by the parties as the final, complete and exclusive statement of the transactions evidenced by this Agreement and the Loan Documents. All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superseded by this Agreement and the Loan Documents, and no party is relying on any promise, agreement or understanding not set forth in this Agreement and the Loan Documents. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in §27.

§25.       WAIVER OF JURY TRIAL AND CERTAIN DAMAGE CLAIMS.

EACH OF THE BORROWER, THE AGENT AND THE LENDERS HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY NOTE OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. THE BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, PUNITIVE OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. THE BORROWER (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY LENDER OR THE AGENT HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH LENDER OR THE AGENT WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (B) ACKNOWLEDGES THAT THE AGENT AND THE LENDERS HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH THEY ARE PARTIES BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED IN THIS §25. THE BORROWER ACKNOWLEDGES THAT IT HAS HAD AN OPPORTUNITY TO REVIEW THIS §25 WITH LEGAL COUNSEL AND THAT THE BORROWER AGREES TO THE FOREGOING AS ITS FREE, KNOWING AND VOLUNTARY ACT.

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§26.       DEALINGS WITH THE BORROWER AND THE GUARANTORS.

The Agent, the Lenders and their affiliates may accept deposits from, extend credit to, invest in, act as trustee under indentures of, serve as financial advisor of, and generally engage in any kind of banking, trust or other business with the Borrower, the Guarantors and their respective Subsidiaries or any of their Affiliates regardless of the capacity of the Agent or the Lender hereunder. The Lenders acknowledge that, pursuant to such activities, KeyBank or its Affiliates may receive information regarding such Persons (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Agent shall be under no obligation to provide such information to them.

§27.       CONSENTS, AMENDMENTS, WAIVERS, ETC.

Except as otherwise expressly provided in this Agreement, any consent or approval required or permitted by this Agreement may be given, and any term of this Agreement or of any other instrument related hereto or mentioned herein may be amended, and the performance or observance by the Borrower or the Guarantors of any terms of this Agreement or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Majority Lenders; provided, however, that the Agreement Regarding Fees may be amended or otherwise modified, or rights or privileges thereunder waived, in a writing executed by the parties thereto only. Notwithstanding the foregoing, none of the following may occur without the written consent of each Lender directly affected thereby: (a) a reduction in the rate of interest on the Notes (other than a reduction or waiver of default interest); (b) an increase in the amount of the Commitments of the Lenders (except as provided in §2.11 and §18.1); (c) a forgiveness, reduction or waiver of the principal of any unpaid Loan or any interest thereon (other than a reduction or waiver of default interest) or fee payable under the Loan Documents; (d) a change in the amount of any fee payable to a Lender hereunder; (e) the postponement of any date fixed for any payment of principal of or interest on the Loan; (f) an extension of the Maturity Date (except as provided in §2.12); (g) a change in the manner of distribution of any payments to the Lenders or the Agent; (h) the release of the Borrower or any Guarantor except as otherwise provided in this Agreement; (i) an amendment of the definition of Majority Lenders, Required Lenders or Required Revolving Credit Lenders or of any requirement for consent by all of the Lenders; (j) any modification to require a Revolving Credit Lender to fund a pro rata share of a request for an advance of the Revolving Credit Loan made by the Borrower other than based on its Revolving Credit Commitment Percentage; (k) an amendment to this §27; or (l) an amendment of any provision of this Agreement or the Loan Documents which requires the approval of all of the Lenders, the Majority Lenders, the Required Lenders or the Required Revolving Credit Lenders to require a lesser number of Lenders to approve such action. The provisions of §7.20 may not be amended or waived without the written consent of the Required Lenders. The provisions of §14 may not be amended without the written consent of the Agent. There shall be no amendment, modification or waiver of any provision in the Loan Documents with respect to Swing Loans without the consent of the Swing Loan Lender, nor any amendment, modification or waiver of any provision in the Loan Documents with respect to Letters of Credit without the consent of the Issuing Lender. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders, except that the Commitment of any Defaulting Lender may not be increased without the consent of such Lender. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of the Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon any of the Borrower or the Guarantors shall entitle the Borrower or the Guarantor to other or further notice or demand in similar or other circumstances.

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§28.       SEVERABILITY.

The provisions of this Agreement are severable, and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction.

§29.       TIME OF THE ESSENCE.

Time is of the essence with respect to each and every covenant, agreement and obligation of the Borrower and the Guarantors under this Agreement and the other Loan Documents.

§30.       NO UNWRITTEN AGREEMENTS.

THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES. ANY ADDITIONAL TERMS OF THE AGREEMENT BETWEEN THE PARTIES ARE SET FORTH BELOW.

§31.       REPLACEMENT NOTES.

Upon receipt of evidence reasonably satisfactory to the Borrower of the loss, theft, destruction or mutilation of any Note, and in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory to the Borrower and the Borrower’s counsel or, in the case of any such mutilation, upon surrender and cancellation of the applicable Note, the Borrower will execute and deliver, in lieu thereof, a replacement Note, identical in form and substance to the applicable Note and dated as of the date of the applicable Note and upon such execution and delivery all references in the Loan Documents to such Note shall be deemed to refer to such replacement Note. All reasonable costs and expenses incurred by the Borrower in connection with the foregoing, including reasonable attorneys’ fees, shall be paid by the Lender that requested the replacement Note.

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§32.       NO THIRD PARTIES BENEFITED.

This Agreement and the other Loan Documents are made and entered into for the sole protection and legal benefit of the Borrower, the Guarantors, the Lenders, the Agent, the Arranger and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. All conditions to the performance of the obligations of the Agent and the Lenders under this Agreement, including the obligation to make Loans and issue Letters of Credit, are imposed solely and exclusively for the benefit of the Agent and the Lenders and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that the Agent and the Lenders will refuse to make Loans or issue Letters of Credit in the absence of strict compliance with any or all thereof and no other Person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any and all of which may be freely waived in whole or in part by the Agent and the Lenders at any time if in their sole discretion they deem it desirable to do so. In particular, the Agent and the Lenders make no representations and assume no obligations as to third parties concerning the quality of any the construction by the Borrower, the Guarantors or any of their respective Subsidiaries of any development or the absence therefrom of defects.

§33.       PATRIOT ACT.

Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower and the Guarantors that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information includes names and addresses and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower and the Guarantors in accordance with the Patriot Act.

§34.       TERMINATION OF PRIOR SECURITY INTERESTS

Upon effectiveness of this Agreement, the Lenders and the Agent shall terminate the Assignments of Interests (as defined in the Original Credit Agreement) and the Lenders authorize the Agent to return the pledged Equity Interests (including the certificates and related powers) and release all other “Collateral” (as defined in such Assignments of Interest) and to file terminations of related UCC financing statements.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, each of the undersigned have caused this Agreement to be executed by its duly authorized representatives as of the date first set forth above.

BORROWER:

AMERICAN REALTY CAPITAL HEALTHCARE TRUST OPERATING PARTNERSHIP, L.P., a Delaware limited partnership

By:	/s/ Jesse C. Galloway
Name:	Jesse C. Galloway
Title:	Authorized Signatory

(SEAL)

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AGENT AND LENDERS:

KEYBANK NATIONAL ASSOCIATION, individually as a Lender and as the Agent

By:	/s/ Amy L. MacLearie
Name:	Amy L. MacLearie
Title:	AVP - Senior Closing Officer

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SIGNATURE PAGE TO FIRST AMENDED AND RESTATED SENIOR UNSECURED CREDIT AGREEMENT

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BANK OF MONTREAL

By:	/s/ Lloyd Baron
Name:	Lloyd Baron
Title:	Vice President

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REGIONS BANK

By:	/s/ David Blevins
Name:	David Blevins
Title:	Vice President

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BANK OF AMERICA, N.A.

By:	/s/ E. Mark Hardison
Name:	E. Mark Hardison
Title:	Vice President

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COMERICA BANK

By:	/s/ Charles Weddell
Name:	Charles Weddell
Title:	Vice President

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JPMORGAN CHASE BANK, N.A.

By:	/s/ Rita Lai
Name:	Rita Lai
Title:	Senior Credit Banker

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CAPITAL ONE, NATIONAL ASSOCIATION

By:	/s/ Todd Gordon
Name:	Todd Gordon
Title:	Managing Director

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RBS CITIZENS, N.A.

By:	/s/ Diane Vanden Plas
Name:	Diane Vanden Plas
Title:	Vice President

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SYNOVUS BANK

By:	/s/ David W. Bowman
Name:	David W. Bowman
Title:	Senior Relationship Manager

SIGNATURE PAGE TO FIRST AMENDED AND RESTATED SENIOR UNSECURED CREDIT AGREEMENT

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EXHIBIT A

FORM OF JOINDER AGREEMENT

THIS JOINDER AGREEMENT (this “Joinder Agreement”) is executed as of ____________________, 20__, by ______________________________________________, a __________________________ (“Joining Party”), and delivered to KeyBank National Association, as Agent, pursuant to §5.2 of that certain First Amended and Restated Senior Unsecured Credit Agreement dated as of July 24, 2013, as from time to time in effect (the “Credit Agreement”), by and among American Realty Capital Healthcare Trust Operating Partnership, L.P. (the “Borrower”), KeyBank National Association, for itself and as the Agent, and the Lenders from time to time party thereto. Terms used but not defined in this Joinder Agreement shall have the meanings defined for those terms in the Credit Agreement.

RECITALS

A.           Joining Party is required, pursuant to §5.2 of the Credit Agreement, to become an additional Guarantor under the Guaranty, and the Contribution Agreement.

B.           Joining Party expects to realize direct and indirect benefits as a result of the availability to the Borrower of the credit facilities under the Credit Agreement.

NOW, THEREFORE, Joining Party agrees as follows:

AGREEMENT

1.           Joinder. By this Joinder Agreement, Joining Party hereby becomes a “Subsidiary Guarantor” and a “Guarantor” under the Credit Agreement, the Guaranty, and the other Loan Documents with respect to all the Obligations of the Borrower now or hereafter incurred under the Credit Agreement and the other Loan Documents, and a “Guarantor” under the Contribution Agreement. Joining Party agrees that Joining Party is and shall be bound by, and hereby assumes, all representations, warranties, covenants, terms, conditions, duties and waivers applicable to a “Subsidiary Guarantor” and a “Guarantor” under the Credit Agreement, the Guaranty, the other Loan Documents and the Contribution Agreement.

2.           Representations and Warranties of Joining Party. Joining Party represents and warrants to the Agent that, as of the Effective Date (as defined below), except as disclosed in writing by Joining Party to the Agent on or prior to the date hereof and approved by the Agent in writing (which disclosures shall be deemed to amend the Schedules and other disclosures delivered as contemplated in the Credit Agreement), the representations and warranties contained in the Credit Agreement and the other Loan Documents applicable to a “Subsidiary Guarantor” or “Guarantor” are true and correct in all material respects as applied to Joining Party as a Subsidiary Guarantor and a Guarantor on and as of the Effective Date as though made on that date. As of the Effective Date, all covenants and agreements in the Loan Documents and the Contribution Agreement of the Guarantors apply to Joining Party and no Default or Event of Default shall exist or might exist upon the Effective Date in the event that Joining Party becomes a Guarantor.

A - 1

3.           Joint and Several. Joining Party hereby agrees that, as of the Effective Date, the Guaranty, and the Contribution Agreement heretofore delivered to the Agent and the Lenders shall be a joint and several obligation of Joining Party to the same extent as if executed and delivered by Joining Party, and upon request by the Agent, will promptly become a party to the Guaranty, and the Contribution Agreement to confirm such obligation.

4.           Further Assurances. Joining Party agrees to execute and deliver such other instruments and documents and take such other action, as the Agent may reasonably request, in connection with the transactions contemplated by this Joinder Agreement.

5.           GOVERNING LAW. THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACTUAL OBLIGATION UNDER, AND SHALL, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401, BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

6.           Counterparts. This Joinder Agreement may be executed in any number of counterparts which shall together constitute but one and the same agreement.

7.           The effective date (the “Effective Date”) of this Joinder Agreement is _________________, 201__.

IN WITNESS WHEREOF, Joining Party has executed this Joinder Agreement under seal as of the day and year first above written.

“JOINING PARTY”

_________________________________________, a
_________________________________________

By:
Name:
Title:

[SEAL]

ACKNOWLEDGED:

KEYBANK NATIONAL ASSOCIATION, as the Agent

By:

Its:

A - 2

EXHIBIT B

FORM OF TERM LOAN NOTE

$______________	_____________, 20__

FOR VALUE RECEIVED, the undersigned (“Maker”), hereby promises to pay to ________________ __________________ (“Payee”), or its successors and permitted assigns, in accordance with the terms of that certain First Amended and Restated Senior Unsecured Credit Agreement, dated as of July 24, 2013 as from time to time in effect, by and among Maker, KeyBank National Association, for itself and as the Agent, and such other Lenders as may be from time to time named therein (as the same may be varied, extended, supplemented, consolidated, amended, replaced, increased, renewed or modified or restated from time to time, the “Credit Agreement”), to the extent not sooner paid, on or before the Term Loan Maturity Date, the principal sum of _________________ ($__________), or such amount as may be advanced by Payee under the Credit Agreement as a Term Loan with daily interest from the date thereof, computed as provided in the Credit Agreement, on the principal amount hereof from time to time unpaid, at a rate per annum on each portion of the principal amount which shall at all times be equal to the rate of interest applicable to such portion in accordance with the Credit Agreement, and with interest on overdue principal and, to the extent permitted by applicable law, on overdue installments of interest and late charges at the rates provided in the Credit Agreement. Interest shall be payable on the dates specified in the Credit Agreement, except that all accrued interest shall be paid at the stated or accelerated maturity hereof or upon the prepayment in full hereof. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

Payments hereunder shall be made to the Agent for Payee at 127 Public Square, Cleveland, Ohio 44114-1306, or at such other address as Agent may designate from time to time.

This Note is one of one or more Term Loan Notes evidencing borrowings under and is entitled to the benefits and subject to the provisions of the Credit Agreement. The principal of this Note may be due and payable in whole or in part prior to the Term Loan Maturity Date and is subject to mandatory prepayment in the amounts and under the circumstances set forth in the Credit Agreement, and may be prepaid in whole or from time to time in part, all as set forth in the Credit Agreement.

Notwithstanding anything in this Note to the contrary, all agreements between the undersigned Maker and the Lenders and the Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Lenders exceed the maximum amount permissible under applicable law. If, from any circumstance whatsoever, interest would otherwise be payable to the Lenders in excess of the maximum lawful amount, the interest payable to the Lenders shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance the Lenders shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations of the undersigned Maker and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of the Obligations of the undersigned Maker, such excess shall be refunded to the undersigned Maker. All interest paid or agreed to be paid to the Lenders shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations of the undersigned Maker (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by applicable law. This paragraph shall control all agreements between the undersigned Maker and the Lenders and the Agent.

B - 1

In case an Event of Default shall occur, the entire principal amount of this Note may become or be declared due and payable in the manner and with the effect provided in said Credit Agreement.

This Note shall, pursuant to New York General Obligations Law Section 5-1401, be governed by the laws of the State of New York.

The undersigned Maker and all guarantors and endorsers hereby waive presentment, demand, notice, protest, notice of intention to accelerate the indebtedness evidenced hereby, notice of acceleration of the indebtedness evidenced hereby and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, except as specifically otherwise provided in the Credit Agreement, and assent to extensions of time of payment or forbearance or other indulgence without notice.

IN WITNESS WHEREOF, the undersigned has by its duly authorized officer executed this Note on the day and year first above written.

AMERICAN REALTY CAPITAL HEALTHCARE TRUST OPERATING PARTNERSHIP, L.P., a Delaware limited partnership

By:
Name:
Title:

(SEAL)

B - 2

EXHIBIT C

FORM OF REVOLVING CREDIT NOTE

$______________	_____________, 20__

FOR VALUE RECEIVED, the undersigned (“Maker”), hereby promises to pay to ________________ __________________ (“Payee”), or its successors and permitted assigns, in accordance with the terms of that certain First Amended and Restated Senior Unsecured Credit Agreement, dated as of July 24, 2013, as from time to time in effect, by and among Maker, KeyBank National Association, for itself and as the Agent, and such other Lenders as may be from time to time named therein (as the same may be varied, extended, supplemented, consolidated, amended, replaced, increased, renewed or modified or restated from time to time, the “Credit Agreement”), to the extent not sooner paid, on or before the Revolving Credit Maturity Date, the principal sum of _________________ ($__________), or such amount as may be advanced by Payee under the Credit Agreement as a Revolving Credit Loan with daily interest from the date thereof, computed as provided in the Credit Agreement, on the principal amount hereof from time to time unpaid, at a rate per annum on each portion of the principal amount which shall at all times be equal to the rate of interest applicable to such portion in accordance with the Credit Agreement, and with interest on overdue principal and, to the extent permitted by applicable law, on overdue installments of interest and late charges at the rates provided in the Credit Agreement. Interest shall be payable on the dates specified in the Credit Agreement, except that all accrued interest shall be paid at the stated or accelerated maturity hereof or upon the prepayment in full hereof. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

Payments hereunder shall be made to the Agent for Payee at 127 Public Square, Cleveland, Ohio 44114-1306, or at such other address as Agent may designate from time to time.

This Note is one of one or more Revolving Credit Notes evidencing borrowings under and is entitled to the benefits and subject to the provisions of the Credit Agreement. The principal of this Note may be due and payable in whole or in part prior to the Revolving Credit Maturity Date and is subject to mandatory prepayment in the amounts and under the circumstances set forth in the Credit Agreement, and may be prepaid in whole or from time to time in part, all as set forth in the Credit Agreement.

Notwithstanding anything in this Note to the contrary, all agreements between the undersigned Maker and the Lenders and the Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Lenders exceed the maximum amount permissible under applicable law. If, from any circumstance whatsoever, interest would otherwise be payable to the Lenders in excess of the maximum lawful amount, the interest payable to the Lenders shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance the Lenders shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations of the undersigned Maker and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of the Obligations of the undersigned Maker, such excess shall be refunded to the undersigned Maker. All interest paid or agreed to be paid to the Lenders shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations of the undersigned Maker (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by applicable law. This paragraph shall control all agreements between the undersigned Maker and the Lenders and the Agent.

C - 1

In case an Event of Default shall occur, the entire principal amount of this Note may become or be declared due and payable in the manner and with the effect provided in said Credit Agreement.

This Note shall, pursuant to New York General Obligations Law Section 5-1401, be governed by the laws of the State of New York.

The undersigned Maker and all guarantors and endorsers hereby waive presentment, demand, notice, protest, notice of intention to accelerate the indebtedness evidenced hereby, notice of acceleration of the indebtedness evidenced hereby and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, except as specifically otherwise provided in the Credit Agreement, and assent to extensions of time of payment or forbearance or other indulgence without notice.

IN WITNESS WHEREOF, the undersigned has by its duly authorized officer executed this Note on the day and year first above written.

AMERICAN REALTY CAPITAL HEALTHCARE TRUST OPERATING PARTNERSHIP, L.P., a Delaware limited partnership

By:
Name:
Title:

(SEAL)

C - 2

EXHIBIT D

FORM OF SWING LOAN NOTE

$__,000,000.00	_____________, 20__

FOR VALUE RECEIVED, the undersigned (“Maker”), hereby promises to pay to ________________ __________________ (“Payee”), or its successors and permitted assigns, in accordance with the terms of that certain First Amended and Restated Senior Unsecured Credit Agreement, dated as of July 24, 2013, as from time to time in effect, by and among Maker, KeyBank National Association, for itself and as the Agent, and such other Lenders as may be from time to time named therein (as the same may be varied, extended, supplemented, consolidated, amended, replaced, increased, renewed or modified or restated from time to time, the “Credit Agreement”), to the extent not sooner paid, on or before the Revolving Credit Maturity Date, the principal sum of _______ Million and No/100 Dollars ($__,000,000.00), or such amount as may be advanced by Payee under the Credit Agreement as a Swing Loan with daily interest from the date thereof, computed as provided in the Credit Agreement, on the principal amount hereof from time to time unpaid, at a rate per annum on each portion of the principal amount which shall at all times be equal to the rate of interest applicable to such portion in accordance with the Credit Agreement, and with interest on overdue principal and, to the extent permitted by applicable law, on overdue installments of interest and late charges at the rates provided in the Credit Agreement. Interest shall be payable on the dates specified in the Credit Agreement, except that all accrued interest shall be paid at the stated or accelerated maturity hereof or upon the prepayment in full hereof. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

Payments hereunder shall be made to the Agent for Payee at 127 Public Square, Cleveland, Ohio 44114-1306, or at such other address as Agent may designate from time to time.

This Note is one of one or more Swing Loan Notes evidencing borrowings under and is entitled to the benefits and subject to the provisions of the Credit Agreement. The principal of this Note may be due and payable in whole or in part prior to the Revolving Credit Maturity Date and is subject to mandatory prepayment in the amounts and under the circumstances set forth in the Credit Agreement, and may be prepaid in whole or from time to time in part, all as set forth in the Credit Agreement.

Notwithstanding anything in this Note to the contrary, all agreements between the undersigned Maker and the Lenders and the Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Lenders exceed the maximum amount permissible under applicable law. If, from any circumstance whatsoever, interest would otherwise be payable to the Lenders in excess of the maximum lawful amount, the interest payable to the Lenders shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance the Lenders shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations of the undersigned Maker and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of the Obligations of the undersigned Maker, such excess shall be refunded to the undersigned Maker. All interest paid or agreed to be paid to the Lenders shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations of the undersigned Maker (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by applicable law. This paragraph shall control all agreements between the undersigned Maker and the Lenders and the Agent.

D - 1

In case an Event of Default shall occur, the entire principal amount of this Note may become or be declared due and payable in the manner and with the effect provided in said Credit Agreement.

This Note shall, pursuant to New York General Obligations Law Section 5-1401, be governed by the laws of the State of New York.

The undersigned Maker and all guarantors and endorsers hereby waive presentment, demand, notice, protest, notice of intention to accelerate the indebtedness evidenced hereby, notice of acceleration of the indebtedness evidenced hereby and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, except as specifically otherwise provided in the Credit Agreement, and assent to extensions of time of payment or forbearance or other indulgence without notice.

IN WITNESS WHEREOF, the undersigned has by its duly authorized officer executed this Note on the day and year first above written.

AMERICAN REALTY CAPITAL HEALTHCARE
TRUST OPERATING PARTNERSHIP, L.P., a
Delaware limited partnership

By:
Name:
Title:

(SEAL)

D - 2

EXHIBIT E

FORM OF REQUEST FOR REVOLVING CREDIT LOAN

KeyBank National Association, as Agent

4910 Tiedeman Road, 3rd Floor

Brooklyn, Ohio 44144

Attn: Real Estate Capital Services

Ladies and Gentlemen:

Pursuant to the provisions of §2.7(a) of that certain First Amended and Restated Senior Unsecured Credit Agreement, dated as of July 24, 2013 (as the same may hereafter be amended, the “Credit Agreement”), by and among American Realty Capital Healthcare Trust Operating Partnership, L.P. (the “Borrower”), KeyBank National Association for itself and as Agent, and the other Lenders from time to time party thereto, the Borrower hereby requests and certifies as follows:

1.          Revolving Credit Loan. The Borrower hereby requests a [Revolving Credit Loan under §2.1] [Swing Loan under §2.5] of the Credit Agreement:

Principal Amount: $__________
Type (LIBOR Rate, Base Rate):
Drawdown Date:
Interest Period for LIBOR Rate Loans:

by credit to the general account of the Borrower with the Agent at the Agent’s Head Office.

[If the requested Loan is a Swing Loan and the Borrower desires for such Loan to be a LIBOR Rate Loan following its conversion as provided in §2.5(d), specify the Interest Period following conversion:_________________]

2.          Use of Proceeds. Such Loan shall be used for purposes permitted by §2.9 of the Credit Agreement.

3.          No Default. The undersigned chief executive officer, president or chief financial officer of the Borrower certifies that the Borrower and the Guarantors are and will be in compliance with all covenants under the Loan Documents after giving effect to the making of the Loan requested hereby and no Default or Event of Default has occurred and is continuing. Attached hereto is an Unencumbered Pool Certificate setting forth a calculation of the Unencumbered Pool Availability after giving effect to the Loan requested hereby. No condemnation proceedings are pending or, to the undersigned’s knowledge, threatened against any Unencumbered Pool Asset.

E - 1

4.          Representations True. The undersigned chief executive officer, president or chief financial officer of the Borrower certifies, represents and agrees that each of the representations and warranties made by or on behalf of the Borrower, the Guarantors or their respective Subsidiaries, contained in the Credit Agreement, in the other Loan Documents or in any document or instrument delivered pursuant to or in connection with the Credit Agreement was true in all material respects as of the date on which it was made and, is true in all material respects as of the date hereof and shall also be true at and as of the Drawdown Date for the Loan requested hereby, with the same effect as if made at and as of such Drawdown Date, except to the extent of changes resulting from transactions permitted by the Loan Documents (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date).

5.          Other Conditions. The undersigned chief executive officer, president or chief financial officer of the Borrower certifies, represents and agrees that all other conditions to the making of the Loan requested hereby set forth in the Credit Agreement have been satisfied or waived in writing.

6.          Definitions. Terms defined in the Credit Agreement are used herein with the meanings so defined.

IN WITNESS WHEREOF, the undersigned has duly executed this request this _____ day of _____________, 201__.

AMERICAN REALTY CAPITAL HEALTHCARE
TRUST OPERATING PARTNERSHIP, L.P., a
Delaware limited partnership

By:
Name:
Title:

(SEAL)

E - 2

EXHIBIT E-1

FORM OF REQUEST FOR TERM LOAN [IF APPLICABLE]

KeyBank National Association, as Agent

4910 Tiedeman Road, 3rd Floor

Brooklyn, Ohio 44144

Attn: Real Estate Capital Services

Ladies and Gentlemen:

Pursuant to the provisions of §2.7(b) of that certain First Amended and Restated Senior Unsecured Credit Agreement, dated as of July 24, 2013 (as the same may hereafter be amended, the “Credit Agreement”), by and among American Realty Capital Healthcare Trust Operating Partnership, L.P. (the “Borrower”), KeyBank National Association for itself and as Agent, and the other Lenders from time to time party thereto, the Borrower hereby requests and certifies as follows:

1.          Term Loan. The Borrower hereby requests a Term Loan of the Credit Agreement:

Principal Amount: $__________
Type (LIBOR Rate, Base Rate):
Drawdown Date:
Interest Period for LIBOR Rate Loans:

by credit to the general account of the Borrower with the Agent at the Agent’s Head Office.

2.          Use of Proceeds. Such Loan shall be used for purposes permitted by §2.9 of the Credit Agreement.

3.          No Default. The undersigned chief executive officer, president or chief financial officer of the Borrower certifies that the Borrower and the Guarantors are and will be in compliance with all covenants under the Loan Documents after giving effect to the making of the Loan requested hereby and no Default or Event of Default has occurred and is continuing. Attached hereto is an Unencumbered Pool Certificate setting forth a calculation of the Unencumbered Pool Availability after giving effect to the Loan requested hereby. No condemnation proceedings are pending or, to the undersigned’s knowledge, threatened against any Unencumbered Pool Asset.

4.          Representations True. The undersigned chief executive officer, president or chief financial officer of the Borrower certifies, represents and agrees that each of the representations and warranties made by or on behalf of the Borrower, the Guarantors or their respective Subsidiaries, contained in the Credit Agreement, in the other Loan Documents or in any document or instrument delivered pursuant to or in connection with the Credit Agreement was true in all material respects as of the date on which it was made and, is true in all material respects as of the date hereof and shall also be true at and as of the Drawdown Date for the Loan requested hereby, with the same effect as if made at and as of such Drawdown Date, except to the extent of changes resulting from transactions permitted by the Loan Documents (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date).

E-1 - 1

5.          Other Conditions. The undersigned chief executive officer, president or chief financial officer of the Borrower certifies, represents and agrees that all other conditions to the making of the Loan requested hereby set forth in the Credit Agreement have been satisfied or waived in writing.

6.          Definitions. Terms defined in the Credit Agreement are used herein with the meanings so defined.

IN WITNESS WHEREOF, the undersigned has duly executed this request this _____ day of _____________, 201__.

AMERICAN REALTY CAPITAL HEALTHCARE
TRUST OPERATING PARTNERSHIP, L.P., a
Delaware limited partnership

By:
Name:
Title:

(SEAL)

E-1 - 2

EXHIBIT F

FORM OF LETTER OF CREDIT REQUEST

[DATE]

KeyBank National Association, as Agent

4910 Tiedeman Road, 3rd Floor

Brooklyn, Ohio 44144

Attn: Real Estate Capital Services

Re:        Letter of Credit Request under Credit Agreement

Ladies and Gentlemen:

Pursuant to §2.10 of that certain First Amended and Restated Senior Unsecured Revolving Credit Agreement dated as of July 24, 2013, by and among you, certain other Lenders and American Realty Capital Healthcare Trust Operating Partnership, L.P. (the “Borrower”), as amended from time to time (the “Credit Agreement”), we hereby request that you issue a Letter of Credit as follows:

(i)          Name and address of beneficiary:

(ii)         Face amount: $

(iii)        Proposed Issuance Date:

(iv)        Proposed Expiration Date:

(v)         Other terms and conditions as set forth in the proposed form of Letter of Credit attached hereto.

(vi)        Purpose of Letter of Credit:

This Letter of Credit Request is submitted pursuant to, and shall be governed by, and subject to satisfaction of, the terms, conditions and provisions set forth in §2.10 of the Credit Agreement.

The undersigned chief executive officer, president or chief financial officer of the Borrower certifies that the Borrower is and will be in compliance with all covenants under the Loan Documents after giving effect to the issuance of the Letter of Credit requested hereby and no Default or Event of Default has occurred and is continuing. Attached hereto is an Unencumbered Pool Certificate setting forth a calculation of the Unencumbered Pool Availability after giving effect to the Letter of Credit requested hereby. No condemnation proceedings are pending or, to the undersigned’s knowledge, threatened against any Unencumbered Pool Asset.

F - 1

We also understand that if you grant this request this request obligates us to accept the requested Letter of Credit and pay the issuance fee and Letter of Credit fee as required by §2.10(e). All capitalized terms defined in the Credit Agreement and used herein without definition shall have the meanings set forth in §1.1 of the Credit Agreement.

The undersigned chief executive officer, president or chief financial officer of the Borrower certifies, represents and agrees that each of the representations and warranties made by or on behalf of the Borrower, the Guarantors or their respective Subsidiaries, contained in the Credit Agreement, in the other Loan Documents or in any document or instrument delivered pursuant to or in connection with the Credit Agreement was true in all material respects as of the date on which it was made, is true as of the date hereof and shall also be true at and as of the proposed issuance date of the Letter of Credit requested hereby, with the same effect as if made at and as of the proposed issuance date, except to the extent of changes resulting from transactions permitted by the Loan Documents (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date).

Very truly yours,

AMERICAN REALTY CAPITAL HEALTHCARE
TRUST OPERATING PARTNERSHIP, L.P., a
Delaware limited partnership

By:
Name:
Title:

(SEAL)

F - 2

EXHIBIT G

FORM OF LETTER OF CREDIT APPLICATION

KeyBank National Association

Application and Agreement for Irrevocable Standby Letter of Credit

To: Standby Letter of Credit Services
4910 Tiedeman, 4th floor
Cleveland, Ohio 44144
Mailcode: OH-01-51-0531
Fax Number: (216) 813-3719

Please issue your Irrevocable Letter of Credit and notify the Beneficiary no later than (date) by

Swift (Advising Bank Swift Address)
Courier (Contact Name) (Telephone Number)

Beneficiary: (show full name & complete street address)	Applicant: (show full name & complete street address)
Expiration Date:	Dollar Amount $ and currency if other than USD
☐ Automatic Extension Clause Days Notice:	(Amount in words):
Ultimate Expiration Date:	

Available by Drafts at sight drawn on you and accompanied by the following documents:

☐	1.	Beneficiary's statement signed by an authorized individual of (Beneficiary) certifying "The Principal, (Applicant), has not performed or fulfilled all the undertakings, covenants and conditions in accordance with the terms of the agreement dated ______ between (Applicant) and (Beneficiary)".
☐	2.	Beneficiary's statement signed by an authorized individual or (Beneficiary) certifying "We hereby certify that invoices under sales agreement between (Applicant) and (Beneficiary) have been submitted for payment and said invoices are past due and payable".
☐	3.	Beneficiary's statement signed by an authorized individual of (Beneficiary) certifying "We hereby certify that (Applicant) has failed to honor their contractual agreement dated ______ between (Applicant) and (Beneficiary) and that payment has not been made and is ______ past due.
☐	4.	Beneficiary's statement signed by one of its authorized individuals certifying that ______ (Applicant) was the successful bidder under the Tender No. ______ dated ______ for supply of ______ and that ______ (Applicant) has withdrawn their bid or failed to enter into contract.
☐	5.	Beneficiary's statement signed by an authorized individual reading: (Please indicate below the wording that is to appear in the statement to be presented.)
☐	6.	No statement or document by the beneficiary other than a draft is required to be presented under this Letter of Credit.

Partial Drawings: ☐ Permitted ☐ Not Permitted | Charges for: Applicant

Special instructions or conditions:
☐ Issue per attached sample

Applicant shall keep and maintain Demand Deposit Account No. ____ at all times. KeyBank is authorized to debit the Demand Deposit Account or any successor account to pay any amounts which become due by Applicant in connection with the Letter of Credit, including any fees charged to Applicant or the amount of any draw(s) made under the Letter of Credit by the Beneficiary.

This application and agreement are subject to either the current uniform customs and practice for documentary credits established by the International Chamber of Commerce or the current International Standby Practices established by the International Chamber of Commerce, (whichever may be determined to be appropriate by Keycorp Affiliates under the circumstances), and to the terms and conditions set forth in the Letter of Credit Reimbursement and Security Agreement executed by the Applicant.

______ (Customer's Signature) ______ Signer's name	______ (Customer's Bank Sign Here – if other than a Keycorp Affiliate)	Date: ______

KeyCorp Confidential
178053.DOC v1 (08/22/2010)
Page 1 of 1

G - 1

EXHIBIT H

FORM OF UNENCUMBERED POOL CERTIFICATE

KeyBank National Association, as Agent

4910 Tiedeman Road, 3rd Floor

Brooklyn, Ohio 44144

Attention: Real Estate Capital Services

Ladies and Gentlemen:

Reference is made to that certain First Amended and Restated Senior Unsecured Revolving Credit Agreement dated as of July 24, 2013 (as the same may hereafter be amended, the “Credit Agreement”), by and among American Realty Capital Healthcare Trust Operating Partnership, L.P. (the “Borrower”), KeyBank National Association for itself and as Agent, and the other Lenders from time to time party thereto. Terms defined in the Credit Agreement and not otherwise defined herein are used herein as defined in the Credit Agreement.

Pursuant to the Credit Agreement, the Borrower is furnishing to you herewith the Unencumbered Pool Certificate. This certificate is submitted in compliance with requirements of the Credit Agreement.

The undersigned is providing the attached information to demonstrate compliance as of the date hereof with the covenants of the Credit Agreement relating hereto.

IN WITNESS WHEREOF, the undersigned have duly executed this Unencumbered Pool Certificate this _____ day of ___________, 20___.

AMERICAN REALTY CAPITAL HEALTHCARE
TRUST OPERATING PARTNERSHIP, L.P., a
Delaware limited partnership

By:
Name:
Title:

H - 1

EXHIBIT I

FORM OF COMPLIANCE CERTIFICATE

KeyBank National Association, as Agent

4910 Tiedeman Road, 3rd Floor

Brooklyn, Ohio 44144

Attention: Real Estate Capital Services

Ladies and Gentlemen:

Reference is made to that certain First Amended and Restated Senior Unsecured Revolving Credit Agreement dated as of July 24, 2013 (as the same may hereafter be amended, the “Credit Agreement”) by and among American Realty Capital Healthcare Trust Operating Partnership, L.P. (the “Borrower”), KeyBank National Association for itself and as Agent, and the other Lenders from time to time party thereto. Terms defined in the Credit Agreement and not otherwise defined herein are used herein as defined in the Credit Agreement.

Pursuant to the Credit Agreement, the Borrower (or REIT, on the Borrower’s behalf) is furnishing to you herewith (or has most recently furnished to you) the consolidated financial statements of REIT for the fiscal period ended _______________ (the “Balance Sheet Date”). Such financial statements have been prepared in accordance with GAAP and present fairly the consolidated financial position of REIT at the date thereof and the results of its operations for the periods covered thereby.

This certificate is submitted in compliance with requirements of §2.11(d), 5.3(c), 7.4(c) or 10.11 of the Credit Agreement, as applicable. If this certificate is provided under a provision other than §7.4(c), the calculations provided below are made using the consolidated financial statements of REIT as of the Balance Sheet Date adjusted in the best good faith estimate of REIT to give effect to the making of a Loan, issuance of a Letter of Credit, acquisition or disposition of property or other event that occasions the preparation of this certificate; and the nature of such event and the estimate of REIT of its effects are set forth in reasonable detail in an attachment hereto. The undersigned officer is the chief financial officer of the Borrower (or REIT, if this certificate is delivered by REIT on the Borrower’s behalf).

The undersigned representative has caused the provisions of the Loan Documents to be reviewed and has no knowledge of any Default or Event of Default. (Note: If the signer does have knowledge of any Default or Event of Default, the form of certificate should be revised to specify the Default or Event of Default, the nature thereof and the actions taken, being taken or proposed to be taken by the Borrower with respect thereto.)

The undersigned is providing the attached information to demonstrate compliance as of the date hereof with the covenants described in the attachment hereto.

I - 1

IN WITNESS WHEREOF, the undersigned has duly executed this Compliance Certificate this _____ day of ___________, 201__.

AMERICAN REALTY CAPITAL HEALTHCARE
TRUST OPERATING PARTNERSHIP, L.P., a
Delaware limited partnership

By:
Name:
Title:

I - 2

APPENDIX TO COMPLIANCE CERTIFICATE

I - 3

WORKSHEET

TOTAL ASSET VALUE*

I - 4

EXHIBIT J

FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

THIS ASSIGNMENT AND ACCEPTANCE AGREEMENT (this “Agreement”) dated ____________________, by and between ____________________________ (“Assignor”), and ____________________________ (“Assignee”).

WITNESSETH:

WHEREAS, Assignor is a party to that certain First Amended and Restated Senior Unsecured Revolving Credit Agreement, dated July 24, 2013, as, by and among American Realty Capital Healthcare Trust Operating Partnership, L.P., a Delaware limited partnership (the “Borrower”), the other lenders that are or may become a party thereto, and KEYBANK NATIONAL ASSOCIATION, individually and as Agent (as amended from time to time, the “Credit Agreement”); and

WHEREAS, Assignor desires to transfer to Assignee [Describe assigned Commitment] under the Credit Agreement and its rights with respect to the Commitment assigned and its Outstanding Loans with respect thereto;

NOW, THEREFORE, for and in consideration of the sum of Ten and No/100 Dollars ($10.00) and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:

1.          Definitions. Terms defined in the Credit Agreement and used herein without definition shall have the respective meanings assigned to such terms in the Credit Agreement.

2.          Assignment.

(a)          Subject to the terms and conditions of this Agreement and in consideration of the payment to be made by Assignee to Assignor pursuant to Paragraph 5 of this Agreement, effective as of the “Assignment Date” (as defined in Paragraph 7 below), Assignor hereby irrevocably sells, transfers and assigns to Assignee, without recourse, a portion of its [Revolving Credit][Term Loan] Note in the amount of $_______________ representing a $_______________ [Revolving Credit][Term Loan] Commitment, and a _________________ percent (_____%) [Revolving Credit][Term Loan] Commitment Percentage, and a corresponding interest in and to all of the other rights and obligations under the Credit Agreement and the other Loan Documents relating thereto (the assigned interests being hereinafter referred to as the “Assigned Interests”), including Assignor’s share of all outstanding [Revolving Credit][Term] Loans with respect to the Assigned Interests and the right to receive interest and principal on and all other fees and amounts with respect to the Assigned Interests, all from and after the Assignment Date, all as if Assignee were an original Lender under and signatory to the Credit Agreement having a [Revolving Credit][Term Loan] Commitment Percentage equal to the amount of the respective Assigned Interests.

J - 1

(b)          Assignee, subject to the terms and conditions hereof, hereby assumes all obligations of Assignor with respect to the Assigned Interests from and after the Assignment Date as if Assignee were an original Lender under and signatory to the Credit Agreement, which obligations shall include, but shall not be limited to, the obligation to make Revolving Credit Loans or Term Loans, as applicable, to the Borrower with respect to the Assigned Interests and to indemnify the Agent as provided therein (such obligations, together with all other obligations set forth in the Credit Agreement and the other Loan Documents are hereinafter collectively referred to as the “Assigned Obligations”). Assignor shall have no further duties or obligations with respect to, and shall have no further interest in, the Assigned Obligations or the Assigned Interests.

3.          Representations and Requests of Assignor.

(a)          Assignor represents and warrants to Assignee (i) that it is legally authorized to, and has full power and authority to, enter into this Agreement and perform its obligations under this Agreement; (ii) that as of the date hereof, before giving effect to the assignment contemplated hereby the principal face amount of Assignor’s [Revolving Credit][Term Loan] Note is $____________ and the aggregate outstanding principal balance of the [Revolving Credit][Term] Loans made by it equals $____________, and (iii) that it has forwarded to the Agent the [Revolving Credit][Term Loan] Note held by Assignor. Assignor makes no representation or warranty, express or implied, and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Documents or the execution, legality, validity, enforceability, genuineness or sufficiency of any Loan Document or any other instrument or document furnished pursuant thereto or in connection with the Loan, the collectability of the Loans, the continued solvency of the Borrower or the continued existence, sufficiency or value of any assets of the Borrower which may be realized upon for the repayment of the Loans, or the performance or observance by the Borrower of any of its obligations under the Loan Documents to which it is a party or any other instrument or document delivered or executed pursuant thereto or in connection with the Loan; other than that it is the legal and beneficial owner of, or has the right to assign, the interests being assigned by it hereunder and that such interests are free and clear of any adverse claim.

(b)          Assignor requests that the Agent obtain replacement notes for each of Assignor and Assignee as provided in the Credit Agreement.

4.          Representations of Assignee. Assignee makes and confirms to the Agent, Assignor and the other Lenders all of the representations, warranties and covenants of a Lender under Articles 14 and 18 of the Credit Agreement. Without limiting the foregoing, Assignee (a) represents and warrants that it is legally authorized to, and has full power and authority to, enter into this Agreement and perform its obligations under this Agreement; (b) confirms that it has received copies of such documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (c) agrees that it has and will, independently and without reliance upon Assignor, any other Lender or the Agent and based upon such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in evaluating the Loans, the Loan Documents, the creditworthiness of the Borrower and the Guarantors and the value of the assets of the Borrower and the Guarantors, and taking or not taking action under the Loan Documents; (d) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers as are reasonably incidental thereto pursuant to the terms of the Loan Documents; (e) agrees that, by this Assignment, Assignee has become a party to and will perform in accordance with their terms all the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; (f) represents and warrants that Assignee does not control, is not controlled by, is not under common control with and is otherwise free from influence or control by, the Borrower or any Guarantor and is not a Defaulting Lender or Affiliate of a Defaulting Lender, (g) represents and warrants that if Assignee is not incorporated under the laws of the United States of America or any State, it has on or prior to the date hereof delivered to the Borrower and the Agent certification as to its exemption (or lack thereof) from deduction or withholding of any United States federal income taxes, (h) if Assignee is an assignee of any portion of the Revolving Credit Notes, Assignee has a net worth or unfunded commitments as of the date hereof of not less than $100,000,000.00 unless waived in writing by the Borrower and the Agent as required by the Credit Agreement. Assignee agrees that the Borrower may rely on the representation contained in Section 4(h), and (i) represents and warrants that Assignee [is][is not] a Competitor REIT.

J - 2

5.          Payments to Assignor. In consideration of the assignment made pursuant to Paragraph 1 of this Agreement, Assignee agrees to pay to Assignor on the Assignment Date, an amount equal to $____________ representing the aggregate principal amount outstanding of the [Revolving Credit][Term] Loans owing to Assignor under the Credit Agreement and the other Loan Documents with respect to the Assigned Interests.

6.          Payments by Assignor. Assignor agrees to pay the Agent on the Assignment Date the registration fee required by §18.2 of the Credit Agreement.

7.          Effectiveness.

(a)          The effective date for this Agreement shall be _______________ (the “Assignment Date”). Following the execution of this Agreement, each party hereto shall deliver its duly executed counterpart hereof to the Agent for acceptance and recording in the Register by the Agent.

(b)          Upon such acceptance and recording and from and after the Assignment Date, (i) Assignee shall be a party to the Credit Agreement and, to the extent of the Assigned Interests, have the rights and obligations of a Lender thereunder, and (ii) Assignor shall, with respect to the Assigned Interests, relinquish its rights and be released from its obligations under the Credit Agreement.

(c)          Upon such acceptance and recording and from and after the Assignment Date, the Agent shall make all payments in respect of the rights and interests assigned hereby accruing after the Assignment Date (including payments of principal, interest, fees and other amounts) to Assignee.

(d)          All outstanding LIBOR Rate Loans shall continue in effect for the remainder of their applicable Interest Periods and Assignee shall accept the currently effective interest rates on its Assigned Interest of each LIBOR Rate Loan.

8.          Notices. Assignee specifies as its address for notices and its Lending Office for all assigned Loans, the offices set forth below:

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Notice Address:

Attn:
Facsimile:

Domestic Lending Office:	Same as above

Eurodollar Lending Office:	Same as above

9.          Payment Instructions. All payments to Assignee under the Credit Agreement shall be made as provided in the Credit Agreement in accordance with the separate instructions delivered to the Agent.

10.         GOVERNING LAW. THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACTUAL OBLIGATION UNDER, AND SHALL, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401, BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

11.         Counterparts. This Agreement may be executed in any number of counterparts which shall together constitute but one and the same agreement.

12.         Amendments. This Agreement may not be amended, modified or terminated except by an agreement in writing signed by Assignor and Assignee, and consented to by the Agent.

13.         Successors. This Agreement shall inure to the benefit of the parties hereto and their respective successors and assigns as permitted by the terms of Credit Agreement.

[signatures on following page]

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IN WITNESS WHEREOF, intending to be legally bound, each of the undersigned has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, as of the date first above written.

ASSIGNEE:

By:
Title:

ASSIGNOR:

By:
Title:

RECEIPT ACKNOWLEDGED AND

ASSIGNMENT CONSENTED TO BY:

KEYBANK NATIONAL ASSOCIATION, as Agent

By:
Title:

CONSENTED TO BY:1

AMERICAN REALTY CAPITAL
HEALTHCARE TRUST OPERATING
PARTNERSHIP, L.P., a Delaware limited
partnership

By:
Name:
Title:
(SEAL)

1 Insert to extent required by Credit Agreement.

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SCHEDULE 1.1

LENDERS AND COMMITMENTS

REVOLVING CREDIT COMMITMENT

Name and Address	Revolving Credit Commitment	Revolving Credit Commitment Percentage
KeyBank National Association 127 Public Square Cleveland, Ohio 44114-1306 Attention: Brandon Taseff Telephone: 216-689-4968 Facsimile: 216-689-5970	$42,200,000.00	16.549019608%
LIBOR Lending Office: Same as Above
JPMorgan Chase Bank, N.A. 270 Park Avenue, Floor 45 New York, New York 10017-2014 Attention: Rita Lai Telephone: 212-270-6254 Facsimile: 646-534-6301	$42,200,000.00	16.549019608%
LIBOR Lending Office: Same as Above
Bank of Montreal 100 High Street, 26th Floor Boston, Massachusetts 02110 Attention: Lloyd Baron Telephone: 617-960-2372 Facsimile: 617-960-2392	$42,200,000.00	16.549019608%
LIBOR Lending Office: Same as Above
Capital One, National Association 4445 Willard Avenue, 6th Floor Chevy Chase, Maryland 20815 Attention: Danny Moore Michael Mastronikolas Telephone: 301-939-2596 301-280-0244 Facsimile: 301-280-0299	$33,800,000.00	13.254901961%
LIBOR Lending Office: Same as Above

Schedule 1.1– Page 1

Name and Address	Revolving Credit Commitment	Revolving Credit Commitment Percentage
RBS Citizens, N.A. 1215 Superior Avenue Cleveland, Ohio 44114 Attention: Donald W. Woods Telephone: 216-277-0199 Facsimile: 216-277-7577	$33,800,000.00	13.254901961%
LIBOR Lending Office: Same as Above
Regions Bank 1900 5th Avenue North Birmingham, Alabama 35203 Attention: David Blevins Telephone: 205-264-7504 Facsimile: 205-801-0343	$33,800,000.00	13.254901961%
LIBOR Lending Office: Same as Above
Comerica Bank 3351 Hamlin Road MC2390 Auburn Hills, Michigan 48326 Attention: Charles Weddell Telephone: 248-371-6283 Facsimile: 248-371-7920	$10,000,000.00	3.921568627%
LIBOR Lending Office: Same as Above
Bank of America, N.A. 414 Union Street, TN1 100 04 17 Nashville, Tennessee 37219 Attention: E. Mark Hardison Telephone: 615-749-3026 Facsimile: 615-749-4951	$8,500,000.00	3.333333333%
LIBOR Lending Office: Same as Above
Synovus Bank 3280 Peachtree Road, NE Atlanta, Georgia 30305 Attention: Brenda Herman Telephone: 678-784-7136 Facsimile: 888-856-2456	$8,500,000.00	3.333333333%
LIBOR Lending Office: Same as Above
TOTAL	$255,000,000.00	100%

Schedule 1.1 – Page 2

TERM LOAN commitment

Name and Address	Term Loan Commitment	Term Loan Commitment Percentage
KeyBank National Association 127 Public Square Cleveland, Ohio 44114-1306 Attention: Brandon Taseff Telephone: 216-689-4968 Facsimile: 216-689-5970	$82,800,000.00	16.56%
LIBOR Lending Office: Same as Above
JPMorgan Chase Bank, N.A. 270 Park Avenue, Floor 45 New York, New York 10017-2014 Attention: Rita Lai Telephone: 212-270-6254 Facsimile: 646-534-6301	$82,800,000.00	16.56%
LIBOR Lending Office: Same as Above
Bank of Montreal 100 High Street, 26th Floor Boston, Massachusetts 02110 Attention: Lloyd Baron Telephone: 617-960-2372 Facsimile: 617-960-2392	$82,800,000.00	16.56%
LIBOR Lending Office: Same as Above
Capital One, National Association 4445 Willard Avenue, 6th Floor Chevy Chase, Maryland 20815 Attention: Danny Moore Michael Mastronikolas Telephone: 301-939-2596 301-280-0244 Facsimile: 301-280-0299	$66,200,000.00	13.24%
LIBOR Lending Office: Same as Above
RBS Citizens, N.A. 1215 Superior Avenue Cleveland, Ohio 44114 Attention: Donald W. Woods Telephone: 216-277-0199 Facsimile: 216-277-7577	$66,200,000.00	13.24%

Schedule 1.1 – Page 3

Name and Address	Term Loan Commitment	Term Loan Commitment Percentage
LIBOR Lending Office: Same as Above
Regions Bank 1900 5th Avenue North Birmingham, Alabama 35203 Attention: David Blevins Telephone: 205-264-7504 Facsimile: 205-801-0343	$66,200,000.00	13.24%
LIBOR Lending Office: Same as Above
Comerica Bank 3351 Hamlin Road MC2390 Auburn Hills, Michigan 48326 Attention: Charles Weddell Telephone: 248-371-6283 Facsimile: 248-371-7920	$20,000,000.00	4.00%
LIBOR Lending Office: Same as Above
Bank of America, N.A. 414 Union Street, TN1 100 04 17 Nashville, Tennessee 37219 Attention: E. Mark Hardison Telephone: 615-749-3026 Facsimile: 615-749-4951	$16,500,000.00	3.30%
LIBOR Lending Office: Same as Above
Synovus Bank 3280 Peachtree Road, NE Atlanta, Georgia 30305 Attention: Brenda Herman Telephone: 678-784-7136 Facsimile: 888-856-2456	$16,500,000.00	3.30%
LIBOR Lending Office: Same as Above
TOTAL	$500,000,000.00	100%

Schedule 1.1 – Page 4

total commitment

Name and Address	Total Commitment	Total Commitment Percentage
KeyBank National Association 127 Public Square Cleveland, Ohio 44114-1306 Attention: Brandon Taseff Telephone: 216-689-4968 Facsimile: 216-689-5970	$125,000,000.00	16.556291391%
LIBOR Lending Office: Same as Above
JPMorgan Chase Bank, N.A. 270 Park Avenue, Floor 45 New York, New York 10017-2014 Attention: Rita Lai Telephone: 212-270-6254 Facsimile: 646-534-6301	$125,000,000.00	16.556291391%
LIBOR Lending Office: Same as Above
Bank of Montreal 100 High Street, 26th Floor Boston, Massachusetts 02110 Attention: Lloyd Baron Telephone: 617-960-2372 Facsimile: 617-960-2392	$125,000,000.00	16.556291391%
LIBOR Lending Office: Same as Above
Capital One, National Association 4445 Willard Avenue, 6th Floor Chevy Chase, Maryland 20815 Attention: Danny Moore Michael Mastronikolas Telephone: 301-939-2596 301-280-0244 Facsimile: 301-280-0299	$100,000,000.00	13.245033113%
LIBOR Lending Office: Same as Above
RBS Citizens, N.A. 1215 Superior Avenue Cleveland, Ohio 44114 Attention: Donald W. Woods Telephone: 216-277-0199 Facsimile: 216-277-7577	$100,000,000.00	13.245033113%

Schedule 1.1 – Page 5

Name and Address	Total Commitment	Total Commitment Percentage
LIBOR Lending Office: Same as Above
Regions Bank 1900 5th Avenue North Birmingham, Alabama 35203 Attention: David Blevins Telephone: 205-264-7504 Facsimile: 205-801-0343	$100,000,000.00	13.245033113%
LIBOR Lending Office: Same as Above
Comerica Bank 3351 Hamlin Road MC2390 Auburn Hills, Michigan 48326 Attention: Charles Weddell Telephone: 248-371-6283 Facsimile: 248-371-7920	$30,000,000.00	3.973509934%
LIBOR Lending Office: Same as Above
Bank of America, N.A. 414 Union Street, TN1 100 04 17 Nashville, Tennessee 37219 Attention: E. Mark Hardison Telephone: 615-749-3026 Facsimile: 615-749-4951	$25,000,000.00	3.311258278%
LIBOR Lending Office: Same as Above
Synovus Bank 3280 Peachtree Road, NE Atlanta, Georgia 30305 Attention: Brenda Herman Telephone: 678-784-7136 Facsimile: 888-856-2456	$25,000,000.00	3.311258278%
LIBOR Lending Office: Same as Above
TOTAL	$755,000,000.00	100%

Schedule 1.1 – Page 6

SCHEDULE 1.2

#	Owner	Property Name	Address

1	ARHC DDRKFIL001, LLC	DaVita Dialysis, Rockford	1302 East State Street, Rockford, IL 61104

2	ARHC BHPAWMI01, LLC	Bronson Lakeview Outpatient Center	451 Health Parkway, Paw Paw, MI 49079

3	ARHC CCMKAIN01, LLC	Cancer Care Partners	301 East Day Road, Mishawaka, IN 46545

4	ARHC GRFTWTX01, LLC	Global Rehab Hospital	6601 Harris Parkway, Fort Worth, TX 76132

5	ARHC PHHBGPA01, LLC	Pinnacle Health	2808 Old Post Road, Harrisburg, PA 17110

6	ARHC BCCHIIL01, LLC	Beverly Center	9831 South Western Avenue, Chicago, IL 60643

7	ARHC BHDOUGA01, LLC	Benton House of Douglasville	4999 Prestley Mill Rd Douglasville, GA 30135

8	ARHC BHNEWGA01, LLC	Benton House of Newnan	25 Newnan Lakes Blvd Newnan, GA 30263

9	ARHC BHPALFL01, LLC	Benton Village of Palm Coast	100 Magnolia Trace Way Palm Coast, FL 32164

10	ARHC BHSTOGA01, LLC	Benton Village of Stockbridge	195 & 201 Evergreen Terrace, Stockbridge, GA 30281

11	ARHC BHSUGGA01, LLC	Benton House of Sugar Hill	6009 Suwanee Dam Road, Sugar Hill, GA 30518

12	ARHC BLDTNTX001, LLC	Biolife Plasma	3455 Quail Creek Drive C, Denton, TX 76208

13	ARHC BRBRITN01, LLC	Blue Ridge MOB	271 Medical Park Boulevard, Bristol, TN 37620

14	ARHC CHWLBNJ001, LLC	Cooper Health	651 John F Kennedy Way, Willingboro, NJ 08046

15	ARHC CHWLBNJ002, LLC	Cooper Health (Sunset Rd.)	218-C Sunset Road, Willingboro, NJ 08046

16	ARHC CMLMSCA001, LLC	Care Meridian	5640 Aztec Drive, La Mesa, CA 91942

17	ARHC DDMTRAR001, LLC	DaVita Dialysis, Marked Tree	216 Hester Parker Drive, Marked Tree, AR 72365

18	ARHC DDPLIIN01, LLC	DaVita Dialysis, Paoli	555 West Longest Street, Paoli, IN 47454

19	ARHC FDMTRLA01, LLC	Fresenius Dialysis, Metairie	3030 North Arnoult Road, Metairie, LA 70002

20	ARHC HFSFDMI01, LLC	Henry Ford Dialysis Center	25664 Lahser Road, Southfield, MI 48075

21	ARHC MHMISIN01, LLC	Michiana Hematology Oncology	5340 Holy Cross Parkway, Mishawaka, IN 46545

22	ARHC MHWYOMI01,LLC	Metro Health Village Cancer Center	5950 Metro Way, Wyoming, MI 49519

23	ARHC NSALBNY01, LLC	16 N Scotland Ave MOB	16 New Scotland Avenue, Albany, NY 12208

24	ARHC NVPHXAZ01,LLC	North Valley Orthopedic	2262 East Rose Garden Lane, Phoenix, AZ 85024

Schedule 1.2 – Page 1

25	ARHC PCNWNGA01, LLC	PAPP Clinic	2959 Sharpsburg-McCullum Road, Newnan, GA 30265

26	ARHC RCAURIL01, LLC	Rush Copley POB I	2020 Ogden Avenue, Aurora, IL 60504

27	ARHC RCAURIL02, LLC	Rush Copley POB II	2040 Ogden Avenue, Aurora, IL 60504

28	ARHC SMSVLTX01, LLC	Sunnyvale Medical Plaza	341 Wheatfield Drive, Sunnyvale, TX 75182

29	ARHC TCARLTX01, LLC	Texas Center at Arlington	400 West Arbrook Boulevard, Arlington, TX 76014

Schedule 1.2 – Page 2

SCHEDULE 4.3

ACCOUNTS

NONE.

Schedule 4.3 – Page 1

SCHEDULE 5.3

Eligible Unencumbered Pool Asset Qualification Documents

With respect to any parcel of Real Estate of the Borrower or a Subsidiary Guarantor proposed to be included as an Unencumbered Pool Asset, each of the following:

(a) Description of Property. A narrative description of the Real Estate, the improvements thereon and the tenants, Leases, including, without limitation, the type of Medical Property or Medical Properties located on such Real Estate, a description of the unit mix, scheduled rents and ancillary fees, building age, fire protection attributes (such as sprinkler systems) and emergency call system of such Real Estate and a monthly occupancy history for twelve (12) month period immediately preceding the date on which such Real Estate is to be included as an Unencumbered Pool Asset (or, if such Real Estate has not been in operation for twelve (12) months or more, such period of time such Real Estate has been in operation).

(b)          Rent Roll. A rent roll for such Real Estate complete as of a recent date and indicating vacant units, market rents for such units and any residents that are subsidized by any State or federal programs, each of which shall be in form and substance reasonably satisfactory to the Agent.

(c)          Authority Documents. If such Real Estate is held by a Subsidiary Guarantor, such organizational and formation documents of such Subsidiary Guarantor as the Agent shall require.

(d)          Enforceability Opinion. If required by the Agent, the favorable legal opinion of counsel to the Borrower or such Subsidiary Guarantor, from counsel reasonably acceptable to the Agent, addressed to the Lenders and the Agent covering the enforceability of the Joinder Agreement and such other matters as the Agent shall reasonably request.

(e)          UCC Certification. A certification from the Title Insurance Company, records search firm, or counsel satisfactory to the Agent that a search of the appropriate public records disclosed no conditional sales contracts, security agreements, chattel mortgages, leases of personalty, financing statements or title retention agreements which affect any property, rights or interests of the Borrower or such Subsidiary Guarantor except to the extent that the same are discharged and removed prior to or simultaneously with the inclusion of the Real Estate as an Unencumbered Pool Asset.

(f)          Bankruptcy and Litigation Searches. Bankruptcy and litigation searches with respect to Borrower or Subsidiary Guarantor owning or leasing such Real Estate performed by a search firm reasonably acceptable to Agent in such jurisdictions as Agent may reasonably require, which searches shall be satisfactory to Agent.

(g)          Property Manager. A description of the Operator or property manager of such Real Estate, unless such Person is a nationally-recognized property manager that manages assets in an aggregate amount in excess of 1,000,000 square feet, and such Person’s most recent annual audited and interim financial statements.

Schedule 5.3 – Page 1

(h)          Operating Statements. Operating statements for such Real Estate in the form of such statements delivered to the Lenders under §7.4(d) covering each of the eight fiscal quarters ending immediately prior to the addition of such Real Estate as an Unencumbered Pool Asset, the year to date and the immediately preceding twelve (12) month period, in each case, to the extent available.

(i)          Budget. An operating and capital expenditure budget for such Real Estate, together with a thirty-six (36) month cash flow projection.

(j)          Covenant Compliance. A Compliance Certificate demonstrating compliance with all covenants, representations and warranties set forth in the Loan Documents after giving effect to the inclusion of such parcel as an Unencumbered Pool Asset.

(k)          Tenant Information. Financial information from each tenant of an Unencumbered Pool Asset as required by the Agent, to the extent (i) the Borrower or any Subsidiary Guarantor has such information or can obtain it pursuant to the applicable Lease or is otherwise publicly available and (ii) the Borrower or such Subsidiary Guarantor is not prohibited from disclosing such information under the applicable Lease.

(l)          Guarantor Documents. With respect to Real Estate owned by a Subsidiary, the Joinder Agreement and such other documents, instruments, reports, assurances, or opinions as the Agent may reasonably require.

(m)          Unencumbered Pool Certificate. An Encumbered Pool Certificate demonstrating the Unencumbered Pool Availability after giving effect to the inclusion of such parcel as an Unencumbered Pool Asset.

(n)          Additional Documents. Such other agreements, documents, certificates, reports or assurances as the Agent may reasonably require.

Schedule 5.3 – Page 2

SCHEDULE 6.3

TITLE TO PROPERTIES

NONE.

Schedule 6.3 – Page 1

SCHEDULE 6.5

NO MATERIAL CHANGES

NONE.

Schedule 6.5 – Page 1

SCHEDULE 6.7

PENDING LITIGATION

NONE.

Schedule 6.7 – Page 1

SCHEDULE 6.10

TAX STATUS AND TAXPAYER IDENTIFICATION NUMBERS

#	Entity	TIN
1	American Realty Capital Healthcare Trust Operating Partnership, O.P.	27-3306526
2	American Realty Capital Healthcare Trust, Inc.	27-3306391
3	ARHC DDRKFIL001, LLC	45-2685274
4	ARHC BHPAWMI01, LLC	90-0899104
5	ARHC CCMKAIN01, LLC	90-0842035
6	ARHC GRFTWTX01, LLC	90-0884835
7	ARHC PHHBGPA01, LLC	36-4732508
8	ARHC BCCHIIL01, LLC	35-2464311
9	ARHC BHDOUGA01 TRS, LLC	80-0866305
10	ARHC BHDOUGA01, LLC	80-0866453
11	ARHC BHNEWGA01 TRS, LLC	32-0392986
12	ARHC BHNEWGA01, LLC	37-1706127
13	ARHC BHPALFL01 TRS, LLC	90-0906617
14	ARHC BHPALFL01, LLC	35-2459637
15	ARHC BHSTOGA01 TRS, LLC	80-0866324
16	ARHC BHSTOGA01, LLC	90-0906721
17	ARHC BHSUGGA01 TRS, LLC	80-0866264
18	ARHC BHSUGGA01, LLC	90-0906645
19	ARHC BLDTNTX001, LLC	37-1661479
20	ARHC BRBRITN01, LLC	30-0759181
21	ARHC CHWLBNJ001, LLC	37-1658424
22	ARHC CHWLBNJ002, LLC	80-0816435
23	ARHC CMLMSCA001, LLC	45-3169521
24	ARHC DDMTRAR001, LLC	45-2685188
25	ARHC DDPLIIN01, LLC	80-0813103
26	ARHC FDMTRLA01, LLC	38-3875106
27	ARHC HFSFDMI01, LLC	80-0802192
28	ARHC MHMISIN01, LLC	90-0920454
29	ARHC MHWYOMI01,LLC	61-1700918
30	ARHC NSALBNY01, LLC	80-0879069
31	ARHC NVPHXAZ01,LLC	80-0879154
32	ARHC PCNWNGA01, LLC	90-0821579
33	ARHC RCAURIL01, LLC	36-4747887
34	ARHC RCAURIL02, LLC	90-0920532
35	ARHC SMSVLTX01, LLC	90-0839488
36	ARHC TCARLTX01, LLC	80-0813311

Schedule 6.10 – Page 1

SCHEDULE 6.14

CERTAIN TRANSACTIONS

NONE.

Schedule 6.14 – Page 1

SCHEDULE 6.20(a)

SUBSIDIARIES OF REIT

[ATTACHED]

Schedule 6.20(A) – Page 1

SCHEDULE 6.20(b)

UNCONSOLIDATED AFFILIATES OF REIT AND ITS SUBSIDIARIES

NONE.

Schedule 6.20(B) – Page 1

SCHEDULE 6.24

OTHER DEBT

Assignment of Membership Interests (Security Agreement), dated as of September 19, 2011, by ARHC CTCRCNV001, LLC, a Delaware limited liability company, ARHC DMLSVNV001, LLC, a Delaware limited liability company, ARHC BAPHXAZ001, LLC, a Delaware limited liability company, as borrower (collectively, “Initial Borrower”), and American Realty Capital Healthcare Trust Operating Partnership, L.P. a Delaware limited partnership, as grantor (“Grantor”), jointly and severally in favor of General Electric Capital Corporation, a Delaware corporation, as administrative agent for certain lenders (“GE”), as amended by that certain Joinder Agreement to Assignment of Membership Interests (Security Agreement), dated as of November 22, 2011, executed by ARHC SCTMBTX001, LLC, a Delaware limited liability company, ARHC GBSNATX001, LLC, a Delaware limited liability company, and ARHC RRDALTX001, LLC, a Delaware limited liability company (collectively, “Additional Borrower” and, together with Initial Borrower, “Borrower”), and acknowledged and agreed to by Initial Borrower, Grantor and GE, and as further amended by that certain Joinder Agreement to Assignment of Membership Interests (Security Agreement), dated as of May 10, 2012, executed by ARHC VHSNACA001, LLC, a Delaware limited liability company, and ARHC RRHUSTX001, LLC, a Delaware limited liability company, and acknowledged and agreed to by Borrower, Grantor and GE.

Schedule 6.24 – Page 1

SCHEDULE 6.32

HEALTHCARE REPRESENTATIONS

NONE.

Schedule 6.32 – Page 1

EXHIBITS AND SCHEDULES

Exhibit A	FORM OF JOINDER AGREEMENT

Exhibit B	FORM OF TERM LOAN NOTE

Exhibit C	FORM OF REVOLVING CREDIT NOTE

Exhibit D	FORM OF SWING LOAN NOTE

Exhibit E	FORM OF REQUEST FOR REVOLVING CREDIT LOAN

Exhibit E-1	FORM OF REQUEST FOR TERM CREDIT LOAN

Exhibit F	FORM OF LETTER OF CREDIT REQUEST

Exhibit G	FORM OF LETTER OF CREDIT APPLICATION

Exhibit H	FORM OF UNENCUMBERED POOL CERTIFICATE

Exhibit I	FORM OF COMPLIANCE CERTIFICATE

Exhibit J	FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

Schedule 1.1	LENDERS AND COMMITMENTS

Schedule 1.2	UNENCUMBERED POOL ASSETS

Schedule 4.3	ACCOUNTS

Schedule 5.3	ELIGIBLE UNENCUMBERED POOL ASSET QUALIFICATION DOCUMENTS

Schedule 6.3	TITLE TO PROPERTIES

Schedule 6.5	NO MATERIAL CHANGES

Schedule 6.7	PENDING LITIGATION

Schedule 6.10	TAX STATUS AND TAXPAYER IDENTIFICATION NUMBER

Schedule 6.14	CERTAIN TRANSACTIONS

Schedule 6.20(A)	SUBSIDIARIES OF REIT

Schedule 6.20(B)	UNCONSOLIDATED AFFILIATES OF REIT AND ITS SUBSIDIARIES

Schedule 6.24	OTHER DEBT

Schedule 6.32	HEALTHCARE REPRESENTATIONS

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(continued)

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(continued)

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(continued)

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(continued)

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(continued)

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(continued)

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